UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZILA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Zila, Inc.
Series B Convertible Preferred Stock, par value $0.001 per share, of Zila, Inc.
Options to purchase shares of Zila, Inc. Common Stock
Warrants to purchase shares of Zila, Inc. Common Stock
Senior Secured Convertible Notes (convertible into shares of Zila, Inc. Common Stock)

2)	Aggregate number of securities to which transaction applies:

10,455,821.72 shares of Zila, Inc. Common Stock and 100,000 shares of Zila, Inc. Series B Convertible Preferred Stock. Options to purchase 50,000 shares of Zila, Inc. Common Stock at an exercise price of $0.34 per share (options to purchase an additional 354,809.09 shares provide for exercise prices in excess of the per share merger consideration described below and will be cancelled without payment). Zila, Inc.’s Senior Secured Convertible Notes, which are convertible into 779,221 shares of Zila, Inc. Common Stock, are subject to a separate agreement and will receive consideration in that transaction, but will not receive any consideration in this transaction. Warrants to purchase 171,429 shares of Zila, Inc. Common Stock will be converted into the right to receive the per share merger consideration payable to holders of Zila, Inc. Common Stock upon payment of their exercise price (which is equal to $15.54 per share). Warrants to purchase 1,212,995 shares of Zila, Inc. Common Stock (with an exercise price of $14.63 per share) will remain outstanding.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined by adding (i) 10,455,821.72 shares of Zila, Inc. Common Stock multiplied by $0.38 per share, plus (ii) 50,000 shares underlying in-the-money stock options multiplied by the excess of $0.38 per share over the $0.34 exercise price applicable to such stock options, plus (iii) 100,000 shares of Zila, Inc. Series B Convertible Preferred Stock multiplied by $0.44 per share. The other securities described above were not included for purposes of calculating the proposed maximum aggregate value of the transaction because no consideration will be paid to holders of such securities in connection with the transaction.

4)	Proposed maximum aggregate value of transaction:

$4,019,212

5)	Total fee paid:

$224.27 (calculated by multiplying the proposed maximum aggregate value of the transaction by the fee payable in accordance with Section 14(g) of the Securities Act of 1933, as amended, or $55.80 per $1,000,000)
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ZILA, INC.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona, 85254-1770

July [  ], 2009
Scottsdale, Arizona

To the Holders of Capital Stock of Zila, Inc.:

You are cordially invited to attend a special meeting of stockholders of Zila, Inc., a Delaware corporation (“ZILA”), on Friday, August 21, 2009, at 8:00 a.m. Arizona time. The special meeting will be held at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254.

On June 25, 2009, our Board of Directors approved and we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TOLMAR Holding, Inc., a Delaware corporation (“TOLMAR”), and Project Z Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TOLMAR (“Acquisition Sub”). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR (the “Merger”). If the Merger is completed, (i) holders of shares of our common stock will be entitled to receive $0.38 in cash, without interest and less any applicable withholding taxes, for each share of ZILA common stock that they own immediately prior to the completion of the Merger, and (ii) holders of our Series B Convertible Preferred Stock (the “Series B Preferred”) will be entitled to receive $0.44 in cash, without interest and less any applicable withholding taxes, for each share of Series B Preferred that they own immediately prior to the completion of the Merger, as more fully described in the enclosed proxy statement. This per share consideration is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding ZILA shares (or securities convertible or exchangeable into or exercisable for ZILA shares) between the date of the Merger Agreement and the effective time of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety. If the Merger is completed, ZILA will no longer be a publicly traded company.

At the special meeting, holders of our common stock will be asked to adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including the Merger. After careful consideration, our Board of Directors has unanimously (with the exception of J. Steven Garrett, who did not participate in the consideration of the Merger Agreement or the proposed Merger because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair, advisable and in the best interests of ZILA and its stockholders. In addition, Columbia West Capital, LLC rendered a written opinion to our Board of Directors dated June 10, 2009 to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration to be paid by TOLMAR in connection with the Merger is fair to ZILA’s stockholders from a financial point of view. Accordingly, our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger. Holders of record of our common stock and the Series B Preferred at the close of business on July 2, 2009, the record date for the special meeting, are entitled to receive notice of and to attend the special meeting. Only holders of record of our common stock as of the close of business on July 2, 2009 are entitled to vote at the special meeting or any adjournment thereof.

The proxy statement attached to this letter provides you with information about the Merger Agreement, the proposed Merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain information about ZILA from us or from documents filed with the Securities and Exchange Commission.

Your vote is very important.  The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of holders of at least a majority of the outstanding shares of ZILA common stock that are entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, we request that you cast your vote either by completing and returning the enclosed proxy card as promptly as possible or by submitting your proxy or voting instructions by telephone or Internet. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you fail to vote by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the adoption of the Merger Agreement and the approval of the Merger.

Thank you in advance for your cooperation and continued support of ZILA.

Sincerely,

David R. Bethune
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July [  ], 2009 and is first being mailed to the stockholders on or about July [  ], 2009.

ZILA, INC.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona, 85254-1770

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, AUGUST 21, 2009

July [  ], 2009
Scottsdale, Arizona

The Board of Directors of Zila, Inc., a Delaware corporation (“ZILA”), is furnishing you with this proxy statement in connection with its solicitation of your proxy, in the form enclosed, for use at a special meeting of stockholders to be held on Friday, August 21, 2009, at 8:00 a.m. Arizona time. The special meeting will be held at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254.

The purpose of the special meeting is to:

1. Consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated June 25, 2009, by and among TOLMAR Holding, Inc., a Delaware corporation (“TOLMAR”), Project Z Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and ZILA, a copy of which is attached as Annex A to the accompanying proxy statement, and to approve the transactions contemplated thereunder (including the merger of Acquisition Sub with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR, which is referred to in the attached proxy statement as the “Merger”);

2. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adopting the Merger Agreement and approving the Merger; and

3. Consider and take action upon any other matter that may properly come before the special meeting of stockholders or any adjournment(s) or postponement(s) of the meeting.

After careful consideration, our Board of Directors has unanimously (with the exception of J. Steven Garrett, who did not participate in the consideration of the Merger Agreement because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) approved the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair to, advisable and in the best interests of ZILA and its stockholders. Accordingly, our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger.

Holders of record of our common stock and the Series B Preferred at the close of business on July 2, 2009, the record date for the special meeting, are entitled to receive notice of and to attend the special meeting. Only holders of record of our common stock as of the close of business on July 2, 2009 are entitled to vote at the special meeting or any adjournment thereof. These proxy solicitation materials are being sent to our stockholders entitled to vote at the special meeting on or about July [  ], 2009.

Your proxy is being solicited by ZILA’s Board of Directors.  We urge you to vote as soon as possible whether or not you plan to attend the special meeting to assure your representation at such meeting. For your convenience, and to help reduce expenses, you may vote through the telephone or the Internet as instructed on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States. You may revoke a previously delivered proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting.

Holders of ZILA’s common stock who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if the Merger is completed, subject to the satisfaction of the requirements for exercising and perfecting such rights under Delaware law, which are summarized in the attached proxy statement. Holders of ZILA’s Series B Convertible Preferred Stock are not entitled to vote at the special meeting but do have the right to seek appraisal of the fair value of their shares.

IMPORTANT NOTICE

FOR THE MERGER AGREEMENT TO BE APPROVED BY OUR STOCKHOLDERS, A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK (AS OF THE RECORD DATE FOR THE SPECIAL MEETING) MUST BE VOTED IN FAVOR OF THE MERGER AGREEMENT. ACCORDINGLY, IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. PLEASE VOTE YOUR SHARES.

ZILA, INC.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona, 85254-1770

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, AUGUST 21, 2009

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Zila, Inc., a Delaware corporation, for use at the special meeting of stockholders to be held on Friday, August 21, 2009 at 8:00 a.m. Arizona time, and at any adjournment or postponement thereof, at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254. These proxy solicitation materials will be mailed on or about July [  ], 2009 to all stockholders entitled to vote at the special meeting.

References to “ZILA,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Zila, Inc. and its subsidiaries unless the context indicates otherwise.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 51.

The Special Meeting (See Page 14)

Proposal

At the special meeting of stockholders, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated June 25, 2009 by and among TOLMAR Holding, Inc., a Delaware corporation (“TOLMAR”), Project Z Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TOLMAR (“Acquisition Sub”), and ZILA, and to approve the transactions contemplated under the Merger Agreement, including the merger of Acquisition Sub with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR (the “Merger”).

Record Date

All holders of record of our common stock as of the close of business on July 2, 2009, which is the record date for the special meeting, are entitled to notice of, attend and vote at the special meeting. You will have one vote for each share of common stock that you owned as of the record date. On the record date, there were 10,455,821.72 shares of common stock issued and outstanding and entitled to vote at the special meeting.

Quorum

The holders of a majority of the shares of our common stock that were issued and outstanding on the record date and entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.

Proxies; Revocation

You may vote by returning the enclosed proxy, submitting a proxy by telephone or Internet or by appearing and voting at the special meeting in person. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Proxies may be revoked if you: (i) deliver a signed, written revocation letter prior to the special meeting of stockholders, dated later than the proxy, to Gary V. Klinefelter, Vice President, General Counsel and Secretary of Zila, Inc., at 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770; (ii) deliver a signed proxy prior to the special meeting of stockholders, dated later than the first one, to Computershare Investor Services,

Proxy Unit, 350 Indiana Street, Suite 800, Golden, Colorado 80401; (iii) vote your shares by telephone or the Internet prior to the special meeting of stockholders differently than you did originally, using the same procedures for those methods; or (iv) attend the special meeting of stockholders and vote in person or by proxy. Simply attending the special meeting will not constitute revocation of your proxy. If you wish to revoke your previously submitted proxy at the special meeting, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt the Merger Agreement and to approve the Merger. Because the required vote is based on the number of shares of our common stock issued and outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes and abstentions) will have the same effect as voting against the Merger. Holders of our Series B Convertible Preferred Stock (the “Series B Preferred”) are not entitled to vote at the special meeting of stockholders.

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal.

The holders of the Senior Secured Notes (as defined below) have agreed to vote their shares in favor of adopting the Merger Agreement and approving the Merger. In addition, ZILA’s directors and executive officers anticipate executing Transaction Support Agreements with TOLMAR, which will provide that unless the Merger Agreement is terminated, they will vote their shares in favor of adopting the Merger Agreement and approving the Merger.

The Parties to the Merger (See Page 16)

ZILA, headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. We manufacture and market ViziLite® Plus with TBlue® (“ViziLite® Plus”), our flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the U.S. Food and Drug Administration (“FDA”) for use in a population at increased risk for oral cancer. In addition, ZILA designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of our products are marketed and sold in the United States and Canada primarily through our direct field sales force and telemarketing organization. Our products are marketed and sold in other international markets through the sales forces of third party distributors. Historically, our marketing programs have reached most U.S. dental offices by direct marketing efforts and various media outlets. However, because of cost control and cash preservation initiatives, during fiscal 2009 we have significantly reduced our marketing efforts, which has impacted our reach to new and existing customers. We are an approved American Dental Association continuing education provider and recently submitted our renewal applicable to the Academy of General Dentistry to continue as an approved continuing education provider.

TOLMAR’s primary operating subsidiary, TOLMAR, Inc., is a Colorado-based pharmaceutical research, development, manufacturing and commercial operations company. TOLMAR, Inc. develops and manufacturers both proprietary and generic pharmaceutical products with specific focus in therapeutic areas of dental, dermatology, and oncology. The company’s strengths include a proven developmental, clinical, regulatory and manufacturing infrastructure with highly trained and experienced staff. TOLMAR, Inc.’s lead dental product is ATRIDOX®, which is the only locally applied antimicrobial that is clinically proven for all three of the following indications: gain in clinical attachment, reduction in probing depth, and reduction in bleeding on probing. TOLMAR, Inc. also manufactures and sells ATRISORB® FreeFlowtm and Atrisorb®-D FreeFlowtm, which are bioabsorbable guided tissue regeneration barriers indicated for use in periodontal surgical procedures.

Acquisition Sub was formed solely for the purpose of completing the Merger. Acquisition Sub is a wholly-owned subsidiary of TOLMAR and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

The Merger (See Page 16)

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time, Acquisition Sub will merge with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR. Each holder of shares of common stock of ZILA will be entitled to receive $0.38 in cash, without interest and less any applicable withholding taxes, for each share of common stock such holder owns immediately prior to the completion of the Merger (the “Common Stock Merger Consideration”), and each holder of ZILA’s Series B Preferred will be entitled to receive $0.44 in cash, without interest and less any applicable withholding taxes, for each share of Series B Preferred such holder owns immediately prior to the completion of the Merger, as more fully described in the enclosed proxy statement. This per share consideration is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding ZILA shares (or securities convertible or exchangeable into or exercisable for ZILA shares) between the date of the Merger Agreement and the effective time of the Merger.

Certain Effects of the Merger (See Page 27)

As a result of the Merger, ZILA will cease to be a publicly traded company. Holders of our common stock and Series B Preferred will not own any shares of the surviving corporation and will not have any continuing rights as a stockholder.

Treatment of Warrants, Options and Restricted Stock (See Page 36)

Warrants.  The treatment of outstanding warrants to purchase our common stock will vary depending on their respective terms. By virtue of the Merger, certain of our warrants will automatically become rights to receive the Common Stock Merger Consideration in exchange for payment of their exercise price (which is equal to $15.54 per share). Certain other warrants (with an exercise price of $14.63 per share) will remain outstanding. Of these warrants that would otherwise remain outstanding, ZILA is obligated under the terms of the Merger Agreement to attempt to cancel them prior to the closing of the Merger.

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding options to purchase common stock under our equity incentive plans will become immediately vested and exercisable in full. At the effective time of the Merger, each then outstanding option will, by virtue of the Merger, be converted into and will become a right to receive an amount in cash, without interest and less any applicable withholding taxes, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such option, and each such option will terminate at the effective time. Only 50,000 stock options have an exercise price less than the Common Stock Merger Consideration and thus will receive any payment in connection with the Merger.

Restricted Stock.  At the effective time and by virtue of the Merger, the restrictions on the restricted stock issued and outstanding immediately before the effective time will lapse, and such restricted stock will be treated as common stock for purposes of receiving the merger consideration.

Recommendation of Our Board (See Page 24)

After careful consideration, our Board has unanimously (with the exception of J. Steven Garrett, who did not participate in the consideration of the Merger Agreement because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) approved the Merger Agreement and the transactions contemplated by the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair, advisable and in the best interests of ZILA and its stockholders. In addition, our Board engaged Columbia West Capital, LLC (“Columbia West”), an investment bank, to advise it in connection with considering the proposed Merger. Columbia West has rendered a written opinion to our Board dated June 10, 2009 to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration to be paid by TOLMAR in connection with the Merger is fair to ZILA’s stockholders from a financial point of view. Accordingly, our Board recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger.

In reaching its decision, our Board evaluated a variety of business, financial and market factors and consulted with our management team and our legal and financial advisors. See “The Merger — Reasons for the Merger” beginning on page 21 for a description of the factors that the Board considered in reaching its decision.

Interests of ZILA’s Directors and Executive Officers in the Merger (See Page 28)

Our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders. Specifically:

•	our directors and executive officers will be entitled to receive the consideration for their cancelled stock awards described under “Treatment of Warrants, Options and Restricted Stock” beginning on page 36;

•	certain of our executive officers and other key management employees with whom we have entered into employment letters may be entitled to severance benefits if they are not retained by TOLMAR and the surviving corporation;

•	our directors and executive officers will be entitled to the continuation of certain indemnification and directors and officers liability insurance arrangements following the Merger; and

•	certain of our directors and executive officers have past or present relationships with TOLMAR and/or its employees.

Payment for Shares of Stock; Procedure for Receiving Merger Consideration (See Page 37)

Promptly following the effective time of the Merger, a payment agent will mail a letter of transmittal and instructions to you and the other ZILA stockholders. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, but you should return your stock certificates with the letter of transmittal.

Opinion of ZILA’s Financial Advisor (See Page 24)

Our Board considered the financial analyses and opinion of Columbia West delivered orally to our Board and confirmed in writing, to the effect that, as of June 10, 2009, and based upon and subject to the factors and assumptions set forth therein, the total value of the proposed merger consideration to be received in the aggregate by the holders of shares of our common stock and Series B Preferred pursuant to the Merger Agreement which amounts were proposed to be $0.28 per share and $0.32 per share, respectively, as of the date on which the letter was delivered, was fair from a financial point of view to our stockholders as a whole. The full text of the written opinion of Columbia West, dated June 10, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference.

Columbia West provided its opinion for the information and assistance of our Board in connection with its consideration of the Merger. Columbia West’s opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the adoption of the Merger Agreement or any other matter.

Material United States Federal Income Tax Consequences (See Page 31)

The exchange of shares for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares surrendered. Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (See Page 42)

Before we can complete the Merger, the following conditions must be satisfied:

•	the Merger Agreement must be adopted by holders of a majority of the shares of our common stock entitled to vote at the special meeting;

•	the number of dissenting shares in the form of ZILA common stock must not exceed 15% of the total number of shares of our common stock entitled to vote at the special meeting;

•	we must receive certain third-party consents required under the Merger Agreement;

•	at least 70% of the warrants to purchase ZILA common stock that we issued in our November 2006 private placement must be cancelled (or we must obtain from the holders of such warrants enforceable agreements to cancel at least 70% of such warrants as of the effective time of the Merger);

•	the representations and warranties of all parties to the Merger Agreement set forth therein must have been true and correct in all respects as of the date of the Merger Agreement;

•	certain specified representations and warranties of ZILA must be true and correct in all material respects (unless qualified by materiality, in which case they must be true and correct in all respects) as of the effective time of the Merger;

•	certain specified representations and warranties of ZILA must be true and correct in all respects as of the effective time of the Merger, except for inaccuracies that would not constitute a material adverse change with respect to ZILA;

•	all parties to the Merger Agreement must have performed and complied with all of their respective covenants specified in the Merger Agreement in all material respects (unless qualified by materiality, in which case they must have performed and complied with such covenants in all respects) through the closing of the Merger;

•	no legal proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (iii) adversely affect TOLMAR’s right to own the capital stock of and control the surviving corporation and its subsidiaries after the Merger, or (iv) adversely affect the right of the surviving corporation and/or its subsidiaries to own their assets and operate their business; and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

•	all parties to the Merger Agreement must have delivered the closing certificates prescribed thereunder;

•	all governmental authorizations and other consents required to be obtained in connection with the Merger must be obtained;

•	TOLMAR and Acquisition Sub must receive the resignations (effective as of the closing of the Merger) of each director of ZILA and our subsidiaries; and

•	certain conditions to TOLMAR, Inc.’s obligation to purchase ZILA’s Senior Secured Convertible Notes from the holders thereof (pursuant to a Senior Note Purchase Agreement by and among such parties) must have been satisfied or waived, and there must be no outstanding material breach by the noteholders of such Senior Note Purchase Agreement.

Under the Merger Agreement, TOLMAR, Inc. is entitled to waive, in writing, some of the above conditions to the Merger including, without limitation, the condition that the number of dissenting shares in the form of ZILA common stock not exceed 15% of the total number of shares of our common stock and the condition that at least 70% of the warrants to purchase ZILA common stock that we issued in our November 2006 private placement must be cancelled.

Restrictions on Solicitations of Other Offers (See Page 41)

The Merger Agreement requires us to immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any third-party with respect to an acquisition proposal relating to ZILA. The

Merger Agreement prohibits us from initiating, facilitating or encouraging any offers from a third-party regarding an alternative acquisition of ZILA, and it prohibits us from engaging in discussions or negotiations, or actually entering into an agreement with a third-party regarding an alternative acquisition of ZILA. Notwithstanding these prohibitions, under certain circumstances required for our Board to comply with its fiduciary duties, our Board may respond to an unsolicited alternative acquisition proposal that is (or would reasonably be expected to lead to) a superior proposal (as that term is defined in the Merger Agreement).

Termination of the Merger Agreement (See Page 43)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained, upon the following:

•	by mutual agreement of ZILA, TOLMAR and Acquisition Sub;

•	by TOLMAR if:

•	we have breached any representation, warranty or covenant in the Merger Agreement that would, if such breach were continuing at the effective time of the Merger, cause a closing condition to not be satisfied, TOLMAR or Acquisition Sub has notified us in writing of the breach, and the breach has continued without cure for a period of 30 days after the written notice of breach;

•	the Merger is not consummated by November 22, 2009 (unless the failure results primarily from TOLMAR or Acquisition Sub breaching any representation, warranty or covenant contained in the Merger Agreement);

•	the Senior Note Purchase Agreement is terminated by any party thereto; or

•	our Board has (i) (A) withdrawn or modified in a manner adverse to TOLMAR, the approval or recommendation by our Board of the Merger, (B) approved or recommended any alternative acquisition proposal, (C) approved or recommended, or allowed ZILA to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (x) constituting or related to, or that is intended to or could reasonably be expected to lead to, any alternative acquisition proposal or (y) requiring ZILA to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any alternative acquisition proposal or (ii) taken a position contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any alternative acquisition proposal other than recommending rejection of such alternative acquisition proposal.

•	by ZILA if:

•	TOLMAR or Acquisition Sub has breached any representation, warranty or covenant in the Merger Agreement in any material respect, we have notified TOLMAR and Acquisition Sub in writing of the breach, and the breach has continued without cure for a period of 30 days after the written notice of breach;

•	the Merger is not consummated by November 22, 2009 (unless the failure results primarily from ZILA breaching any representation, warranty or covenant contained in the Merger Agreement); or

•	prior to obtaining stockholder approval of the Merger Agreement in order to enter into an agreement relating to a superior proposal, but only if (i) such superior proposal did not result, directly or indirectly, from a breach by ZILA of Section 5.8 of the Merger Agreement, and (ii) (A) our Board has first provided prior written notice to TOLMAR that it is prepared to terminate the Merger Agreement to enter into an agreement with respect to a superior proposal, and (B) TOLMAR does not make, within five business days after the receipt of such notice, a binding, written and complete proposal that ZILA’s Board determines in good faith, after consultation with its legal and financial advisors, that causes the alternative acquisition proposal that had constituted a superior proposal to no longer constitute a superior proposal.

•	by either TOLMAR or ZILA by giving written notice to the other party if our stockholders do not adopt the Merger Agreement at the special meeting.

Termination Fees and Expenses (See Page 44)

We will be required to pay TOLMAR’s expenses (including legal fees and expenses) incurred in connection with the Merger Agreement, not to exceed $200,000, as well as a termination fee of $300,000 if:

•	the Merger Agreement is terminated by TOLMAR because our Board has (i) (A) withdrawn or modified, in a manner adverse to TOLMAR, the approval or recommendation by our Board of the Merger, (B) approved or recommended any alternative acquisition proposal, (C) approved or recommended, or allowed ZILA to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (x) constituting or related to, or that is intended to or could reasonably be expected to lead to, any alternative acquisition proposal or (y) requiring ZILA to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any alternative acquisition proposal or (ii) taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any alternative acquisition proposal other than recommending rejection of such alternative acquisition proposal;

•	the Merger Agreement is terminated by ZILA in order for ZILA to enter into an agreement relating to a superior proposal; or

•	the Merger Agreement is terminated by TOLMAR because ZILA breached a representation, warranty or covenant in the Merger Agreement, which breach would have, if such breach were continuing at the effective time of the Merger, caused a closing condition to not be satisfied.

In addition, if the Merger Agreement is terminated because our stockholders do not adopt the Merger Agreement or the Merger is not consummated by November 22, 2009, and at or before the date of termination an alternative acquisition proposal has been made or announced, then:

•	we will be required to pay TOLMAR’s expenses (including legal fees) incurred in connection with the Merger Agreement, not to exceed $200,000, if, within 12 months after the termination, ZILA enters into an agreement with respect to such alternative acquisition proposal; and

•	we will be required to pay TOLMAR a termination fee of $300,000 if, within 12 months after the termination, any such alternative acquisition is consummated.

Appraisal Rights (See Page 48)

Under Delaware law, if you do not vote for adoption of the Merger Agreement and, prior to the adoption of the Merger Agreement at the special meeting, you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware (the “DGCL”), you may elect to receive, in cash, the fair value of your shares of common stock in lieu of the Common Stock Merger Consideration, as determined by the Delaware Court of Chancery. Holders of Series B Preferred Stock are not entitled to vote at the special meeting, but do have the right to seek appraisal of the fair value of their shares of Series B Preferred in lieu of the $0.44 per share otherwise payable to them under the terms of the Merger Agreement. The judicially determined appraisal amount could be more or less than, or the same as, the consideration provided for under the Merger Agreement.

In order to exercise appraisal rights, you must demand and perfect the rights in accordance with Section 262 of the DGCL, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Market Price of Common Stock (See Page 46)

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “ZILA.” The closing sale price of common stock on the NASDAQ Capital Market on June 24, 2009, the last trading day prior to board approval of the Merger Agreement, was $0.32 per share. The $0.38 per share to be paid for each share of common stock in the Merger represents a premium of approximately 18% to the closing price on June 24, 2009. The closing sale price of our common stock as reported on July [  ], 2009, the last trading day before the date of this proxy statement, was $[     ].

Senior Note Purchase Agreement [See Page 34)

TOLMAR, Inc., an affiliate of TOLMAR, entered into a Senior Note Purchase Agreement with Visium Balanced Master Fund, Ltd. and Atlas Master Fund, Ltd., dated May 6, 2009 (the “Senior Note Purchase Agreement”), pursuant to which TOLMAR, Inc. agreed to purchase for $5,000,000 in cash all of our Third Amended and Restated Senior Secured Notes (the “Senior Secured Notes”), which are currently outstanding in the aggregate principal amount at maturity of $12,000,000. The Senior Note Purchase Agreement provides, among other things, that, without TOLMAR, Inc.’s prior written consent, the holders of the Senior Secured Notes are prohibited from exercising certain rights available to them under the terms of the Senior Secured Notes. TOLMAR, Inc.’s obligation to purchase the Senior Secured Notes is conditioned upon certain things and events, including the completion of the Merger, but TOLMAR, Inc. is entitled to waive that condition and purchase the Senior Secured Notes even if the Merger is not completed. The Senior Note Purchase Agreement may be terminated by either or both of the parties under certain circumstances, including mutual written consent.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 51.

Q.	What is the proposed transaction?

A.	The proposed transaction involves the acquisition of ZILA and its subsidiaries by TOLMAR. Once the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Acquisition Sub, a wholly-owned subsidiary of TOLMAR, will merge with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR, and you will no longer own any interest in ZILA. ZILA will cease to be a publicly traded company following the completion of the Merger.

Q.	As a stockholder, what will I receive in the Merger?

A.	If you own shares of our common stock, upon completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger, you will be entitled to receive $0.38 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own immediately prior to completion of the Merger. You will not own any shares in the surviving corporation.

If you own shares of our Series B Preferred, upon completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger, you will be entitled to receive $0.44 in cash, without interest and less any applicable withholding taxes, for each share of Series B Preferred that you own immediately prior to the completion of the Merger. You will not own any shares in the surviving corporation.

Q:	How will warrants, stock options and restricted stock be treated in the Merger?

A.	Warrants. The treatment of outstanding warrants to purchase our common stock will vary depending on their respective terms. By virtue of the Merger, certain of our warrants will automatically become rights to receive the Common Stock Merger Consideration in exchange for payment of their exercise price (which is equal to $15.54 per share). Certain other warrants (with an exercise price of $14.63 per share) will remain outstanding. Of these warrants that would otherwise remain outstanding, ZILA is obligated under the terms of the Merger Agreement to attempt to cancel them prior to the closing of the Merger.

Stock Options. Immediately prior to the effective time of the Merger, all outstanding options to purchase common stock under our equity incentive plans will become immediately vested and exercisable in full. At the effective time, each then outstanding option will, by virtue of the Merger, be converted into and will become a right to receive an amount in cash, without interest and less any applicable withholding taxes, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such option, and each such option will terminate at the effective time. Only 50,000 stock options have an exercise price less than the Common Stock Merger Consideration and thus will receive any payment in connection with the Merger.

Restricted Stock. At the effective time and by virtue of the Merger, the restrictions on the restricted stock issued and outstanding immediately before the effective time will lapse, and such restricted stock shall be treated as common stock for purposes of receiving the merger consideration.

Q:	When do you expect the Merger to be completed?

A:	If our stockholders approve the Merger Agreement at the special meeting, we expect to complete the Merger as soon as practicable thereafter.

Q:	If the Merger is completed, when can I expect to receive the merger consideration for my shares of stock?

A:	Immediately after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your shares of stock for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

Q.	When and where is the special meeting?

A.	The special meeting will be held on Friday, August 21, 2009 at 8:00 a.m. Arizona time, at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254.

Q.	Who can vote at and attend the special meeting?

A:	All holders of record of our common stock and the Series B Preferred at the close of business on July 2, 2009, the record date for the special meeting, are entitled to receive notice of and attend the special meeting. Only holders of our common stock as of the close of business on July 2, 2009 are entitled to vote at the special meeting or any adjournments or postponements thereof. Each share of our common stock entitles its holder to one vote on each matter properly brought before the special meeting. Holders of the Series B Preferred are not entitled to vote at the special meeting.

Q.	What vote is required for ZILA’s stockholders to approve the proposal?

A.	An affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of common stock outstanding on the record date is required to approve the proposal to adopt the Merger Agreement. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger.

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal. Abstentions have the same effect as voting against the adjournment proposal. Broker non-votes will not affect whether the adjournment proposal is approved.

The holders of the Senior Secured Notes (as defined below) have agreed to vote their shares in favor of adopting the Merger Agreement and approving the Merger. In addition, ZILA’s directors and executive officers anticipate executing Transaction Support Agreements with TOLMAR, which will provide that unless the Merger Agreement is terminated, they will vote their shares in favor of adopting the Merger Agreement and approving the Merger.

Q.	How does the merger consideration compare to the market price of common stock?

A:	The cash consideration of $0.38 for each share of our common stock represents a premium of approximately 18% to the closing price of our common stock on June 24, 2009, the last trading day before the Board approved entering into the Merger Agreement.

Q.	How does ZILA’s Board recommend that I vote?

A.	Our Board unanimously (with the exception of J. Steven Garrett, who did not participate in the consideration of the Merger Agreement because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger. The Board also recommends that you vote “FOR” the adjournment proposal.

Q.	What effects will the proposed Merger have on ZILA?

A.	As a result of the proposed Merger, ZILA will cease to be a publicly-traded company and will be wholly-owned by TOLMAR. You will no longer be a stockholder of ZILA and no longer have any interest in the future earnings or growth of ZILA. Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our common stock will no longer be listed on the NASDAQ Capital Market or any other stock exchange.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by the stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, ZILA will remain an independent, publicly traded company, and our common stock will continue to be listed and traded on the NASDAQ Capital Market (subject to our ability to comply with the requirements for continued listing prescribed by NASDAQ). Under specified circumstances, we may be required to pay TOLMAR a termination fee as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page 44.

TOLMAR, Inc., an affiliate of TOLMAR, is a party to a Senior Note Purchase Agreement with the holders of all of our outstanding Senior Secured Convertible Notes (the “Senior Secured Notes”), pursuant to which TOLMAR, Inc. has agreed to purchase the Senior Secured Notes concurrently with the Merger. We are not in compliance with the terms of the Senior Secured Notes with respect to the quarterly interest payments due January 31, 2009 and April 30, 2009, which have not been made as of the date of this filing, and we do not anticipate being able to pay the quarterly interest payment due under the Senior Secured Notes on July 31, 2009. The failures to make these payments are events of default under the Senior Secured Notes. Upon an event of default, the Senior Secured Notes may be accelerated and immediately become due and payable. We do not have sufficient resources to repay the Senior Secured Notes. In the event of acceleration, we would likely be forced to file for protection under Chapter 11 of the Federal Bankruptcy Code or liquidate ZILA under Chapter 7 of the Federal Bankruptcy Code, which would likely result in our common stock becoming worthless. Pursuant to the Senior Note Purchase Agreement, TOLMAR, Inc. has secured the agreement of the holders of the Senior Secured Notes to forbear (except in certain limited circumstances relating to our insolvency or bankruptcy) from exercising their remedies under the Senior Secured Notes until TOLMAR, Inc. acquires the Senior Secured Notes in connection with the Merger. If the Senior Note Purchase Agreement is terminated, there can be no assurance the holders of the Senior Secured Notes will continue to forbear from declaring an event of default and accelerating the Senior Secured Notes.

Q.	How do I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If your broker, bank or other nominee does not have discretionary authority to vote your shares and if you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

• by delivering a signed, written revocation letter prior to the special meeting of stockholders, dated later than the proxy, to Gary V. Klinefelter, Vice President, General Counsel and Secretary of Zila, Inc., at 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770;

• by delivering a signed proxy prior to the special meeting of stockholders, dated later than the first one, to Computershare Investor Services, Proxy Unit, 350 Indiana Street, Suite 800, Golden, Colorado 80401;

• by voting your shares by telephone or the Internet prior to the special meeting of stockholders differently than you did originally, using the same procedures for those methods; or

• by attending the special meeting of stockholders and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, the above instructions do not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If your shares are registered differently or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our stockholders in the Merger. In order to receive the merger consideration, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of our common stock or the Series B Preferred, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 48.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to complete the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates to ZILA or anyone else at this time.

Q.	Who will bear the cost of this solicitation?

A:	This solicitation is being made on behalf of ZILA. Accordingly, the expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby as well as the fees, costs and expenses of a proxy solicitor will be borne by ZILA. Additional solicitation may be made in person, by telephone, or by facsimile by certain directors, officers, employees or agents of ZILA, none of whom will receive additional compensation therefor. ZILA will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q.	Who can help answer my other questions?

A:	If you have more questions about the Merger Agreement, you should contact:

Zila, Inc. 16430 North Scottsdale Road, Suite 450 Scottsdale, Arizona, 85254-1770 Attention: Gary V. Klinefelter, Vice President, General Counsel and Secretary (602) 266-6700

Georgeson Shareholder, which ZILA has retained to assist it with soliciting proxies for the special meeting, can be contacted toll-free at (877) 278-9674.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project” or “intend.” The forward-looking information is based on various factors and was derived using numerous assumptions. The forward-looking statements only reflect predictions and are not a guarantee of future performance. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the Merger;

•	the failure of the Merger to be consummated for any other reason;

•	risks that the proposed transaction disrupts current plans and operations of ZILA;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the outcome of any legal proceedings that may be instituted against ZILA and others relating to the Merger Agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the risk that ZILA could be forced to seek protection under Chapter 11 of the Federal Bankruptcy Code if a transaction like the Merger is not completed; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K, including but not limited to the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 51.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE SPECIAL MEETING

ZILA is furnishing this proxy statement to you, as a stockholder of ZILA, as part of the solicitation of proxies by our Board for use at the special meeting of stockholders and any adjournments or postponements of the special meeting.

Special Meeting:	The special meeting of stockholders will be held on Friday, August 21, 2009, at 8:00 a.m. Arizona time. The special meeting will be held at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254.

Record Date:	Close of business on July 2, 2009. If you were a holder of common stock at that time, you may vote at the meeting. Each share of common stock is entitled to one vote. You may not cumulate votes. As of the record date, there were 10,455,821.72 shares of our common stock issued and outstanding.

Agenda:	The purposes of the special meeting are to consider and act upon the following matters:

1. Consider and vote upon a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A hereto, and to approve the transactions contemplated thereunder, including the Merger;

2. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the Merger Agreement and approve the Merger; and

3. Consider and take action upon any other matter that may properly come before the special meeting of stockholders or any adjournment(s) or postponement(s) of the meeting.

Proxies Solicited By:	Georgeson Shareholder

ZILA will bear the costs of soliciting proxies for the meeting. No additional compensation will be paid to directors, officers or other regular employees in connection with the solicitation of proxies. ZILA retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses that they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

First Mailing Date:	We will mail this proxy statement on or about July [ ], 2009.

Voting Information:	Stockholders whose shares are registered in their own names may vote their shares by telephone, the Internet, mail or in person at the meeting. Voting by telephone or the Internet are the least expensive and fastest methods of voting. Your proxy card contains instructions for voting by telephone or the Internet. To vote by mail, complete and sign your proxy card and return it in the enclosed business reply envelope.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders and the nominee will be entitled to vote your shares. In order to be admitted to the special meeting of stockholders, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the special meeting of stockholders, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

Proxies:	The proxies will follow your voting instructions. Unless you tell us on the proxy card to vote differently, the proxies will vote signed, returned proxies “FOR” the proposals to (i) adopt the Merger Agreement and approve the Merger and (ii) approve any adjournments of the special meeting deemed necessary to solicit additional proxies to approve the Merger proposal. With respect to any other matters that may properly come before the special meeting, your shares will be voted in accordance with the discretion of the persons appointed as proxies.

Revoking Your Proxy:	Proxies may be revoked if you:

•   Deliver a signed, written revocation letter prior to the special meeting of stockholders, dated later than the proxy, to Gary V. Klinefelter, Vice President, General Counsel and Secretary of Zila, Inc., at 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770;

• Deliver a signed proxy prior to the special meeting of stockholders, dated later than the first one, to Computershare Investor Services, Proxy Unit, 350 Indiana Street, Suite 800, Golden, CO 80401;

• Vote your shares by telephone or the Internet prior to the special meeting of stockholders differently than you did originally, using the same procedures for those methods; or

• Attend the special meeting of stockholders and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Quorum:	The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the special meeting of stockholders is necessary to constitute a quorum at the special meeting. Shares represented at the special meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. If a quorum is not present at the special meeting, ZILA expects that the special meeting will be adjourned to solicit additional proxies. Broker non-votes will be counted as present for purposes of determining the existence of a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have specific voting instructions from the beneficial owner of the shares.

Vote Required for Approval:	The affirmative vote of holders of a majority of the outstanding shares of ZILA common stock as of the record date for the special meeting is required to approve the proposal to adopt the Merger Agreement and approve the Merger. A failure to submit a proxy card or vote at the ZILA special meeting, or an abstention, vote withheld or “broker non-vote” with respect to the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement and the approval of the Merger.

The affirmative vote of the holders of a majority of ZILA’s common stock present and entitled to vote at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to approve the proposal to adopt the Merger Agreement. An abstention will have the same effect as a vote against the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. A failure to submit a proxy card or vote at the special meeting or a “broker non-vote” will have no effect on the outcome of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

THE MERGER

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Zila, Inc.

Zila, Inc.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona 85254
(602) 266-6700

ZILA, headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. We manufacture and market ViziLite® Plus with TBlue® (“ViziLite® Plus”), our flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the U.S. Food and Drug Administration (“FDA”) for use in a population at increased risk for oral cancer. In addition, ZILA designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of our products are marketed and sold in the United States and Canada primarily through our direct field sales force and telemarketing organization. Our products are marketed and sold in other international markets through the sales forces of third party distributors. Historically, our marketing programs have reached most U.S. dental offices by direct marketing efforts and various media outlets. However, because of cost control and cash preservation initiatives, during fiscal 2009 we have significantly reduced our marketing efforts, which has impacted our reach to new and existing customers. We are an approved American Dental Association continuing education provider and recently submitted our renewal applicable to the Academy of General Dentistry to continue as an approved continuing education provider.

TOLMAR Holding, Inc.

c/o TOLMAR, Inc.
701 Centre Avenue
Fort Collins, Colorado 80526
(970) 212-4500

TOLMAR’s primary operating subsidiary, TOLMAR, Inc., is a Colorado-based pharmaceutical research, development, manufacturing and commercial operations company. TOLMAR, Inc. develops and manufacturers both proprietary and generic pharmaceutical products with specific focus in therapeutic areas of dental, dermatology, and oncology. The company’s strengths include a proven developmental, clinical, regulatory and manufacturing infrastructure with highly trained and experienced staff. TOLMAR, Inc.’s lead dental product is ATRIDOX®, which is the only locally applied antimicrobial that is clinically proven for all three of the following indications: gain in clinical attachment, reduction in probing depth, and reduction in bleeding on probing. TOLMAR, Inc. also manufactures and sells ATRISORB® FreeFlowtm and Atrisorb®-D FreeFlowtm, which are bioabsorbable guided tissue regeneration barriers indicated for use in periodontal surgical procedures.

Project Z Acquisition Sub, Inc.

Project Z Acquisition Sub, Inc.
c/o TOLMAR, Inc.
701 Centre Avenue
Fort Collins, Colorado 80526
(970) 212-4500

Acquisition Sub, a Delaware corporation, was formed solely for the purpose of completing the proposed Merger. Acquisition Sub is a wholly-owned subsidiary of TOLMAR and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

General Description of the Merger

Under the terms of the Merger Agreement, TOLMAR will acquire ZILA and its subsidiaries through the merger of Acquisition Sub with and into ZILA, with ZILA surviving as a wholly-owned subsidiary of TOLMAR. In the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.38 in cash, without interest and less any applicable withholding taxes. Each share of our Series B Preferred issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.44 in cash, without interest and less any applicable withholding taxes.

The Merger will become effective under all applicable laws upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We sometimes use the term “effective time” in this proxy statement to describe the time that the Merger will become effective under all applicable laws. If the Merger Agreement proposal is approved at the special meeting on Friday, August 21, 2009, we expect to complete the Merger on or about August 24, 2009. The affirmative vote of holders of a majority of the outstanding shares of ZILA common stock as of the record date for the special meeting is required to approve the adoption of the Merger Agreement.

Background of the Merger

During 2008 and 2009, through investment bankers, asset lenders, private equity and public and private institutional fund managers, and senior dental management contacts, ZILA had discussions regarding prospective strategic or capital raising transactions with 31 strategic buyers, 10 of which, including TOLMAR, executed non disclosure agreements; seven individual equity investors, three of whom executed non disclosure agreements; and 19 investment and private equity firms, 14 of which executed non disclosure agreements. The names of the parties that executed non disclosure agreements are subject to confidentiality and cannot be disclosed.

During this same period of time, ZILA attempted repeatedly to negotiate with the holders of our Senior Secured Notes (the “Noteholders”), without success, to allow ZILA to use its accounts receivable and inventory to secure a working capital line of credit that could be used to grow the business.

On September 23, 2008, ZILA engaged William Blair & Company (“Blair”) as its exclusive investment banker to provide financial advice with respect to strategic alternatives and to advise it in connection with debt restructuring and mergers and acquisition transactions.

On October 23, 2008, ZILA was contacted by several shareholders of a company that by virtue of various business dispositions had limited current operations but a significant amount of cash (the “Prospective Merger Partner”). The shareholders expressed interest in a merger of ZILA and the Prospective Merger Partner.

On October 27, 2008, ZILA contacted the Prospective Merger Partner’s CEO concerning this inquiry.

On October 30, 2008, David R. Bethune, our Chairman and Chief Executive Officer, and Diane E. Klein, our Vice President of Finance and Treasurer, met with the CEO, an outside director and a group of shareholders of Prospective Merger Partner to discuss a possible merger transaction.

On November 7, 2008, after indicating its doubts about the possibility of ZILA being able to arrange for a repurchase of the Senior Secured Notes at a discount acceptable to potential purchasers and with no interest from strategic buyers, Blair terminated its engagement letter with ZILA.

On November 7, 2008, Mr. Bethune sent the Prospective Merger Partner a letter indicating ZILA’s interest in pursuing a merger of the two companies.

On November 14, 2008, a mutual confidentiality and standstill agreement was executed by ZILA and the Prospective Merger Partner.

On November 17, 2008, the Prospective Merger Partner sent ZILA a list of questions regarding its history, business and prospects. ZILA responded to that inquiry on the same day.

On November 20, 2008, ZILA sent a merger proposal to the Prospective Merger Partner’s Board of Directors.

On or about November 21, 2008, Mr. Bethune sent the Prospective Merger Partner’s directors a proposed term sheet for a merger with ZILA.

On November 24, 2008, ZILA engaged Lyon Partners, Ltd. (“Lyon”) on a non exclusive basis to act as agent, consultant and advisor for the purposes of providing financial advice, including but not limited to restructuring of its senior notes and the raising of equity capital.

On December 11, 2008, our Board met and discussed the status of discussions with the Prospective Merger Partner and negotiations with the Noteholders regarding a possible discount upon prepayment.

On December 15, 2008, Mr. Bethune sent another letter to the directors of the Prospective Merger Partner with a modified merger proposal.

On December 17, 2008, the CEO of the Prospective Merger Partner responded to the December 15, 2008 letter and requested certain additional information from ZILA.

On December 19, 2008, ZILA responded to the December 17, 2008 letter enclosing the information requested by the Prospective Merger Partner’s CEO.

On January 5, 2009, Mr. Bethune sent a letter to the CEO of the Prospective Merger Partner proposing a $10,000,000 investment in ZILA, which would result in the Prospective Merger Partner owning a majority of ZILA.

In spite of the persistence on the part of ZILA, on January 15, 2009, discussions with the Prospective Merger Partner were terminated at the request of the Prospective Merger Partner.

On January 27, 2009, our Board met via teleconference. At the meeting, ZILA’s legal counsel from Snell & Wilmer discussed the duties of directors in the context of financial restructurings. In addition, Mr. Bethune gave an update on the Senior Secured Notes discount negotiation status, including the fact that the Noteholders were unwilling to discuss any significant discount to the Senior Secured Notes.

On January 31, 2009, ZILA failed to make its quarterly interest payment due on the Senior Secured Notes.

In early February, 2009, ZILA approached TOLMAR and representatives of TOLMAR began discussions with Mr. Bethune about a potential investment in ZILA. (During the summer of 2008, ZILA had included TOLMAR’s products in its educational seminars, in exchange for which TOLMAR paid ZILA aggregate fees of approximately $60,000.) On February 11, 2009, TOLMAR representatives meet with Mr. Bethune and other ZILA employees to learn more about ZILA in order to consider a potential investment in, or acquisition of, ZILA.

On March 10, 2009, ZILA entered into a confidentiality agreement with a large public dental company (“Large Public Dental Company”) for the purpose of exploring a possible merger. Significant due diligence commenced and continued for two months with visits to all of the ZILA facilities and an in depth sales and marketing review.

On March 23, 2009, ZILA received a proposal for the acquisition of ZILA by TOLMAR. The proposed purchase price was $3,000,000, reduced by the amount of all contractual obligations of ZILA payable upon a change in control. The proposal was conditioned upon TOLMAR’s ability to acquire the Senior Secured Notes for a purchase price not to exceed $5,000,000. The proposal involved the purchase of all of ZILA’s outstanding capital stock or a purchase of assets.

On March 31, 2009, ZILA received a preliminary offer from a financial buyer (“Financial Buyer”) offering to recapitalize ZILA by repurchasing the Senior Secured Notes and providing working capital necessary for ZILA to reach profitability. Up to $4,000,000 would be used to retire the Senior Secured Notes and the remainder would be used for general corporate purposes. The offer was contingent upon ZILA’s ability to negotiate the retirement of the Senior Secured Notes for no more than $4,000,000 with the proceeds. In return for the $8,000,000, the Financial Buyer would receive at least 80% of our outstanding equity. The preliminary offer was subject to ZILA reaching an agreement with the Noteholders and completing due diligence. The Noteholders were contacted and they were unwilling to retire the Senior Secured Notes for $4,000,000

On April 1, 2009, TOLMAR submitted a due diligence request list to ZILA.

On April 3, 2009, TOLMAR submitted a slightly revised proposal to our Board of Directors proposing to purchase all of ZILA’s outstanding capital stock for up to $3,000,000 reduced by any contractual obligations payable upon change of control. Such purchase would be conditioned upon TOLMAR’s ability to acquire all of the Senior Secured Notes on terms acceptable to TOLMAR. On the same day, TOLMAR proposed to purchase the Senior Secured Notes from the Noteholders for up to $5,000,000 in cash, conditioned upon TOLMAR’s completion of its proposed acquisition of ZILA.

During the week of April 6, 2009, representatives of TOLMAR met in person with ZILA management and key personnel to review various aspects of the ZILA’s sales, marketing and operations activities. They also visited ZILA’s Batesville, Arkansas facilities.

On April 6 and 7, 2009, our Board of Directors met and discussed various strategic alternatives under consideration. During that meeting, the Board, having received and intending to consider possible change in control transactions, including the proposal submitted by TOLMAR, considered potential conflicts of interest by J. Steven Garrett, a member of the Board who is employed by TOLMAR, Inc., an affiliate of TOLMAR, and by Mr. Bethune, who has an adult son who is employed by TOLMAR as a sales manager and who was formerly the chairman and chief executive officer of Atrix Laboratories, Inc. (“Atrix”). In 2004 Atrix was sold to QLT USA and Mr. Bethune ended his relationship with Atrix. Subsequent to Mr. Bethune’s departure, some of the assets that QLT USA acquired in the Atrix transaction were sold to TOLMAR. The Board also acknowledged that Mr. Bethune had a prior working relationship with TOLMAR’s current chief executive officer. The Board resolved that Dr. Garrett should not be involved in any way with the Board’s consideration or negotiation of any strategic transactions. With respect to Mr. Bethune, the Board recognized his considerable efforts to generate as many strategic and financial options as possible, as well as his commitment to obtain the best reasonably available terms and the best price for the shareholders and holders of the Senior Notes in connection with the Board’s consideration of various transactions. After having considered all the facts and circumstances that the Board deemed relevant the Board determined that (i) Mr. Bethune’s past relationship with TOLMAR’S CEO and his present relationship with his son do not give rise to any material financial or other personal interest (whether direct or indirect); (ii) it was advisable and in the best interest of ZILA for Mr. Bethune to participate in the consideration of the potential transactions; and (iii) it was not necessary to form a special committee of the Board to consider and negotiate any transactions provided that Dr. Garrett is not involved in such process.

On April 7, 2009, Mr. Bethune sent a letter to Lyon confirming a conversation earlier in the day in which Mr. Bethune asked Lyon to consider an $8,000,000 equity investment in ZILA at a market price of $.20 per share in exchange for approximately 80% of ZILA’s total outstanding stock. ZILA would use the proceeds from such sale to retire the Senior Secured Notes with $5,000,000 of such proceeds and use the remaining $3,000,000 to fund sales and marketing programs to grow the business. Lyon never responded to this proposal.

On April 8, 2009, at the request of ZILA, TOLMAR executed an agreement to refrain from soliciting ZILA employees to become employed by TOLMAR. In addition, on that date, TOLMAR submitted a revised legal due diligence request to ZILA.

On April 14, 2009, TOLMAR submitted to ZILA an initial draft of a merger agreement. On April 24, 2009, ZILA provided its initial comments on the draft merger agreement presented by TOLMAR. At various periods between April 24, 2009 and June 16, 2009, ZILA and TOLMAR continued negotiating the terms and conditions of a potential merger including negotiating the Merger Agreement and related documents.

On April 15, 2009, ZILA entered into a confidentiality agreement with a small public dental company (“Small Public Dental Company”) for the purpose of exploring the possibility selling substantially all of the assets of ZILA, while retaining the Senior Secured Notes and ViziLite® Plus.

On April 20, 2009, ZILA received a letter of interest from another financial buyer (“Other Financial Buyer”) proposing, in general terms, the acquisition of the Senior Secured Notes and their conversion to equity.

On April 21, 2009, ZILA established an electronic data room for TOLMAR and other interested parties.

On April 30, 2009, ZILA failed to make its quarterly interest payment due on the Senior Secured Notes.

On May 8, 2009, the Large Public Dental Company notified ZILA that it was no longer pursuing an acquisition by merger with ZILA.

On May 11, 2009, the Noteholders executed a Senior Note Purchase Agreement with TOLMAR pursuant to which TOLMAR agreed to purchase and the Noteholders agreed to sell the Senior Secured Notes for $5,000,000, subject to certain terms and conditions. ZILA is not a party to the Senior Note Purchase Agreement. The Senior Note Purchase Agreement was negotiated between TOLMAR and the Noteholders and was not provided to ZILA until after it was executed by the parties.

On May 27, 2009 ZILA engaged Columbia West Capital, LLC (“Columbia West”) to provide a fairness opinion in connection with the proposed merger transaction with TOLMAR.

On May 29, 2009, the draft merger agreement included for the first time merger consideration of $3,000,000 expressed in an amount per share of common stock. The draft indicated a payment of $0.28 per share of common stock and $0.32 per share of the Series B Preferred.

On June 3, 2009, ZILA received a letter of intent for the acquisition of ZILA from an investor group headed by a non-management stockholder of a dental products company (the “Investor Group”). No diligence had been completed at this time.

On June 8, 2009, ZILA received a revised letter of intent from the Other Financial Buyer whereby such buyer would acquire the Senior Secured Notes for $5,500,000 and such notes would be amended so they would automatically convert to common stock at $0.20 per share following ZILA’s achievement of two consecutive quarters of positive EBITA and other conditions that were not fully disclosed. This proposal was subject to due diligence that had not yet been significantly begun.

On June 9, 2009, ZILA received a communication from the Small Public Dental Company indicating that the ZILA business had declined to the point where they were no longer interested in pursuing a purchase.

Also on June 9, 2009, ZILA received a third letter of intent from the Investor Group proposing the purchase of up to $5,000,000 in common stock and $5,000,000 in convertible debentures with $6,000,000 of such proceeds payable to the holders of the Senior Secured Notes in satisfaction thereof and the remainder used for general corporate purposes. Again, with no diligence having been completed and no confirmation of the funding source.

On June 10, 2009, ZILA sent the Investor Group a request for additional clarity regarding its most recent proposal.

On June 11, 2009, ZILA entered into a confidentiality agreement with Intelident Solutions, Inc., the parent company of a national account customer (“Intelident”), who was interested in a possible strategic acquisition.

On June 17, 2009, the Other Financial Buyer withdrew its offer from consideration.

On June 19, 2009, our Board met and after receiving a report on ZILA’s current financial condition, Mr. Bethune updated the Board on the status of various strategic alternatives, including TOLMAR, the Investor Group and five other interested parties that were in early stages of evaluating a possible transaction. The Board reviewed in detail TOLMAR’s merger agreement proposal which was in substantially final form. The Board also reviewed the fairness opinion and received a presentation from Columbia West regarding the same. Representatives of Columbia West advised the Board that based upon and subject to the assumptions made, the matters considered and the limits of the review undertaken, the TOLMAR merger was fair from a financial point of view to the shareholders of ZILA. Following a review of the terms of the TOLMAR merger agreement, the status of the other alternatives and the execution risk associated with the other alternatives given that no party other than TOLMAR had completed due diligence or proposed definitive documentation and the fact that the holders of the Senior Secured Notes had executed the Senior Note Purchase Agreement with TOLMAR, the Board expressed support for the TOLMAR Merger Agreement provided that the purchase price could be increased to an amount in excess of the then-current market price. During a break in the Board meeting, Mr. Bethune called representatives of TOLMAR and indicated that the Board required a higher price to agree to an acquisition of ZILA. Also during that meeting, ZILA received a presentation from the lead investor in the Investor Group.

On June 24, 2009, representatives of TOLMAR called Mr. Bethune and indicated it was willing to increase its offer to $0.38 per share of common stock.

On June 25, 2009, Intelident indicated that they were only interested in acquiring the assets of ZILA through a Chapter 11 Section 363 sale.

On June 25, 2009, our Board met via conference call and after asking a variety of questions, approved the Merger and authorized ZILA to enter into the Merger Agreement at the higher $0.38 per share price offered by TOLMAR.

Also on June 25, 2009, after the meeting of our Board, but before the execution of the Merger Agreement or its public announcement, the Investor Group withdrew from consideration due to its lack of funding.

Later on June 25, 2009, the Merger Agreement was executed and delivered by ZILA and TOLMAR. ZILA issued a press release announcing the execution of the Merger Agreement and the proposed Merger on the same day.

On June 26, 2009, ZILA filed a Form 8-K with the Securities and Exchange Commission disclosing its entry into the Merger Agreement.

On July 1, 2009, ZILA received an unsolicited, non-binding merger acquisition proposal from Intelident proposing the acquisition of ZILA’s common stock for $0.42 in cash per share of common stock and $0.48 in cash per share of Series B Preferred Stock. The proposal states that Intelident anticipates, as part of its acquisition, negotiating the purchase of the Senior Secured Notes, which is outside of ZILA’s control. Intelident indicated it will be providing additional terms and information with respect to its proposal on or before July 8, 2009. Our Board has not yet had the opportunity to determine what, if any, actions it will take in response to this proposal.

Reasons for the Merger

After careful consideration, our Board unanimously (with the exception of J. Steven Garrett, who did not participate in the consideration of the Merger Agreement because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) approved the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair, advisable and in the best interests of ZILA and its stockholders.

In reaching its conclusion that the Merger Agreement and the proposed Merger are fair to, and in the best interests of, ZILA and its stockholders, the Board consulted with the Company’s management, as well as its financial and legal advisors, and considered a number of factors that it believed supported the Board’s decision, including the following:

•	the likelihood that the Merger will be completed in a timely manner;

•	the value of the consideration provided for in the Merger Agreement compared to the market price of our common stock, including the fact that the per-share merger consideration represents:

•	an 18% premium over the $0.32 per share closing price of our common stock on the trading day immediately prior to the Board’s approval of the Merger Agreement, and

•	a 12% premium over the $0.34 per share volume-weighted average price of our common stock for the 30 trading day-period immediately prior to the Board’s approval of the Merger Agreement;

•	the fact that our stockholders will receive the consideration provided for in the Merger Agreement in cash, which provides certainty of value with respect to such consideration (as opposed to a transaction in which stockholders received stock in a development-stage company, or some other form of consideration involving less certainty and/or liquidity);

•	the opinion of Columbia West, delivered in writing to the Board on June 10, 2009, that as of such date, and based upon and subject to certain assumptions made, matters considered and limits of the review undertaken by Columbia West, the cash consideration then proposed to be paid for each share of ZILA common stock and each share of ZILA Series B Preferred pursuant to the Merger (which was subsequently increased) was fair, from a financial point of view, to our stockholders as a whole;

•	that, as of the date on which the Board approved the Merger Agreement, the Board and the Company’s management had, both themselves and through their financial advisors, actively solicited alternative proposals (both financial and strategic) to maximize value for ZILA’s stockholders;

•	ZILA’s inability, despite the Board’s and management’s efforts to solicit additional offers from other potential strategic and financial partners, to receive a superior offer;

•	the Board’s belief, after considering the risks and uncertainties associated with other alternatives (including the alternative of remaining a stand-alone, independent company), that the terms of the Merger are more favorable to ZILA’s stockholders than any other alternative reasonably available to the Company and the stockholders;

•	several factors relating to our Senior Secured Notes, which are currently outstanding in the aggregate principal amount at maturity of $12,000,000, including:

•	the fact that ZILA did not make its quarterly interest payments due under the Senior Secured Notes on each of January 31, 2009 and April 30, 2009, which non-payments entitle the holders of the Senior Secured Notes to (i) declare an event of default and accelerate all amounts payable under the Senior Secured Notes and (ii) collect a default interest rate equal to 15% annually (as compared to the 7% stated annual interest rate);

•	the fact that ZILA does not anticipate being able to pay its quarterly interest payment due under the Senior Secured Notes on July 31, 2009, given its need to conserve cash and the fact that issuing shares of ZILA’s common stock to make the interest payment is prohibited under NASDAQ listing rules due to the market price of our common stock;

•	the fact that the Senior Secured Notes mature in their entirety on July 31, 2010, and that ZILA does not anticipate being able to pay off the $12,000,000 principal amount under the Senior Secured Notes, either from income generated by operations and/or proceeds from feasible financing activities;

•	the fact that the Senior Secured Notes are secured by substantially all of ZILA’s assets, which has impaired and continues to impair our ability to obtain additional financing; and

•	the fact that TOLMAR, Inc. entered into a Senior Note Purchase Agreement dated as of May 6, 2009 with the Noteholders, pursuant to which TOLMAR agreed to purchase the Senior Secured Notes from such Noteholders for an aggregate of $5,000,000 in cash and the Noteholders agreed to forbear from exercising their remedies under the Senior Secured Notes until TOLMAR, Inc. acquires such notes in connection with the Merger, and that there can be no assurance that other suitors could reach a similar agreement with the Noteholders;

•	the current financial condition of ZILA, including the fact that declining revenues have led to continued operating losses, contributed to liquidity problems and impaired the Company’s ability to invest in marketing and other strategic tools to grow its business;

•	the substantial likelihood that, without completing a transaction similar to the Merger, we would have to file for protection under Chapter 11 of the Federal Bankruptcy Code, which would likely result in our common stock becoming worthless;

•	the continuing decline in the market price of ZILA’s common stock, which could result in the Company being delisted from the NASDAQ Capital Market and exacerbate liquidity problems for both the Company and its stockholders;

•	the belief that ZILA would be more effective as a part of a larger organization with greater resources;

•	that the Merger Agreement:

•	permits ZILA to consider and respond to unsolicited proposals under certain circumstances prior to stockholder approval of the Merger;

•	permits ZILA to terminate the Merger Agreement in order to accept a superior acquisition proposal, subject to paying TOLMAR a termination fee of $300,000 and reimbursing it for transaction expenses (not to exceed $200,000); and

•	does not contain a financing contingency;

•	the amount of the termination fee, which the Board believed should not unduly discourage parties that would otherwise be interested in pursuing an alternative transaction with ZILA; and

•	the availability of appraisal rights to holders of our capital stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares if certain conditions are met.

In the course of its deliberations, the Board also identified and considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including the following:

•	the risk that the Merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of ZILA’s control;

•	if the Merger is not completed, the potential adverse effect of the public announcement of any termination of the Merger or the Merger Agreement on ZILA’s reputation;

•	the restrictions on the conduct of ZILA’s business prior to completion of the Merger, which require ZILA to conduct its business only in the ordinary course of business, subject to specific limitations or TOLMAR’s consent, and might delay or prevent ZILA from undertaking business opportunities that could arise pending the completion of the Merger;

•	the termination and expense reimbursement fees that ZILA would have to pay in connection with a termination of the Merger Agreement under certain circumstances;

•	the possibility that such fees and/or the fact that TOLMAR, Inc. has entered into an agreement with the Noteholders to purchase such notes in connection with the Merger might deter parties from submitting superior offers to acquire ZILA; and

•	the potential interests of ZILA’s directors and executive officers in the Merger, as described in more detail in the section entitled “Interests of ZILA’s Directors and Executive Officers in the Merger”, which begins on page 28 of this proxy statement.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board unanimously (with the exception of J. Steven Garrett, who did not participate because he is employed by TOLMAR, Inc., an affiliate of TOLMAR) reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that each director deemed relevant. In view of the wide variety of factors considered by the members of the Board in connection with their evaluation of the Merger Agreement and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of ZILA’s Board of Directors

The Board recommends that ZILA’s stockholders vote FOR the adoption of the Merger Agreement and approval of the Merger.  The recommendation of the Board was made after careful consideration of all the material factors, both positive and negative, as described above and elsewhere in this proxy statement.

The Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.38 in cash, and each share of Series B Preferred issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.44 in cash, in each case without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the DGCL and has not voted in favor of adoption of the Merger Agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL;

•	shares owned by ZILA as treasury stock immediately prior to the effective time of the Merger, which will be cancelled without any payment;

•	shares owned by TOLMAR or Acquisition Sub immediately prior to the effective time of the Merger, which will be cancelled without any payment; and

•	shares owned by any direct or indirect wholly-owned subsidiary of ZILA, which shall remain outstanding.

The per share merger consideration is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding shares of our capital stock (or securities convertible or exchangeable into, or exercisable for, shares of our capital stock) between the date of the Merger Agreement and the effective time of the Merger.

Opinion of ZILA’s Financial Advisor

Columbia West has provided a fairness opinion to our Board in connection with its consideration of the Merger Agreement and the financial terms of the proposed Merger. Columbia West is an investment banking firm focused on providing investment banking services to companies in a wide array of key industry sectors. In May 2009, ZILA contacted and interviewed five investment banking firms regarding the fairness option. Following the interviews and after determining that it had no prior relationship with ZILA or TOLMAR, ZILA selected Columbia West.

At the June 19, 2009 meeting of our Board, representatives of Columbia West delivered its oral opinion, which was also confirmed in writing, to our Board to the effect that, as of June 10, 2009, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Columbia West, the cash consideration to be paid for each share of ZILA common stock and each share of ZILA Series B Preferred pursuant to the Merger (which amounts were proposed to be $0.28 per share and $0.32 per share, respectively, as of the date on which the letter was delivered) was fair, from a financial point of view, to our stockholders as a whole. Columbia West did not opine specifically as to the fairness of the Merger Agreement.

The full text Columbia West’s written opinion, dated June 10, 2009, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Columbia West in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. We urge stockholders to read and consider the Columbia West opinion in its entirety.

Columbia West provided its opinion for the information and assistance of our Board in connection with its consideration of the Merger. Columbia West did not express any opinion as to the underlying decision of our Board to recommend the Merger, nor as to the fairness, from a financial point of view, as to the allocation of consideration paid and payable pursuant to the Merger Agreement among the two classes of our capital stock. The Columbia West opinion is not a recommendation as how holders of our common stock should vote with respect to the Merger. In connection with Columbia West arriving at its opinion, Columbia West has, among other things:

•	reviewed ZILA’s financial statements for several years ended July 31, 2008 as well as those monthly statements up to April 30, 2009 and various closing documents, accounting and other related records;

•	reviewed certain information, including financial forecasts, relating to the business, earnings and cash flows and assets of ZILA’s business;

•	conducted numerous discussions with members of the management of ZILA concerning its business and prospects;

•	compared the results of operations of ZILA’s business with those of certain other companies which it deemed relevant;

•	conducted a review of the financial condition of ZILA with respect to liquidity and capital position as of the date of the opinion;

•	compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions which it deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other analyses and reviewed and analyzed such other information as it deemed relevant.

In rendering the opinion, Columbia West did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning ZILA furnished to it by ZILA, or the publicly-available financial and other information regarding ZILA and other companies used in its analysis. Columbia West assumed that all such information was accurate and complete. Columbia West further relied on assurances of management of ZILA that they were not aware of any facts that would make such financial or other information relating to such entities inaccurate, incomplete or misleading.

With respect to forecasts and financial projections prepared by ZILA’s management provided to Columbia West, Columbia West assumed, with the consent of the Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ZILA’s management. Columbia West further relied upon the assurances of ZILA’s management that they were not aware of any facts or circumstances that would make any information provided to Columbia West, when considered in light of all of the information provided to it, inaccurate or misleading. In addition, Columbia West did not make, and was not provided with, any independent evaluation or appraisal of specific assets and liabilities (contingent or otherwise) of ZILA. The opinion was based only on information available to Columbia West and the financial, market, economic, regulatory and other conditions, facts, and circumstances as they existed and were subject to evaluation on the date of its opinion.

The following is a summary of the material financial analyses delivered by Columbia West to our Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Columbia West, nor does the order of analyses described represent relative importance or weight given to those analyses by Columbia West. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Columbia West’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2009 and is not necessarily indicative of current market conditions.

Selected Companies Analysis

Columbia West reviewed and compared certain financial information for ZILA to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the dental supply/

point-of-care diagnostic companies, which Columbia West refers to collectively as the comparable public companies:

•	Align Technology Inc.

•	DENTSPLY International Inc.

•	Henry Schein Inc.

•	Patterson Companies Inc.

•	Sirona Dental Systems Inc.

•	Young Innovations Inc.

•	Abaxis Inc.

•	Inverness Medical Innvations Inc.

•	National Dentex Corp.

•	OraSure Technologies Inc.

•	Quidel Corp.

These companies were selected, among other reasons, because they share similar business characteristics to ZILA and they operate in a similar industry as ZILA.

In this analysis, Columbia West compared the Enterprise Value (“EV”) being paid for ZILA as implied by the aggregate consideration being paid, expressed as a multiple of ZILA’s last twelve months (“LTM”) revenue and EBITDA, to the respective multiples of LTM of the comparable companies implied by the public trading prices of their common stock.

Discounted Cash Flow Analysis

Columbia West performed a discounted cash flow analysis on ZILA using ZILA’s management’s projections. Columbia West calculated indications of present values of unlevered free cash flows for ZILA for fiscal years 2008 through 2012.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Columbia West opinion. In arriving at its fairness determination, Columbia West considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Columbia West made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The conclusions by Columbia West may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Columbia West considered general economic, market and financial conditions and other matters, many of which are beyond our control.

Columbia West prepared these analyses for purposes of providing its opinion to our Board as to the fairness from a financial point of view to ZILA’s stockholders as a whole of the consideration to be paid to the holders of the shares of common stock and Series B Preferred pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ZILA, TOLMAR, Acquisition Sub or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the Merger Agreement was determined through arms’ length negotiations between ZILA and TOLMAR and was approved by our Board. Columbia West provided advice to

ZILA during these negotiations. Columbia West did not, however, recommend any specific amount of consideration to ZILA or our Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, the Columbia West opinion to our Board was one of many factors taken into consideration by our Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Columbia West in connection with the fairness opinion, a copy of which is attached as Annex B.

Certain Effects of the Merger

If the Merger Agreement is adopted by ZILA’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Acquisition Sub will be merged with and into ZILA, and ZILA will be the surviving corporation. When the Merger is completed, ZILA will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of TOLMAR.

When the Merger is completed, each share of ZILA common stock issued and outstanding immediately prior to the effective time of the Merger (other than certain excluded shares identified in the section entitled “The Merger Consideration”, which begins on page 36 of this proxy statement) will be converted into the right to receive $0.38 in cash, without interest and less any applicable withholding taxes, and each share of Series B Preferred issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.44 in cash, without interest and less any applicable withholding taxes.

Warrants.  The treatment of outstanding warrants to purchase our common stock will vary depending on their respective terms. By virtue of the Merger, certain of our warrants will automatically become rights to receive the Common Stock Merger Consideration in exchange for payment of their exercise price (which is equal to $15.54 per share). Certain other warrants (with an exercise price of $14.63 per share) will remain outstanding. Of these warrants that would otherwise remain outstanding, ZILA is obligated under the terms of the Merger Agreement to attempt to cancel them prior to the closing of the Merger.

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding options to purchase common stock under our equity incentive plans, will become immediately vested and exercisable in full. At the effective time, each then outstanding option will, by virtue of the Merger, be converted into and will become a right to receive an amount in cash, without interest and less any applicable withholding taxes, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such option, and each such option will terminate at the effective time. Only 50,000 stock options have an exercise price less than the Common Stock Merger Consideration and thus will receive any payment in connection with the Merger.

Restricted Stock.  At the effective time and by virtue of the Merger, the restrictions on the restricted stock issued and outstanding immediately before the effective time will lapse, and such restricted stock shall be treated as common stock for purposes of receiving the merger consideration.

At the effective time of the Merger, ZILA’s current stockholders will cease to have ownership interests in ZILA or rights as ZILA stockholders. Therefore, ZILA’s current stockholders will not participate in any of ZILA’s future earnings or growth and will not benefit from any subsequent appreciation in ZILA’s value.

ZILA’s common stock is currently registered under the Exchange Act and is traded on the NASDAQ Capital Market under the symbol “ZILA.” As a result of the Merger, ZILA will no longer be a publicly traded company, and there will be no public market for ZILA common stock. After the Merger, ZILA common stock will cease to be traded on the NASDAQ Capital Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of ZILA common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to ZILA. After the effective time of the Merger, ZILA will also no longer be required to file periodic reports with the SEC on account of ZILA’s common stock.

If the Merger Agreement is terminated under certain circumstances described in greater detail in “The Merger Agreement — Termination of the Merger Agreement” on page 43 of this proxy statement, ZILA will be obligated to reimburse TOLMAR for its expenses (including legal fees and expenses) incurred in connection with the Merger Agreement, not to exceed $200,000, and pay a termination fee of $300,000.

Interests of ZILA’s Directors and Executive Officers in the Merger

In considering the recommendation of ZILA’s Board to vote “FOR” the proposal to adopt the Merger Agreement, holders of shares of ZILA’s common stock should be aware that ZILA’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of ZILA’s stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that ZILA stockholders vote in favor of adopting the Merger Agreement.

Stock, Stock Options and Restricted Stock

As of the record date, there were approximately 404,809 shares of our common stock subject to stock options, of which approximately 130,022 were unvested, and approximately 9,524 shares of unvested restricted stock granted to our executive officers and directors. Our executive officers and directors owned an aggregate of 317,958 shares of our common stock as of the record date.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, all outstanding options to purchase common stock under our equity incentive plans, will become immediately vested and exercisable in full. At the effective time and by virtue of the Merger, the restrictions on the restricted stock issued and outstanding immediately before the effective time will lapse, and such restricted stock shall be treated as common stock for purposes of receiving the merger consideration. Certain of our current and former directors and executive officers may be entitled to receive consideration for their options and restricted stock. Such consideration is summarized under “The Merger Agreement — Stock Options and Restricted Stock.”

The following table summarizes (i) the vested and unvested stock options with exercise prices less than the per share merger consideration, (ii) the unvested restricted stock awards held by each of our executive officers and directors in each case as of June 25, 2009, and (iii) the merger consideration that each of our directors and executive officers (including any person serving in such capacities since August 1, 2007) will receive with respect to their stock options and restricted stock awards in connection with the Merger. The information with respect to options is based on the treatment of the options as provided in the Merger Agreement.

		No. of Shares
	No. of Shares of	Underlying
	Restricted Common	In-the-Money	Resulting Merger
	Stock	Options	Consideration

Executive Officers:
David R. Bethune	5,953	—	$2,262
Gary V. Klinefelter	714	—	$271
Diane E. Klein	2,857	—	$1,086
David Barshis*	—	—	—
Frank J. Bellizzi*	—	—	—
Directors:
Wade F. Brooksby	—	10,000	$400
J. Steven Garrett	—	10,000	$400
Leslie H. Green	—	10,000	$400
O.B. Parrish	—	10,000	$400
Jon M. Plexico	—	—	—
George J. Vuturo	—	10,000	$400
Douglas Burkett*	—	—	—
Christopher Johnson*	—	—	—
Kurt R. Krauss*	—	—	—
Hazel L. Myer*	—	—	—
David Sidransky*	—	—	—
David Goldman*	—	—	—

*	Former executive officer or director

Employment Letters

The consummation of the Merger will constitute a “change in control” under the employment letters that we have entered into with David R. Bethune, Gary V. Klinefelter and Diane E. Klein. As a result, such individuals would be entitled to receive the following compensation in the event they were terminated by TOLMAR without cause within a specified period of time (which varies by agreement) following the completion of the Merger:

Compensation upon Termination w/o
Cause after Change in Control

David R. Bethune	$700,000
Gary V. Klinefelter	$480,000
Diane E. Klein	$277,500

TOLMAR has advised us that it does not expect to terminate the employment of any of the individuals listed above as of the effective time of the Merger. The employment letters also provide for the same severance benefits if such executive officers decide to terminate their employment for “good reason” (defined as a material diminution in base salary or job responsibilities, a material breach of the employment letter by ZILA or a material change in the location at which they perform services).

Indemnification and Insurance

The Merger Agreement provides that for a period of 60 months after the Merger effective time, ZILA will provide, at its sole expense, each individual who served as a director or officer of ZILA at any time prior to the effective time with liability insurance containing the same coverage and in the same amount as ZILA’s policies in effect immediately prior to the effective time; provided, however, in the event that the cost of liability insurance for such coverage exceeds 150% of the annual cost of such insurance in effect immediately before the effective time, ZILA may reduce the coverage and amount of liability insurance only to the extent necessary so that the annual cost of liability insurance does not exceed 150% of the annual cost of the insurance in effect immediately before the effective time.

In addition, for a period of 60 months after the effective time, ZILA must fulfill and honor in all respects the obligations of ZILA and its subsidiaries pursuant to any indemnification provision and any exculpation provision set forth in the organizational documents of ZILA or any of its subsidiaries as in effect on the date of the Merger Agreement. During such period, the organizational documents of ZILA must contain the provisions with respect to indemnification and exculpation from liability set forth in ZILA’s organizational documents on the date of the Merger Agreement, and such provisions are not to be amended, repealed or otherwise modified in any manner (including any amendment accomplished through merger, recapitalization, consolidation or reorganization) that could adversely affect the rights of any indemnified party thereunder.

Other Relationships

J. Steven Garrett, a member of the Board, is employed by TOLMAR, Inc. as its Vice President of Clinical Development. Due to his conflict of interest, Mr. Garrett completely recused himself from and had no involvement in the process of discussing, considering and negotiating the terms of the proposed Merger on behalf of ZILA. Mr. Garrett was not present at the Board’s meeting on June 25, 2009, at which the Merger Agreement was approved by the Board.

David R. Bethune, Chairman of the Board and our Chief Executive Officer, has certain relationships with TOLMAR, Inc. and its employees, which are described below:

•	Mr. Bethune was the Chairman and Chief Executive Officer of Atrix Laboratories, Inc. (“Atrix”) until it was sold under Mr. Bethune’s leadership to QLT USA Inc. (“QLT USA”) in 2004. Subsequent to that transaction, after Mr. Bethune was no longer involved in any way with Atrix or QLT USA, certain assets acquired by QLT USA were sold to TOLMAR, Inc. in 2006.

•	During his tenure at Atrix, Mr. Bethune had a working relationship with TOLMAR, Inc.’s current Chief Executive Officer.

•	Mr. Bethune has an adult son who is employed by TOLMAR, Inc. as a sales manager but who, to the best of the Board’s knowledge, does not have a material interest (financial or otherwise) in the outcome of the Merger.

The Board considered Mr. Bethune’s relationships with TOLMAR, Inc. and determined that he did not have any material financial or other personal interest (whether direct or indirect) in connection with the proposed Merger. Accordingly, and because the Board recognized Mr. Bethune’s extraordinary efforts to generate strategic and financial alternatives to maximize value for ZILA’s stockholders, it determined that it was advisable and in ZILA’s best interests for Mr. Bethune to participate in the process of considering TOLMAR’s proposal, discussing and negotiating the Merger Agreement and determining whether to approve the Merger.

Plans for ZILA if the Merger is Not Completed

It is expected that if the Merger is not completed, the current management of ZILA, under the direction of the Board, will continue to manage ZILA as an ongoing business. It is expected that, from time to time, ZILA will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continuing to seek to identify strategic alternatives to enhance stockholder value. If the Merger is not consummated for any reason, there can be no assurance that any other transaction acceptable to ZILA will be offered or that ZILA’s business and operations will not be adversely affected.

We are not in compliance with the terms of the Senior Secured Notes with respect to the quarterly interest payments due January 31, 2009 and April 30, 2009, which have not been made as of the date of this filing, and we do not anticipate being able to pay the quarterly interest payment due under the Senior Secured Notes on July 31, 2009. The failures to make these payments are events of default under the Senior Secured Notes. Upon an event of default, the Senior Secured Notes may be accelerated and immediately become due and payable. We do not have sufficient resources to repay the Senior Secured Notes. In the event of acceleration, we would likely be forced to file for protection under Chapter 11 of the Federal Bankruptcy Code or liquidate ZILA under Chapter 7 of the Federal Bankruptcy Code, which would likely result in our common stock becoming worthless. Pursuant to the Senior Note Purchase Agreement, TOLMAR, Inc. has secured the agreement of the holders of the Senior Secured Notes to forbear (except in certain limited circumstances relating to our insolvency or bankruptcy) from exercising their remedies under the Senior Secured Notes until TOLMAR, Inc. acquires the Senior Secured Notes in connection with the Merger. If the Senior Note Purchase Agreement is terminated, there can be no assurance the holders of the Senior Secured Notes will continue to forbear from declaring an event of default and accelerating the Senior Secured Notes.

Discussion of Certain Material United States Federal Income Tax Considerations

In accordance with 31 C.F.R. § 10.35(b)(5), we hereby notify you that both the discussion of the tax aspects provided herein and any discussion of tax issues throughout this proxy statement (i) is not intended or written to be relied upon, and cannot be used by any person, for the purpose of avoiding any federal tax penalties, and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein, including the solicitation of an approval of the Merger. Each stockholder should seek advice based on such person’s particular circumstances from an independent tax advisor.

The following is a discussion of certain material United States (“U.S.”) federal income tax consequences of the Merger applicable to holders of shares of ZILA stock whose shares are converted into the right to receive cash in accordance with the Merger Agreement. This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax issues that might (i) be relevant to holders of shares of ZILA stock, or (ii) relate to the Merger. This discussion is for general information purposes only and does not constitute legal advice. This discussion does not describe the federal estate, federal gift, state, local, or foreign tax consequences associated with the matters addressed herein.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (the “Treasury Regulations”), and administrative rulings and judicial decisions interpreting the Code as in effect at the time this Proxy Statement was drafted. All of these authorities may change without notice, possibly affecting the tax consequences discussed herein on a retroactive basis.

This discussion is limited to holders of shares of ZILA stock who hold such shares of stock as “capital assets” within the meaning of Code § 1221. This discussion does not describe the U.S. federal income tax issues that may be relevant to a holder of shares of ZILA stock in light of such holder’s particular circumstances or to holders subject to special rules such as dealers or traders in securities or currencies; persons holding shares of stock as part of a “straddle,” “hedge,” “wash sale,” “synthetic security,” “conversion,” or similar integrated transaction; banks; insurance companies; financial institutions; organizations generally exempt from U.S. federal income taxation under Code § 501(a) or Code § 401; partnerships; trusts; estates; custodians, nominees, or similar financial intermediaries holding stock for others; persons subject to the alternative minimum tax; or former citizens or former residents of the U.S. (i.e., expatriates). This discussion does not describe the U.S. federal income tax issues that may be relevant to a holder of warrants, stock options or restricted stock, or receipt of Merger consideration in connection with the Merger by any such holder. In addition, with respect to Non-U.S. Holders (defined below), this discussion only generally addresses certain U.S. federal income tax issues that may be relevant to such Non-U.S. Holder with respect to the Merger. This discussion does not discuss the application of any tax treaties or conventions, the terms of which may benefit a Non-U.S. Holder, nor does this discussion describe the U.S. federal income tax issues that may be relevant to a Non-U.S. Holder that is either (i) a “controlled foreign corporation”

under Code § 957(a), or (ii) a “passive foreign investment company” under Code § 1297(a). Holders of ZILA stock, such as the ones described in this paragraph, should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares of ZILA stock, then the U.S. federal income tax consequences to such partnership and its partners generally will depend on the activities of the partnership and the status of each of its partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

ZILA has not and does not intend to obtain an opinion from counsel with respect to this discussion of certain material U.S. federal income tax considerations. In addition, no rulings have been or will be requested from the Internal Revenue Service (“IRS”) with respect to the matters discussed herein. Therefore, there can be no assurances that the IRS or any other governmental agency or taxing jurisdiction will agree with the statements set forth below.

Holders of shares of ZILA stock should consult with their own respective tax advisors concerning their situations and the impact which the Merger may have on their U.S. federal income tax liability as well as how state, local, and foreign income and other tax laws, including the tax laws of any foreign taxing jurisdiction and any applicable tax treaty, may apply to them. In evaluating the Merger, each holder of shares of ZILA stock should take into account the cost of obtaining such advice.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of shares of ZILA stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S. (as defined in Treasury Regulations § 301.7701(b)-1), (ii) a corporation or any other entity created or organized in or under the laws of the U.S. or any of its political subdivisions, or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of the source of such income.

Exchange of Shares for Cash Pursuant to the Merger Agreement

In general, the U.S. federal income tax consequences of the Merger, specifically the exchange of shares of ZILA stock for cash pursuant to the Merger Agreement, will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of shares of ZILA stock whose shares are converted into the right to receive cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of cash received with respect to such shares, and (ii) the stockholder’s adjusted tax basis in such shares. In general, gain or loss is determined separately for each holder’s block of shares (i.e., shares acquired at the same cost in a single transaction). ZILA anticipates that gain or loss recognized by a U.S. Holder upon consummation of the Merger will be capital gain or loss for U.S. federal income tax purposes. Whether such capital gain will be long-term or short-term will depend on such U.S. Holder’s particular facts and circumstances. In general, gain or loss is long-term if the shares disposed of have been held for more than twelve (12) months at the time of the consummation of the Merger. In general, long-term capital gains of U.S. Holders who are individuals are eligible for reduced rates of taxation. In general, there are limitations to the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, unless an exemption applies, information reporting requirements will apply to certain non-corporate U.S. Holders of shares of ZILA stock with respect to payments to such U.S. Holders pursuant to the Merger Agreement.

In addition, under the backup withholding laws applicable to certain non-corporate U.S. Holders, withholding at a rate of twenty eight percent (28%) may be required on the amount of any payments made to such U.S. Holder pursuant to the Merger Agreement. Backup withholding generally applies if the U.S. Holder:

•	fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that he or she has failed to properly report interest, dividends, or original issue discount; or

•	fails, under specified circumstances, to provide a certified statement (e.g., IRS Form W-9 or its equivalent), signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

In addition, if a U.S. Holder does not provide correct information then, in addition to subjecting payments to such holder to backup withholding, such holder may also be subject to penalties imposed by the IRS.

To prevent backup withholding, a U.S. Holder should complete, sign and return to the paying agent a certification on the Substitute Form W-9 that such U.S. Holder will receive with the letter of transmittal following the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of shares of ZILA stock that is, for U.S. federal income tax purposes, not a U.S. Holder (as such term is defined above).

Exchange of Shares for Cash Pursuant to the Merger Agreement

A Non-U.S. Holder of shares of ZILA stock generally will not be subject to U.S. withholding tax in respect of any gain on the taxable disposition of shares of ZILA stock pursuant to the Merger so long as:

•	in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the Merger (and certain other conditions are met);

•	the gain is not effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. (and, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); and

•	ZILA is not and has not been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the five (5)-year period preceding such sale, exchange or other taxable disposition (the “applicable testing period”).

Gain realized by a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (or U.S. permanent establishment if a tax treaty applies) generally will be subject to U.S. federal income tax on a net basis, and at graduated rates, in substantially the same manner as a U.S. Holder (except as otherwise provided by an applicable tax treaty). Additionally, in such a case, if, for U.S. federal income tax purposes, such Non-U.S. Holder is a corporation, then such Non-U.S. Holder may also be subject to a branch profits tax at a thirty percent (30%) rate (or such lower rate as may be specified by an applicable tax treaty).

Generally, a corporation such as ZILA, would constitute a USRPHC if, during the applicable testing period, the fair market value of its U.S. real property interests equals or exceeds fifty percent (50%) of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. ZILA does not believe that it is or has been, during the applicable testing period, a USRPHC nor does ZILA anticipate becoming one.

Information Reporting and Backup Withholding

In general, payments of proceeds on the disposition of shares of ZILA stock made to a Non-U.S. Holder may be subject to information reporting. Pursuant to tax treaties or other similar agreements, the IRS may make such information available to tax authorities in a Non-U.S. Holder’s country of residence.

In addition, payments of proceeds on the disposition of shares of ZILA stock made to a Non-U.S. Holder may be subject to backup withholding unless (i) the Non-U.S. Holder establishes an exemption, for example, by properly certifying under penalties of perjury its non-U.S. status on an IRS Form W-8BEN or other appropriate version of IRS Form W-8 (e.g., IRS Form W-8IMY), and (ii) the payor does not have actual knowledge or reason to know that such holder is a U.S. person, as such term is defined in the Code and the Treasury Regulations, or U.S. Holder.

To prevent backup withholding, each Non-U.S. Holder should complete, sign (under penalties of perjury) and return to the paying agent a certification of foreign status on the applicable IRS Form W-8, unless an applicable exemption exists and is provided in a timely and satisfactory manner. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Appraisal Rights

U.S. Holders and Non-U.S. Holders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situation, as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

Possible Changes in U.S. Federal Tax Laws

The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by (i) judicial decisions, (ii) the Treasury Department, through changes in Treasury Regulations, and (iii) the IRS, through its audit policy, announcements, and published and private rulings. Significant tax law changes affecting holders of shares of ZILA stock or the Merger may be enacted by Congress. Although significant changes historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting holders of shares of ZILA stock or the Merger would be limited to prospective effect. Accordingly, the ultimate effect on a holder’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Importance of Obtaining Professional Advice

No rulings have been or will be requested from the IRS and no opinions from counsel have been or will be obtained with respect to any of the U.S. federal income tax matters discussed in this Proxy Statement. No assurances can be given that the IRS will agree with the above discussion of certain material U.S. federal income tax considerations. The foregoing is not intended to be a substitute for careful tax planning. Accordingly, each holder of shares of ZILA stock should consult with and rely on such holder’s own advisors with respect to the possible tax consequences of the Merger.

Regulatory Approvals and Requirements

We believe that we are not required to make any filings or obtain any governmental consents or approvals prior to the completion of the Merger.

Senior Note Purchase Agreement

Pursuant to the Senior Note Purchase Agreement, TOLMAR, Inc., an affiliate of TOLMAR, agreed to purchase for $5,000,000 in cash all of our Senior Secured Notes (which are currently outstanding in the aggregate principal amount at maturity of $12,000,000). The Senior Note Purchase Agreement provides, among other things, that:

•	until the closing or earlier termination of the agreement, the Noteholders are prohibited from:

•	soliciting, making, initiating or encouraging the submission of an “Alternative Acquisition Proposal” (which is defined to include a proposal involving the acquisition, purchase, prepayment, redemption, exchange, refunding, refinancing, replacement, swap, pledge or other similar transaction involving the Senior Secured Notes);

•	participating in any discussions or negotiations regarding any Alternative Acquisition Proposal;

•	furnishing information with respect to an Alternative Acquisition Proposal to any person other than TOLMAR, Inc.;

•	entering into a letter of intent, memorandum of understanding or contract contemplating an Alternative Acquisition Proposal; or

•	assisting or participating in, or facilitation in another manner, an effort or attempt by any person to do or seek any of the foregoing;

•	without TOLMAR, Inc.’s prior written consent, the holders of the Senior Secured Notes are prohibited (except in certain limited circumstances relating to ZILA’s bankruptcy or insolvency) from exercising certain rights and remedies available to them under the terms of the Senior Secured Notes; and

•	the Noteholders are obligated to vote all shares of ZILA common stock held by them in favor of adopting the Merger Agreement and approving the Merger and against any Alternative Acquisition Proposal relating to ZILA.

TOLMAR, Inc.’s obligation to purchase the Senior Secured Notes is conditioned upon certain things and events, including (i) the condition that the Merger be completed and (ii) the condition set forth in Section 6(c) of the Senior Note Purchase Agreement that no suit or proceeding shall be pending before any court, administrative agency or arbitrator wherein an unfavorable judgment would prevent consummation (or cause rescission of the consummation) of any of the transactions contemplated by the Senior Note Purchase Agreement. That the condition set forth in Section 6(c) of the Senior Note Purchase Agreement be satisfied is, in turn, a condition in the Merger Agreement that must be satisfied in order for TOLMAR to be required to consummate the Merger. Even though TOLMAR, Inc.’s obligation to purchase the Senior Secured Notes is conditioned upon the completion of the Merger, TOLMAR, Inc. is entitled under the terms of the Senior Note Purchase Agreement to waive that condition and purchase our Senior Secured Notes regardless of whether the Merger is consummated. The Senior Note Purchase Agreement may be terminated by either or both of the parties under certain circumstances, including mutual written consent.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 51.

Structure of the Merger

The Merger Agreement provides for the Merger of Acquisition Sub with and into ZILA upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation (the “Surviving Corporation”), ZILA will continue to exist following the Merger as a wholly-owned subsidiary of TOLMAR. Upon consummation of the Merger, the directors and officers of Acquisition Sub will be the initial directors and officers of the Surviving Corporation.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and approve the Merger.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.38 in cash, and each share of Series B Preferred issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $0.44 in cash, in each case without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the DGCL and has not voted in favor of adoption of the Merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL;

•	shares owned by ZILA as treasury stock immediately prior to the effective time of the Merger, which will be cancelled without any payment;

•	shares owned by TOLMAR or Acquisition Sub immediately prior to the effective time of the Merger, which will be cancelled without any payment; and

•	shares owned by any direct or indirect wholly-owned subsidiary of ZILA, which shall remain outstanding.

The per share merger consideration is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding shares of our capital stock (or securities convertible or exchangeable into, or exercisable for, shares of our capital stock) between the date of the Merger Agreement and the effective time of the Merger.

After the Merger is effective, each holder of a certificate representing any shares of common sock or Series B Preferred (other than shares for which appraisal rights have been properly and validly perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 48.

Treatment of Warrants, Options and Restricted Stock

Warrants.  The treatment of outstanding warrants to purchase our common stock will vary depending on their respective terms. By virtue of the Merger, certain of our warrants will automatically become rights to receive the

Common Stock Merger Consideration in exchange for payment of their exercise price (which is equal to $15.54 per share). Certain other warrants (with an exercise price of $14.63 per share) will remain outstanding. Of these warrants that would otherwise remain outstanding, ZILA is obligated under the terms of the Merger Agreement to attempt to cancel them prior to the closing of the Merger.

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding options to purchase common stock under our equity incentive plans, will become immediately vested and exercisable in full. At the effective time, each then outstanding option will, by virtue of the Merger, be converted into and will become a right to receive an amount in cash, without interest and less any applicable withholding taxes, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such option, and each such option will terminate at the effective time. Only 50,000 stock options have an exercise price less than the Common Stock Merger Consideration and thus will receive any payment in connection with the Merger.

Restricted Stock.  At the effective time and by virtue of the Merger, the restrictions on the restricted stock issued and outstanding immediately before the effective time will lapse, and such restricted stock shall be treated as common stock for purposes of receiving the merger consideration.

Payment for the Shares of Stock; Procedure for Receiving Merger Consideration

Immediately following the effective time of the Merger, TOLMAR will deposit, or cause to be deposited, with Computershare Trust Company, ZILA’s transfer agent and the paying agent for the Merger, an amount of cash sufficient for the paying agent to make full payment of the merger consideration to the record holders of ZILA common stock and Series B Preferred issued and outstanding immediately before the effective time (other than certain excluded shares identified in the section entitled “Merger Consideration”, which begins on page 36 of this proxy statement).

Immediately following the effective time of the Merger, TOLMAR will cause the paying agent to mail to you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrued in respect of the merger consideration. The paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Any portion of the funds deposited with the paying agent that remain undistributed to holders of common stock and Series B Preferred for 180 days after the effective time will be delivered to the Surviving Corporation, together with interest and other income received by the paying agent. Holders of common stock and Series B Preferred who at that time have not yet complied with the exchange procedures outlined above shall thereafter look only to the Surviving Corporation, as general creditors of the Surviving Corporation, for delivery of any merger consideration, without interest and less any applicable withholding taxes, that may be payable upon due surrender of their respective share certificates.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed and otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of TOLMAR (or any agent designated by TOLMAR) that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in an amount that the Surviving Corporation reasonably directs as indemnity against any claim that may be made against TOLMAR, the Surviving Corporation or the paying agent with respect to the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to TOLMAR and Acquisition Sub and representations and warranties made by TOLMAR and Acquisition Sub to us. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, ZILA made representations and warranties relating to:

•	our due organization, valid existence, good standing and power and authority to carry on the business of ZILA and its subsidiaries, as well as our compliance with our charter documents;

•	our capitalization;

•	our power and authority to execute and deliver, and to perform our obligations under, the Merger Agreement, and to consummate the Merger, as well as the enforceability of the Merger Agreement against us;

•	the standard and threshold for our stockholders to adopt the Merger Agreement;

•	the absence of conflicts with or defaults under our organizational documents, other contracts and applicable laws;

•	any requirements for us to obtain third-party consents in connection with the Merger;

•	the nature of our SEC filings and the financial statements contained therein, as well as the absence of certain liabilities;

•	the absence of any material adverse change with respect to us and certain other changes and events since January 31, 2009, as well as our maintenance of certain levels of working capital and available cash;

•	the absence of legal proceedings affecting ZILA;

•	the absence of any broker’s or finder’s fees payable by us in connection with the Merger;

•	the intellectual property used, owned or licensed by us and/or our subsidiaries;

•	our good title to, and use of, our properties and assets;

•	our leases;

•	our material contracts and the absence of any breach or violation of, or default under, any such material contract;

•	our compliance with all laws and governmental permits;

•	tax matters affecting us;

•	our employee benefit plans;

•	labor matters affecting us;

•	environmental matters affecting us;

•	our insurance policies;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of material claims with respect to our product warranties;

•	the absence of certain interested party transactions; and

•	the inapplicability of Delaware and Arizona anti-takeover statutes.

In the Merger Agreement, TOLMAR and Acquisition Sub made representations and warranties relating to:

•	their due organization, valid existence, good standing and power and authority to carry on their business;

•	their power and authority to execute and deliver, and to perform their obligations under, the Merger Agreement, and to consummate the Merger, as well as the enforceability of the Merger Agreement against TOLMAR;

•	the absence of conflicts with or defaults under their organizational documents, other contracts and applicable laws;

•	the absence of any broker’s or finder’s fees payable by them in connection with the Merger;

•	the accuracy and completeness of information that TOLMAR and Acquisition Sub have supplied for use in this proxy statement;

•	the fact that neither TOLMAR nor Acquisition Sub is an “interested stockholder” of ZILA, as such term is used in the Delaware anti-takeover statute;

•	the fact that TOLMAR has sufficient funds to consummate the Merger; and

•	there being no other representations or warranties other than as set forth in the Merger Agreement.

Covenants

Under the Merger Agreement, ZILA, TOLMAR and Acquisition Sub agreed to the following with respect to the period from and after the execution of the Merger Agreement:

•	all parties agreed to take all actions necessary to consummate the transactions contemplated by the Merger Agreement;

•	ZILA agreed to give all required notices to third parties and use its best efforts to obtain any third-party consents;

•	all parties agreed to give notices to, make filings with and use best efforts to obtain any authorizations, consents and approvals of any governmental entity;

•	ZILA agreed to file this proxy statement with the SEC as soon as practicable after the execution of the Merger Agreement;

•	ZILA agreed to call a special meeting of its stockholders (to be held as soon as practicable) in order to consider and vote on the adoption of the Merger Agreement;

•	ZILA agreed to (i) carry on its business in the ordinary course of business, (ii) take all actions necessary in order to timely pay all of its obligations, (iii) notify TOLMAR of any receipt of any notice of default of a material contract, (iv) use its reasonable best efforts to preserve its present business organization, keep available the services of its officers and key employees, preserve its assets and properties and relationships with its customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (v) take all actions necessary to ensure the representations and warranties are true and correct;

•	ZILA agreed to not, and to not permit of any its subsidiaries to do the following without the prior written consent of TOLMAR:

•	authorize or effect any change to ZILA’s (or any subsidiary’s) certificate of incorporation, bylaws or similar governing instruments;

•	grant any options, warrants or other rights to acquire any shares of ZILA’s (or any subsidiary’s) stock;

•	issue, sell or otherwise dispose of any of ZILA’s (or any subsidiary’s) stock;

•	declare or pay any dividend or make any other distribution with respect to our capital stock, or redeem any of our capital stock;

•	issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

•	impose any lien upon our assets outside the ordinary course of business;

•	make any capital investment in, make any loan to or acquire the securities or assets of any other person or entity, if doing so would be outside the ordinary course of business or would involve amounts in excess of $100,000;

•	enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, change of control, option, restricted stock, stock appreciation right, phantom stock, performance units, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement trust, plan, fund, policy or other arrangement of ZILA or any of its subsidiaries related to the compensation, benefit or welfare of any current or former director, independent contractor, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any current or former director, independent contractor, officer or employee of ZILA or any of its subsidiaries or pay any bonus, remuneration, or benefit to any current or former director, independent contractor, officer or employee not required by any plan or arrangement as in effect as of the date of the Merger Agreement;

•	sell, transfer, lease or license to any third party any material assets of ZILA;

•	enter into any contract outside the ordinary course of business, enter into, amend or terminate any of our material contracts or waive, release or assign any material rights or claims under any of our material contracts;

•	change our methods of account or accounting practices in any material respect;

•	revalue any of our assets;

•	make or change any material tax election;

•	make any capital expenditure other than the capital expenditures contemplated in the Merger Agreement;

•	settle or compromise any pending or threatened legal proceeding or initiate any legal proceeding;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	take any action that would result in any of our representations or warranties becoming untrue or incorrect.

•	ZILA agreed to permit representatives of TOLMAR to have reasonable access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to ZILA and each of its subsidiaries;

•	each party agreed to give prompt notice of any material adverse development causing a breach of its own representations and warranties;

•	each party agreed to take all actions necessary to delist our common stock from the NASDAQ Capital Market and to terminate registration under the Exchange Act, such delisting and deregistration to be effective after the effective time of the Merger;

•	ZILA agreed to establish appropriate reserves for the payment of taxes due and payable by ZILA and its subsidiaries for the period from January 31, 2009 through the effective time;

•	the Surviving Corporation agreed to make offers of employment in comparable positions to all of the employees of ZILA; and

•	the Surviving Corporation agreed to recognize service completed by the continuing employees while employed by ZILA or any of its subsidiaries for purposes of (a) continuing eligibility for participation and vesting in the Surviving Corporation’s benefit plans, if applicable, and (b) calculating any severance or vacation accrual benefits, if any, provided by the Surviving Corporation to continuing employees after the effective time.

Restrictions on Solicitations of Other Offers

The Merger Agreement requires us to immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any third-party with respect to an Acquisition Proposal (as defined below). The Merger Agreement prohibits us from initiating, facilitating or encouraging any offers from a third-party regarding an Acquisition Proposal, and it prohibits us from engaging in discussions or negotiations, or actually entering into an agreement, with a third-party regarding an Acquisition Proposal.

Notwithstanding the forgoing prohibitions, if, prior to obtaining the requisite stockholder approval required under the terms of the Merger Agreement and following the receipt by ZILA of a bona fide written Acquisition Proposal from any person, our Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and (ii) the failure to respond to such Acquisition Proposal would be inconsistent with its fiduciary duties, then ZILA may in response to such Acquisition Proposal (A) furnish information with respect to ZILA to the person who has made such Acquisition Proposal pursuant to a confidentiality agreement and (B) participate in discussions and negotiations regarding such Acquisition Proposal.

ZILA is required to, within three business days after receipt of an Acquisition Proposal, advise TOLMAR orally and in writing of the receipt of any Acquisition Proposal specifying the material terms and conditions and the identity of the party making such Acquisition Proposal and ZILA will provide to TOLMAR a copy of all written materials provided to ZILA in connection with any such Acquisition Proposal.

An “Acquisition Proposal” means any proposal or offer from any person (other than TOLMAR, Acquisition Sub or any of their respective affiliates) or group (as defined in Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of ZILA and its subsidiaries, taken as a whole, or 15% or more of the total outstanding voting securities of ZILA or any of its subsidiaries then outstanding, any tender offer, exchange offer or equity issuance that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of ZILA or any of its subsidiaries then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ZILA, other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of the Merger Agreement that (a) relates to an acquisition by a person or group (as defined in Section 13(d) of the Exchange Act) of either (i) more than 50% of the voting securities of ZILA pursuant to a tender offer, equity issuance, merger or otherwise or (ii) more than 50% of the assets used in the conduct of the business of ZILA, (b) ZILA’s Board determines in its good faith judgment (after consultation with its financial advisors and, after considering, among other things, the financial, legal and regulatory aspects of such Acquisition Proposal) would, if consummated, result in a transaction that is more favorable to ZILA’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, (c) the potential acquirer has the financial wherewithal to consummate without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources and (d) ZILA’s Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated.

We are not entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to TOLMAR the $300,000 termination fee and up to $200,000 in expenses as described in further detail in “Termination Fees and Expenses” beginning on page 44.

Indemnification and Insurance for Directors and Officers

The Merger Agreement provides that for a period of 60 months after the effective time of the Merger, ZILA will provide, at its sole expense, each individual who served as a director or officer of ZILA at any time prior to the effective time with liability insurance containing the same coverage and in the same amount as ZILA’s policies in effect immediately prior to the effective time; provided, however, in the event that the cost of liability insurance for such coverage exceeds 150% of the annual cost of such insurance in effect immediately before the effective time, ZILA may reduce the coverage and amount of liability insurance only to the extent necessary so that the annual cost of liability insurance does not exceed 150% of the annual cost of the insurance in effect immediately before the effective time.

In addition, for a period of 60 months after the effective time, ZILA is required to fulfill and honor in all respects the obligations of ZILA and its subsidiaries pursuant to any indemnification provision and any exculpation provision set forth in the organizational documents of ZILA or any of its subsidiaries as in effect on the date of the Merger Agreement. During such period, the organizational documents of ZILA must contain the provisions with respect to indemnification and exculpation from liability set forth in ZILA’s organizational documents on the date of the Merger Agreement, and such provisions are not to be amended, repealed or otherwise modified in any manner (including any amendment accomplished through merger, recapitalization, consolidation or reorganization) that could adversely affect the rights of any indemnified party thereunder.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the following conditions:

•	the Merger Agreement must be adopted by holders of a majority of the shares of our common stock entitled to vote at the special meeting;

•	the number of dissenting shares in the form of ZILA common stock must not exceed 15% of the total number of shares of our common stock entitled to vote at the special meeting;

•	we must receive certain third-party consents required pursuant to the terms of the Merger Agreement;

•	at least 70% of the warrants to purchase ZILA common stock that we issued in our November 2006 private placement must be cancelled (or we must obtain from the holders of the Target PIPE Warrants enforceable agreements to cancel at least 70% of such warrants as of the effective time of the Merger);

•	the representations and warranties of all parties to the Merger Agreement set forth therein must have been true and correct in all respects as of the date of the Merger Agreement;

•	certain specified representations and warranties of ZILA must be true and correct in all material respects (unless qualified by materiality, in which case they must be true and correct in all respects) as of the effective time of the Merger;

•	certain specified representations and warranties of ZILA must be true and correct in all respects as of the effective time of the Merger, except for inaccuracies that would not constitute a material adverse change with respect to ZILA;

•	all parties to the Merger Agreement must have performed and complied with all of their respective covenants specified in the Merger Agreement in all material respects (unless qualified by materiality, in which case they must have performed and complied with such covenants in all respects) through the closing of the Merger;

•	no legal proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (iii) adversely affect TOLMAR’s right to own the capital stock of and control the surviving corporation and its subsidiaries after the Merger, or (iv) adversely affect the right of the surviving corporation and/or its subsidiaries to own their assets and operate their business; and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

•	all parties to the Merger Agreement must have delivered the closing certificates prescribed thereunder;

•	all governmental authorizations and other consents required to be obtained in connection with the Merger must be obtained;

•	TOLMAR and Acquisition Sub must receive the resignations (effective as of the closing of the Merger) of each director of ZILA and our subsidiaries; and

•	the closing condition in the Senior Note Purchase Agreement regarding the absence of certain suits or proceedings must have been satisfied or waived, and there must be no outstanding material breach by the noteholders of the Senior Note Purchase Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, as follows:

•	by mutual agreement of ZILA, TOLMAR and Acquisition Sub;

•	by TOLMAR if:

•	we have breached any representation, warranty or covenant in the Merger Agreement in any material respect, TOLMAR or Acquisition Sub has notified us that would, if such breach were continuing at the effective time of the Merger, cause a condition to not be satisfied, and the breach has continued without cure for a period of 30 days after the written notice of breach;

•	the Merger is not consummated by November 22, 2009 (unless the failure results primarily from TOLMAR or Acquisition Sub breaching any representation, warranty or covenant contained in the Merger Agreement);

•	the Senior Note Purchase Agreement is terminated by any party thereto; or

•	our Board has (i) (A) withdrawn or modified in a manner adverse to TOLMAR, the approval or recommendation by our Board of the Merger, (B) approved or recommended any Acquisition Proposal, (C) approved or recommended, or allowed ZILA to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (x) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (y) requiring ZILA to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any Acquisition Proposal or (ii) taken a position contemplated by Rule 14e-2(a) of the Exchange Act, with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal.

•	by ZILA if:

•	TOLMAR or Acquisition Sub has breached any representation, warranty or covenant in the Merger Agreement in any material respect, we have notified TOLMAR and Acquisition Sub in writing of the breach, and the breach has continued without cure for a period of 30 days after the written notice of breach;

•	the Merger is not consummated by November 22, 2009 (unless the failure results primarily from ZILA breaching any representation, warranty or covenant contained in the Merger Agreement); or

•	prior to obtaining stockholder approval of the Merger Agreement in order to enter into an agreement relating to a Superior Proposal, but only if (i) such superior proposal did not result, directly or indirectly, from a breach by ZILA of Section 5.8 of the Merger Agreement, and (ii) (A) our Board has first provided prior written notice to TOLMAR that it is prepared to terminate the Merger Agreement to enter into an agreement with respect to a superior proposal, and (B) TOLMAR does not make, within five business days after the receipt of such notice, a binding, written and complete proposal that ZILA’s Board determines in good faith, after consultation with its legal and financial advisors, that causes the Acquisition Proposal that had constituted a superior proposal to no longer constitute a Superior Proposal.

•	by either TOLMAR or ZILA by giving written notice to the other party if our stockholders do not adopt the Merger Agreement at the special meeting.

Under certain circumstances, if the Merger Agreement is terminated by us, we must pay TOLMAR a termination fee and/or reimburse TOLMAR for certain expenses, as described in further detail in “Termination Fees and Expenses” below.

Termination Fees and Expenses

We will be required to pay TOLMAR’s expenses (including legal fees and expenses) incurred in connection with the Merger Agreement, not to exceed $200,000, and a termination fee of $300,000 if:

•	the Merger Agreement is terminated by TOLMAR because our Board has (i) (A) withdrawn or modified, in a manner adverse to TOLMAR, the approval or recommendation by our Board of the Merger, (B) approved or recommended any Acquisition Proposal, (C) approved or recommended, or allowed ZILA to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (x) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (y) requiring ZILA to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any Acquisition Proposal or (ii) taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal;

•	the Merger Agreement is terminated by ZILA in order for ZILA to enter into an agreement relating to a Superior Proposal; or

•	the Merger Agreement is terminated by TOLMAR because ZILA breached a representation, warranty or covenant in the Merger Agreement, which breach would have, if such breach were continuing at the effective time of the Merger, caused a closing condition to not be satisfied.

In addition, if the Merger Agreement is terminated because our stockholders do not adopt the Merger Agreement or the Merger is not consummated by November 22, 2009, and at or before the date of termination an Acquisition Proposal has been made or announced, then:

•	we will be required to pay TOLMAR’s expenses (including legal fees) incurred in connection with the Merger Agreement, not to exceed $200,000, if, within 12 months after the termination, ZILA enters into an agreement with respect to such Acquisition Proposal; and

•	we will be required to pay TOLMAR a termination fee of $300,000 if, within 12 months after the termination, any such Acquisition Proposal is consummated.

Amendment and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be approved by the parties’ respective boards of directors and shall be in a writing signed by us, TOLMAR and Acquisition Sub.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

MATTERS BEING SUBMITTED TO A VOTE OF STOCKHOLDERS

Proposal No. 1: Adoption of the Merger Agreement and Approval of the Merger

At the special meeting, ZILA common stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the transactions contemplated under the Merger Agreement, including the Merger. The Merger Agreement provides that at the effective time of the Merger, Acquisition Sub will be merged with and into ZILA. As a result of the Merger, ZILA will cease to be a publicly traded company and will become a wholly-owned subsidiary of TOLMAR.

The terms of, reasons for and other aspects of the Merger Agreement and the Merger are described in detail in the other sections of this proxy statement.

Vote Required; Recommendation of Board

The affirmative vote of holders of a majority of the outstanding shares of ZILA’s common stock as of the record date for the special meeting is required to adopt the Merger Agreement and approve the Merger.

A failure to submit a proxy card or vote at the ZILA special meeting, or an abstention, vote withheld or “broker non-vote” for the adoption of the Merger Agreement will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the Merger.

THE ZILA BOARD RECOMMENDS THAT ZILA’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

Proposal No. 2: Approval of Possible Adjournment of the Special Meeting

If ZILA fails to receive a sufficient number of votes to adopt the Merger Agreement and approve the Merger, ZILA may propose to adjourn the ZILA special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal No. 1. ZILA currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the proposal to adopt the Merger Agreement and approve the Merger.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of ZILA’s common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to approve the proposal to adopt the Merger Agreement.

An abstention will have the same effect as a vote against Proposal No. 2. A failure to submit a proxy card or vote at the special meeting or a “broker non-vote” will have no effect on the outcome of this proposal.

THE ZILA BOARD RECOMMENDS THAT ZILA’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

MARKET PRICE OF COMMON STOCK

Our common stock is quoted on the NASDAQ Capital Market under the symbol “ZILA.” The following table sets forth, for the periods indicated, the high and low sale prices of our common stock as reported by the NASDAQ Capital Market.

	Common Stock
	High	Low

Fiscal Year ending July 31, 2009
First Quarter	$1.60	$0.21
Second Quarter	0.72	0.13
Third Quarter	0.85	0.12
Fiscal Year ending July 31, 2008
First Quarter	$10.85	$6.16
Second Quarter	8.40	5.46
Third Quarter	7.49	1.12
Fourth Quarter	3.29	1.47
Fiscal Year ending July 31, 2007
First Quarter	$22.89	$14.14
Second Quarter	20.30	13.02
Third Quarter	16.80	13.65
Fourth Quarter	14.21	7.00

The closing sale price of our common stock on the NASDAQ Capital Market on June 24, 2009, the last trading day prior to our Board’s approval of the Merger Agreement, was $0.32 per share. On July [  ], 2009, the most recent practicable date before this proxy statement was printed, closing sale price of our common stock on the NASDAQ Capital Market was $[     ] per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares.

Dividends

We have not paid dividends on our common stock and we do not presently intend to do so. The policy of our Board has been to retain earnings to finance the growth and development of our business. Furthermore, the payment of cash dividends on our common stock is prohibited by the terms of our Senior Secured Notes.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables list the ownership of our common stock for the persons or the groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC’s rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The following tables set forth information concerning the beneficial owners of our common stock by (i) the directors, (ii) the “named executive officers” (as such term is defined under SEC rules), (iii) any person holding at least 5% of our shares, and (iv) all current directors and executive officers of ZILA as a group. Beneficial ownership and percentage ownership of shares of our common stock is as of the record date, July 2, 2009, based on 10,455,821.72 shares of our common stock issued and outstanding.

Certain Beneficial Owners

		Amount and Nature
		of Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	Of Class

Common Stock	Visium Asset Management, LLC(1) 950 Third Avenue, 29th Floor New York, NY 10022	1,530,705	15%
Common Stock	MicroCapital LLC(2) 623 Fifth Avenue, Suite 2502 New York, NY 10022	648,829	6%
Common Stock	Balysany Asset Management, LLC(3) 181 West Madison, Suite 3066 Chicago, IL 60602	858,460	8%

(1)	Dmitry Balyasny, by virtue of his ownership and control of Balyasny Asset Management, LLC (“BAM”), and Jacob Gottlieb as Managing Member of Visium Asset Management, LLC (“Visium”) have voting and dispositive power with respect to these shares. Both Messrs. Gottlieb and Balyasny disclaim beneficial ownership of any such shares.

Visium is deemed to be the beneficial owner of these shares of our common stock through its ownership and control of the following entities: Visium Balanced Fund, LP (“VBF”) holds a Senior Secured Note that is convertible into 110,490 shares of our common stock, Visium Long Bias Fund, LP (“VLBF”) holds a Senior Secured Note that is convertible into 34,033 shares of our common stock, Visium Balance Offshore Fund, Ltd. (“VBOF”) holds a Senior Secured Note that is convertible into 183,993 shares of our common stock, Visium Long Bias Offshore Fund, Ltd. (“VLBOF”) holds a Senior Secured Note that is convertible into 128,954 shares of our common stock and Atlas Master Fund., Ltd. (“Atlas Master Fund”) holds a Senior Secured Note that is convertible into 29,543 shares of our common stock. VBF, VLBF, VBOF and VLBOF each assigned their Senior Secured Notes to Visium Balanced Master Fund, Ltd.

(2)	Based on a Nasdaq Ownership Report, dated as of April 2, 2009 (the “Nasdaq Ownership Report”), MicroCapital LLC owns 648,829 shares of our common stock.

(3)	Dmitry Balyasny, by virtue of his ownership and control of BAM, has voting and dispositive power with respect to the shares of BAM. Mr. Balyasny disclaims beneficial ownership of any such shares. Based on the Nasdaq Ownership Report, BAM owns 566,252 shares of our common stock. BAM is also deemed to be the beneficial owner of these shares of our common stock through its ownership and control over Atlas Master Fund. Atlas Master Fund holds a Senior Secured Note that is convertible into 292,208 shares of our common stock.

Directors and Executive Officers

		(A)
		Common	(B)
		Stock-	Options-		Percent
		Beneficial	Beneficial		of
Name	Position(s)	Ownership	Ownership	Total	Class

David R. Bethune	Chairman and Chief Executive Officer	59,077	30,000	89,077		*
Gary V. Klinefelter	Vice President, General Counsel and Secretary	13,636	23,225	36,861		*
Diane E. Klein	Vice President and Treasurer	6,940	42,177	49,117		*
Wade F. Brooksby	Director	—	10,000	10,000		*
J. Steven Garrett	Director	5,371	15,680	21,051		*
Leslie H. Green	Director	9,200	29,048	38,248		*
O.B. Parrish	Director	8,452	16,265	24,717		*
Jon M. Plexico	Director	205,281	—	205,281	2.0%
George J. Vuturo	Director	10,000	16,605	26,605		*
Named executive officers and directors, as a group (9 persons)		317,957	183,000	500,957	4.8%

*	Denotes ownership of less than one percent.

(A)	Direct ownership; includes unvested shares of restricted common stock.

(B)	Options exercisable as of the record date or within 60 days thereof.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, holders of ZILA common stock and Series B Preferred have the right to dissent from the Merger and to receive payment in cash for the fair value of their shares as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration he/she would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. ZILA’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. ZILA will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes ZILA’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to ZILA a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of or consent to the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770, Attention: Gary V. Klinefelter, Vice President, General Counsel and Secretary, must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform ZILA of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to ZILA. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each ZILA stockholder who has properly filed a written demand for appraisal and who did not vote in favor of or consent to the Merger Agreement. At any time within sixty (60) days after the effective time of the Merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares. Within one hundred twenty (120) days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the Surviving Corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty (120) days after the effective time of the Merger, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice, if so ordered by the Chancery Court, to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, from the effective date of the Merger through the date of payment of the judgment, which shall be compounded quarterly and shall accrue at a default rate 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within sixty (60) days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2009 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to our principal executive offices, to Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770, Attention: Gary V. Klinefelter, Vice President, General Counsel and Secretary, within a reasonable time before we begin to print and send our proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals for the 2009 annual meeting must be received at our principal executive offices by July 13, 2009 to be considered for inclusion in our proxy materials relating to such meeting. Any notice of a shareholder proposal submitted outside the process of Rule 14a-8 of the Exchange Act after July 13, 2009 will be considered untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single copy of this notice and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770, Attention: Gary V. Klinefelter, Vice President, General Counsel and Secretary, or contact our Vice President, General Counsel and Secretary at (800) 922-7887. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona, 85254-1770, Attention: Gary V. Klinefelter, Vice President, General Counsel and Secretary, or contact our Vice President, General Counsel and

Secretary at (800) 922-7887. Georgeson Shareholder, which ZILA has retained to assist it with soliciting proxies for the special meeting, can be contacted toll-free at (877) 278-9674.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July [  ], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Sincerely,

David R. Bethune
Chairman and Chief Executive Officer

ANNEX A

AGREEMENT AND PLAN OF MERGER
AMONG
TOLMAR HOLDING, INC.
as Parent
PROJECT Z ACQUISITION SUB, INC.,
as Acquisition Sub, and
ZILA, INC.
as Target
Dated as of June 25, 2009

ARTICLE I Definitions and References		A-1
1.1	General Definitions	A-1
1.2	References, Titles and Construction	A-7

ARTICLE II The Merger		A-8
2.1	Merger	A-8
2.2	Closing	A-8
2.3	Actions at Closing	A-8
2.4	Effect of Merger	A-8
2.5	Treatment of Warrants, Options and Restricted Stock	A-9
2.6	Procedure for Payment	A-9
2.7	Closing of Transfer Records	A-10

ARTICLE III Target’s Representations and Warranties		A-10
3.1	Due Organization; Good Standing; Certificate of Incorporation and Bylaws	A-10
3.2	Capitalization, Etc	A-11
3.3	Authority; Binding Nature of Agreement	A-11
3.4	Non-Contravention; Consents	A-12
3.5	SEC Filings; Financial Statements	A-12
3.6	Absence of Certain Changes	A-13
3.7	Legal Proceedings; Orders	A-13
3.8	Brokers; Schedule of Fees and Expenses	A-13
3.9	Intellectual Property	A-13
3.10	Title to Assets; Real Property	A-16
3.11	Contracts	A-17
3.12	Compliance with Laws	A-17
3.13	Tax Matters	A-17
3.14	Employee Benefit Plans	A-18
3.15	Labor and Employment Matters	A-20
3.16	Environmental Matters	A-20
3.17	Insurance	A-20
3.18	Regulatory Compliance	A-21
3.19	Product Warranties	A-22
3.20	Transactions with Affiliates	A-22
3.21	State Anti-Takeover Statutes	A-22

ARTICLE IV Parent’s and Acquisition Sub’s Representations and Warranties		A-23
4.1	Due Organization and Good Standing	A-23
4.2	Authority; Binding Nature of Agreement	A-23
4.3	Non-Contravention; Consents	A-23
4.4	Brokers	A-23
4.5	Definitive Proxy Materials	A-23
4.6	Not an Interested Stockholder	A-23
4.7	Funds	A-23
4.8	No Other Representations or Warranties	A-23

A-i

ARTICLE V Covenants		A-24
5.1	General	A-24
5.2	Notices and Consents	A-24
5.3	Press Releases	A-24
5.4	Regulatory Matters and Stockholder Approval	A-24
5.5	Operation of Business	A-25
5.6	Access	A-26
5.7	Notice of Developments	A-26
5.8	Exclusivity; Acquisition Proposals	A-26
5.9	Director and Officer Insurance and Indemnification	A-27
5.10	Delisting	A-27
5.11	Tax Reserves	A-27
5.12	Continuing Employees	A-27
5.13	Service Credit	A-27

ARTICLE VI Conditions to Obligations to Close		A-28
6.1	Conditions to Parent’s and Acquisition Sub’s Obligation	A-28
6.2	Conditions to Target’s Obligation	A-29

ARTICLE VII Termination		A-30
7.1	Termination of Agreement	A-30
7.2	Effect of Termination	A-31
7.3	Fees and Expenses; Termination Fees	A-31

ARTICLE VIII Miscellaneous		A-31
8.1	Survival	A-31
8.2	No Third-Party Beneficiaries	A-31
8.3	Entire Agreement	A-32
8.4	Succession and Assignment	A-32
8.5	Counterparts	A-32
8.6	Notices	A-32
8.7	Governing Law; Venue; Waiver of Jury Trial	A-33
8.8	Amendments and Waivers	A-33
8.9	Severability	A-33
8.10	Specific Performance	A-33

Exhibit A — Certificate of Merger
Exhibit B — Form of Bylaws
Disclosure Schedule — Exceptions to Representations and Warranties

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 25, 2009, is among TOLMAR Holding, Inc., a Delaware corporation (“Parent”), Project Z Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and Zila, Inc., a Delaware corporation (“Target”). Parent, Acquisition Sub and Target sometimes are referred to collectively herein as the “Parties.”

Recitals

A. This Agreement contemplates a transaction in which Parent will acquire all of Target’s outstanding stock for cash through a reverse subsidiary merger of Acquisition Sub with and into Target.

B. The board of directors of Target has unanimously (other than with respect to one director, who recused himself from the vote) (i) determined that it is fair to and in the best interests of Target and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Acquisition Sub providing for the merger (the “Merger”) of Acquisition Sub with and into Target in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend the adoption of this Agreement by the stockholders of Target.

C. Parent has entered into a Senior Note Purchase Agreement (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) with Visium Balanced Master Fund, Ltd. and Atlas Master Fund, Ltd. (collectively, the “Noteholders”), whereby, among other things, Parent expects, at the Effective Time (as defined below), to purchase for cash all of the outstanding Third Amended and Restated Senior Secured Convertible Notes, dated November 28, 2006, made by Target (the “Senior Notes”).

D. The current officers and directors of Target who own Target Shares (as defined below) have agreed to enter into transaction support agreements in favor of Parent and Acquisition Sub with respect to, among other things, voting such shares in favor of the Merger.

Agreement

In consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

Definitions and References

1.1  General Definitions.  As used herein the terms “Agreement,” “Parent,” “Acquisition Sub,” “Target,” “Parties,” “Merger,” “DGCL,” “Note Purchase Agreement,” “Noteholders” and “Senior Notes” shall have the meanings ascribed thereto above, and the following terms shall have the following meanings:

“Acquisition Proposal” means any proposal or offer (whether or not binding) from any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group (as defined in Section 13(d) of the Securities Exchange Act) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Target and its Subsidiaries, taken as a whole, or 15% or more of the total outstanding voting securities of Target or any of its Subsidiaries then outstanding, any tender offer, exchange offer or equity issuance that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of Target or any of its Subsidiaries then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target, other than the transactions contemplated by this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Available Free Cash” has the meaning set forth in Section 3.6(b).

“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” has the meaning set forth in Section 2.4(e).

“Continuing Employees” has the meaning set forth in Section 5.12.

“Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Copyrights” means all registered and unregistered copyrights in both published and unpublished works, rights in mask works and mask works applications, all sui generis rights in data and databases, and any other rights of authorship in any other published and unpublished works, including all moral rights therein.

“Covered D&O’s” has the meaning set forth in Section 5.9(a).

“CSA” has the meaning set forth in Section 3.18(a).

“Current Assets” has the meaning set forth in Section 3.6(b).

“Current Liabilities” has the meaning set forth in Section 3.6(b).

“Definitive Proxy Materials” means the definitive proxy materials relating to the Special Meeting.

“Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Dissenting Share” means any Target Share, issued and outstanding immediately before the Effective Time, and held of record by any holder who or that has properly exercised his, her or its appraisal rights under the DGCL with respect to the proposal for the Merger.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law relating to pollution or protection of the environment (including, without limitation, Laws relating to recycling, reuse, product content and product take-back requirements as well as any carbon emission reduction legislation), worker safety or the exposure of any individual to any hazardous materials including any regulated emissions, discharges or releases of the following which shall all be deemed hazardous materials hereunder: chemicals, pollutants, contaminants, emissions, wastes, hazardous substances and toxic substances, radioactive and biological materials and wastes, and petroleum and petroleum related products and wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Target, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Facilities” means any real property or interest in real property that is being used or has ever been used by Target or any of its Subsidiaries and all buildings, structures or other improvements thereon.

“FDA” has the meaning set forth in Section 3.18(b).

“FDCA” has the meaning set forth in Section 3.18(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authorization” means any permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” means any Federal, state, local, tribal or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau or commission, governing body of any national securities exchange or other governmental authority or instrumentality in any domestic or foreign jurisdiction and any appropriate division of any of the foregoing.

“Health Care Laws” has the meaning set forth in Section 3.18(g).

“Intellectual Property” means any intellectual property that may exist under the Laws of any jurisdiction throughout the world, including all Marks, Patents, Copyrights and Trade Secrets, any applications for registration and registrations of the foregoing property and the foregoing rights (whether pending, existing, abandoned or expired), and any physical embodiments of the foregoing property and the foregoing rights.

“Knowledge” means, in the case of Target, the actual awareness by one or more of the current officers of Target of such fact or matter.

“Law” means any applicable Federal, state, local, municipal, foreign, tribal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, whether legislative, municipal, administrative or judicial in nature.

“Legal Proceeding” means any action, claim, counterclaim, suit, litigation, hearing, arbitration, grievance, proceeding (public or private), criminal prosecution or investigation by or before any Governmental Entity.

“License-In Contract” means any Contract under which Target or any of its Subsidiaries has acquired, obtained, or been granted any license, permission or any other right to utilize or otherwise exploit any Intellectual Property.

“License-Out Contract” means any Contract under which Target or any of its Subsidiaries has licensed, permitted or otherwise granted any right to any Person to utilize or otherwise exploit any Intellectual Property.

“Licensed-In IP” means the rights or permissions to any Intellectual Property acquired, obtained or granted under or through a License-In Contract.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, preference, restriction on the right of possession or use, encroachment, negative pledge, right of first refusal or offer, preemptive right, community or other marital property interest, imperfection of title, or other encumbrance of any kind, including any conditional sales Contract, title retention Contract or other Contract to give any of the foregoing.

“Marks” means all registered or unregistered trademarks, service marks, trade names, fictitious business names, and general intangibles of a similar nature (including corporate names, logos, trade dress, slogans, and product names), and the goodwill associated therewith, and all rights in internet web sites, internet domain names, uniform resource locators, and keywords and purchased search terms.

“Material Adverse Change” means any effect, change, condition, event or development that, individually or in the aggregate, would be (or could reasonably be expected to be) materially adverse, whether in the near-term or the long-term, to the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, results of operations or prospects of Target or any of its Subsidiaries, as determined from the perspective of a reasonable person in the Parent’s position, excluding any adverse effect, change, condition, event or development (unless such effect, change, condition, event or development adversely impacts Target and its Subsidiaries disproportionately compared to other companies operating in the same industry) arising from or relating to: (a) any general social, political or economic condition or event, including stock market fluctuations, acts of war or terrorism or the consequences of any of the foregoing, (b) any change in currency exchange rates or interest rates, (c) any legislative changes or other changes in Law and (d) natural disasters.

“Merger Consideration” has the meaning set forth in Section 2.4(e).

“Most Recent Balance Sheet” means the balance sheet as of the Most Recent Fiscal Quarter End included in the financial statements Target has filed with the SEC on Form 10-Q for the fiscal quarter ended as of the Most Recent Fiscal Quarter End.

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 3.5.

“Net Working Capital” has the meaning set forth in Section 3.6(b).

“Option Proceeds” has the meaning set forth in Section 2.5(b).

“Ordinary Course of Business” means an action taken by Target or any of its Subsidiaries if such action is (a) consistent in nature, scope and magnitude with the past practices of such Person, (b) taken in the ordinary course of the normal day-to-day operations of such Person, (c) taken in accordance with sound and prudent business practices and (d) not required to be authorized by the stockholders or other equity owners of such Person, the board of directors of such Person or any committee of the board of directors of such Person, and does not require any other separate or special authorization of any nature.

“Organizational Documents” means the articles or certificate of incorporation or formation, articles of incorporation, organization or association, general or limited partnership agreement, limited liability company or operating agreement, bylaws and other agreements, documents or instruments relating to the organization, management or operation of any Person that is an entity or relating to the rights, duties and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements or similar agreements.

“Parent-owned Share” means any Target Share, issued and outstanding immediately before the Effective Time, that Parent or Acquisition Sub owns of record.

“Patents” means any United States and non-United States patents, patent applications, patent disclosures, invention disclosures or other rights relating to the protection of inventions throughout the world (and all rights related thereto, including any continuations, continuations in part, divisionals, extensions, renewals, reissues or reexaminations of any of the foregoing).

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Payment Fund” has the meaning set forth in Section 2.6(a).

“Permitted Investments” means investments in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.

“Permitted Lien” means (a) with respect to any capital stock, membership interests or other similar equity interests of any Subsidiary of Target, (i) the provisions of the Governing Documents of such Subsidiary and (ii) the restrictions on the transfer of securities provided in the Securities Act and any state or “blue sky” securities Laws, and (b) with respect to any other asset, property or right, (i) Liens for Taxes not yet due or delinquent and (ii) statutory Liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent relating to an obligation that is not yet due or delinquent.

“Person” means an individual, an Entity or a Governmental Entity.

“PHSA” has the meaning set forth in Section 3.18(a).

“Prime Rate” means a rate per annum equal to the floating commercial loan rate as published in the Wall Street Journal (Western Edition) from time to time as the “Prime Rate,” adjusted in each case as of the banking day in which a change in the Prime Rate occurs, as reported in The Wall Street Journal (Western Edition); provided, however, that if such rate is no longer published in The Wall Street Journal, then it shall mean an annual rate of interest which equals the floating commercial loan rate of Citibank N.A., or its successors and assigns, announced from time to time as its “base rate,” adjusted in each case as of the banking day in which a change in the base rate occurs.

“Product” has the meaning set forth in Section 3.9(a).

“Requisite Stockholder Approval” means the affirmative vote in favor of this Agreement and the Merger of the holders of a majority of the outstanding Target Common Stock on the record date for the Special Meeting.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Software” means all computer software and all versions, forms and embodiments thereof, including all source code, object code, executable code, binary code, files, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all data, materials, manuals, design notes and other items and documentation related thereto or associated with the foregoing.

“Special Meeting” has the meaning set forth in Section 5.4(b).

“Specified Representations” has the meaning set forth in Section 6.1(e).

“Subsidiary” means, with respect to any Person at any time of determination, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, such Person, Subsidiaries or combination owns a majority ownership interest in such a business entity (other than a corporation) if such Person, Subsidiaries or combination is allocated a majority of such business entity’s gains or losses or is or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.8 that (a) relates to an acquisition by a Person or group (as defined in Section 13(d) of the Securities Exchange Act) of either (i) more than 50% of the voting securities of Target pursuant to a tender offer, equity issuance, merger or otherwise or (ii) more than 50% of the assets used in the conduct of the business of Target, (b) Target’s board of directors determines in its good faith judgment (after consultation with its financial advisors and, after considering, among other things, the financial, legal and regulatory aspects of such Acquisition Proposal) would, if consummated, result in a transaction that is more favorable to Target’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent in response thereto in accordance with

Section 7.1(f) as well as any payments resulting from the termination of this Agreement), (c) the potential acquirer has the financial wherewithal to consummate without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources and (d) Target’s board of directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Benefit Plans” has the meaning set forth in Section 3.14.

“Target Black Diamond Warrant” means that certain amended and restated warrant to purchase 171,429 shares of Target Common Stock at an exercise price of $15.54 per share issued to BDC Finance, L.L.C. by Target on June 6, 2006.

“Target Bylaws” has the meaning set forth in Section 3.1.

“Target Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Target Common Stock” means the common stock, $0.001 par value per share, of Target.

“Target Equity Plans” means Target’s 1997 Stock Award Plan, as amended and restated, and any other compensatory option plans or Contracts of Target, including any employee stock purchase plan and any option plans or Contracts assumed by Target pursuant to a merger or acquisition.

“Target Expense Reimbursement Amount” means an amount in cash equal to Parent’s expenses (including legal fees and expenses) incurred in connection with this Agreement (not to exceed $200,000).

“Target Intellectual Property” means any Intellectual Property (or portion thereof): (a) owned or licensed by Target or any of its Subsidiaries or which Target or any of its Subsidiaries otherwise has rights in or to; or (b) utilized in, necessary for, useful in, or incident to the conduct of the business of Target or any of its Subsidiaries in any manner as currently conducted or as proposed to be conducted.

“Target Material Contracts” has the meaning set forth in Section 3.11.

“Target Non-Disclosure and Invention Assignment Contract” has the meaning set forth in Section 3.9(i).

“Target Options” means any outstanding options to purchase Target Shares, whether granted by Target pursuant to the Target Equity Plans or otherwise.

“Target PIPE Warrants” means those certain warrants to purchase an aggregate of 1,212,995 shares of Target Common Stock at an exercise price of $14.63 per share issued to various investors by Target on or about November 29, 2006 and December 14, 2006.

“Target Preferred Stock” means the preferred stock, $0.001 par value per share, of Target.

“Target Restricted Stock” means the Target Common Stock issued pursuant to, and that is subject to vesting and other restrictions set forth in, Target’s 1997 Stock Award Plan, as amended and restated.

“Target SEC Documents” has the meaning set forth in Section 3.5.

“Target Series B Convertible Preferred Stock” means the Target Preferred Stock designated as Series B Convertible Preferred Stock.

“Target Share” means any share of Target Common Stock (including the Target Restricted Stock) or Target Preferred Stock (including Target Series B Convertible Preferred Stock).

“Target Software” means all Software, (a) owned or licensed by Target or any of its Subsidiaries, or (b) utilized in, necessary for, useful in, or incident to the conduct of the business of Target or any of its Subsidiaries in any manner, as currently conducted or as proposed to be conducted.

“Target Stockholder” means any Person who or that holds any Target Share.

“Target Termination Fee” means an amount in cash equal to $300,000.

“Target Warrants” means the Target PIPE Warrants and the Target Black Diamond Warrant.

“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including without limitation any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, together with any interest, penalties or additions to tax in respect of the foregoing and any transferee liability in respect of the foregoing payable by reason of contract, assumption, transferee liability, operation of Law, Section 1.1502-6(a) of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax, and where permitted or required, combined or consolidated returns for any group of entities.

“Trade Secrets” means all information that derives economic value from not being generally known to other Persons, and any other information that is proprietary or confidential to Target or any of its Subsidiaries, including trade secrets, know-how, ideas, inventions, processes, documentation, information, data, information, customer lists, Software (in both object code and source code form), data, products, processes, technology, plans, drawings, designs, systems and specifications.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“United States” and “U.S.” means the United States of America.

“USPTO” has the meaning set forth in Section 3.9(m).

“WARN” has the meaning set forth in Section 3.15.

1.2  References, Titles and Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections and other subdivisions refer to the Exhibits, Schedules, Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. All Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement. Titles and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires. A reference to a federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

The Merger

2.1  Merger.  On and subject to the terms and conditions of this Agreement, Acquisition Sub will merge with and into Target at the Effective Time. Target shall be the corporation surviving the Merger (the “Surviving Corporation”).

2.2  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

2.3  Actions at Closing.  At the Closing, (a) Target will deliver to Parent and Acquisition Sub the various certificates, instruments and documents referred to in Section 6.1, (b) Parent and Acquisition Sub will deliver to Target the various certificates, instruments and documents referred to in Section 6.2, (c) Target and Acquisition Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and (d) Parent will cause Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in Section 2.6.

2.4  Effect of Merger.

(a) General.  The Merger shall become effective at the time (the “Effective Time”) Target and Acquisition Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the DGCL. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Acquisition Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b) Certificate of Incorporation.  The certificate of incorporation of Target shall be the certificate of incorporation of Surviving Corporation.

(c) Bylaws.  The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to conform to the bylaws attached hereto as Exhibit B.

(d) Directors and Officers.  The directors of Acquisition Sub immediately before the Effective Time shall become the directors of Surviving Corporation at the Effective Time. The officers of Acquisition Sub immediately before the Effective Time shall become the initial officers of the Surviving Corporation at the Effective Time, each to hold office until the earlier of his or her resignation or removal.

(e) Conversion of Target Shares.  At the Effective Time and by virtue of the Merger and without any action by any of the Parties or the holders of Target Shares, (i) each share of Target Common Stock issued and outstanding immediately before the Effective Time (other than any Dissenting Share, Parent-owned Share or Target Share held in the treasury of Target) shall be converted into the right to receive an amount equal to $0.38 in cash, without interest (the “Common Stock Merger Consideration”), (ii) each share of Target Series B Convertible Preferred Stock issued and outstanding immediately before the Effective Time (other than any Dissenting Share, Parent-owned Share or Target Share held in the treasury of Target) shall be converted into the right to receive an amount equal to $0.44 in cash, without interest (together with the Common Stock Merger Consideration, the “Merger Consideration”), (iii) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL, (iv) each Parent-owned Share issued and outstanding immediately before the Effective Time and each Target Share held in the treasury of Target immediately before the Effective Time shall be cancelled, and (v) Target Shares issued and outstanding immediately before the Effective Time held of record by wholly-owned Subsidiaries of Target shall remain outstanding; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding Target Shares (or securities convertible or exchangeable into or exercisable for Target Shares) between the date of this Agreement and the Effective Time. For the avoidance of doubt, any fractional share of Target Common Stock shall be entitled to the same rights as whole shares of Target Common Stock with respect to conversion into Common Stock Merger Consideration, provided that a fractional share of Target Common Stock shall be converted into a pro rata amount of Common Stock Merger Consideration. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time.

(f) Conversion of Acquisition Sub’s Capital Stock.  At the Effective Time, each share of Acquisition Sub’s common stock, $0.0001 par value per share, shall be converted into one share of Surviving Corporation’s common stock, $0.001 par value per share.

2.5  Treatment of Warrants, Options and Restricted Stock.

(a) Treatment of Warrants.  Target shall use its reasonable best efforts to cause all of the outstanding Target PIPE Warrants to be terminated and cancelled at or before the Effective Time. In exchange for such cancellation, Target shall not pay any holder of a Target PIPE Warrant any amount in excess of the Black-Scholes valuation thereof and no consideration for the cancellation thereof shall be payable by Parent, Acquisition Sub, Target or the Surviving Corporation after the Effective Time. Each unexercised Target Black Diamond Warrant outstanding immediately prior to the Effective Time shall, in accordance with and subject to its terms, cease to represent a right to acquire Target Common Stock and, as of and following the Effective Time no consideration shall be payable by Parent, Acquisition Sub, Target or the Surviving Corporation therefor.

(b) Cancellation of Options.  No outstanding Target Options shall be assumed, continued or substituted for by Parent. Target shall take all action necessary under the applicable Target Equity Plans to ensure that as of no later than immediately before the Effective Time, and contingent upon the effectiveness of the Merger, each then outstanding Target Option shall become immediately vested and exercisable in full. At the Effective Time, each then outstanding Target Option shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Target Option (such amount being hereinafter referred to as the “Option Proceeds”), and each such Target Option shall terminate at the Effective Time. Surviving Corporation shall pay the Option Proceeds to the holders of Target Options promptly following the Effective Time. Prior to the Effective Time, Target shall provide all notices, obtain all necessary consents or releases from the holders of Target Options and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.5(b).

(c) Treatment of Restricted Stock.  At the Effective Time and by virtue of the Merger and without any action by any of the Parties or the holders of Target Restricted Stock, the restrictions on the Target Restricted Stock issued and outstanding immediately before the Effective Time shall lapse, and such Target Restricted Stock shall be treated in accordance with Section 2.4(e).

2.6  Procedure for Payment.

(a) Immediately after the Effective Time, (i) Parent will cause Surviving Corporation to furnish to Computershare Trust Company (the “Paying Agent”) an amount of cash (the “Payment Fund”) sufficient for the Paying Agent to make full payment of the Merger Consideration to the record holders of Target Shares issued and outstanding immediately before the Effective Time (other than any Dissenting Shares, Parent-owned Shares and Target Shares held in the treasury of Target) and (ii) Parent will cause the Paying Agent to mail a letter of transmittal (which shall be in customary form and shall provide instructions for its use) to each record holder of Target Shares issued and outstanding immediately before the Effective Time (other than any Dissenting Shares, Parent-owned Shares and Target Shares held in the treasury of Target) for the holder to use in surrendering the certificates that represented his, her or its Target Shares against payment of the Merger Consideration. Upon surrender of such Target Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall promptly pay to the holders thereof the aggregate Merger Consideration into which such Target Shares shall have been converted pursuant to Section 2.4(e). No interest will accrue or be paid to the holder of any outstanding Target Shares.

(b) Surviving Corporation may cause the Paying Agent to invest the cash included in the Payment Fund in one or more Permitted Investments, provided that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. Surviving Corporation may cause the Paying Agent to pay over to Surviving Corporation any net earnings with respect to the investments, and Surviving Corporation shall replace promptly any portion of the Payment Fund that the Paying Agent loses through the investments.

(c) Surviving Corporation may cause the Paying Agent to pay over to Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat, and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Surviving Corporation free and clear of any claims or interests of any Person previously entitled thereto.

(d) Surviving Corporation shall pay all charges and expenses of the Paying Agent.

(e) Notwithstanding anything in this Agreement to the contrary, Parent, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Target Shares or Target Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by Parent, Surviving Corporation or the Paying Agent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target Shares or Target Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Paying Agent, as the case may be.

2.7  Closing of Transfer Records.  After the Effective Time, the stock transfer books of Target shall be closed and thereafter there shall be no further registration of transfers of Target Shares that were outstanding prior to the Effective Time.

ARTICLE III

Target’s Representations and Warranties

Target represents and warrants to Parent and Acquisition Sub that the statements contained in this ARTICLE III are correct and complete, except as set forth in (i) the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) or (ii) specific disclosures of events, facts or circumstances which have already occurred or already exist and are set forth in reasonable detail in the Target SEC Documents, but only to the extent it is reasonably apparent that any such disclosure set forth in the Target SEC Documents would qualify the representations and warranties contained herein and only to the extent that such disclosure is not deemed to modify any statement contained in this ARTICLE III that includes a specific reference to the Disclosure Schedule (unless the Disclosure Schedule includes a reference to the specific location of the disclosure set forth in the Target SEC Documents), and excluding (A) any exhibits to the Target SEC Documents, (B) any items included therein that are incorporated by reference to other filings or documents, (C) any risk factor disclosures or other predictive or forward-looking disclosures contained therein and (D) any Target SEC Documents that are filed after the date of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE III.

3.1  Due Organization; Good Standing; Certificate of Incorporation and Bylaws.  Each of Target and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction in which it is organized, and has all the corporate power and authority required to carry on its business as it is now being conducted and to own and use the properties owned and used by it. Each of Target and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or used by it makes such qualification or license necessary. Target has delivered or made available to Parent and Acquisition Sub a complete and correct copy of Target’s certificate of incorporation, as amended to date (the “Target Certificate of Incorporation”), and Target’s amended and restated bylaws, as currently in effect (the “Target Bylaws”). The Target

Certificate of Incorporation and the Target Bylaws are in full force and effect and no other Organizational Documents are applicable to or binding on Target. Target is not in violation of any provisions of the Target Certificate of Incorporation or the Target Bylaws.

3.2  Capitalization, Etc.

(a) The entire authorized capital stock of Target consists of 32,500,000 shares, divided into 30,000,000 shares of Target Common Stock and 2,500,000 shares of Target Preferred Stock. Of the Target Preferred Stock, 100,000 shares are designated as Target Series B Convertible Preferred Stock. As of June 25, 2009, there are (i) 10,455,821.72 shares of Target Common Stock issued and outstanding, (ii) 31,202 shares of Target Common Stock held in treasury, (iii) 100,000 shares of Target Series B Convertible Preferred Stock issued and outstanding, (iv) an aggregate of 404,809.07 shares of Target Common Stock issuable on the exercise of outstanding Target Options, with a weighted average exercise price of $10.58 per share, (v) an aggregate of 779,221 shares of Target Common Stock issuable on conversion of the Senior Notes, with a conversion price of $15.40 per share, (vi) an aggregate of 1,384,424 shares of Target Common Stock issuable on the exercise of Target Warrants, with a weighted average exercise price of $14.76 per share and (vii) an aggregate of 100,000 shares of Target Common Stock issuable on conversion of the Target Series B Convertible Preferred Stock. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid and non-assessable. Target has delivered or made available to Parent and Acquisition Sub a complete and correct copy of the Target Equity Plans, which cover the Target Options and restricted stock awards granted by Target that are outstanding as of the date of this Agreement, and the forms of all Target Option agreements and restricted stock award agreements evidencing such Target Options and stock awards.

(b) All of the issued and outstanding shares of capital stock, membership interests or other similar equity interests, as applicable, of each of Target’s Subsidiaries are held of record or owned beneficially by one or more of Target and its Subsidiaries free and clear of all Liens, other than Permitted Liens, and have been duly authorized and are validly issued, fully paid and non-assessable. Section 3.2(b) of the Disclosure Schedule lists all Subsidiaries of Target, together with the jurisdiction of organization of each such Subsidiary. Except for the Subsidiaries listed in Section 3.2(b) of the Disclosure Schedule, neither Target nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock, membership interests or other similar equity interests, as applicable, of any Entity.

(c) Except as set forth in Section 3.2(a) of the Disclosure Schedule, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of Target, except for Target Common Stock issued pursuant to the exercise of Target Options in accordance with their terms, (B) securities of Target convertible into or exchangeable for shares of capital stock or voting securities of Target or any of its Subsidiaries or (C) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Target or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any capital stock of Target or any of its Subsidiaries and (ii) there are no outstanding obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of such shares, securities, options, warrants, rights, contracts or commitments. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Target or any of its Subsidiaries. No Target Shares are held by any Subsidiary of Target.

3.3  Authority; Binding Nature of Agreement.  Target has all the power and authority required to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger. The board of directors of Target has unanimously (other than with respect to one director, who recused himself from the vote) (a) determined that the Merger is fair to, and in the best interests of, Target’s stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Target, (c) declared that this Agreement is advisable and (d) resolved to recommend the Agreement and Merger to Target’s stockholders. This Agreement has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The Requisite Stockholder Approval is the only vote of the holders of any class or series of Target’s capital stock necessary to adopt this Agreement or approve the Merger.

3.4  Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Target, nor the consummation of the transactions contemplated hereunder by Target, does or will (a) violate or conflict with any of the provisions of the Organizational Documents of Target or any of its Subsidiaries, (b) violate any Law to which Target or any of its Subsidiaries is subject or (c) (i) materially conflict with, (ii) result in a material breach or default (or cause an event that with or without giving of notice or lapse of time or both would become a material breach or default) under, (iii) result in the termination of, (iv) accelerate the performance required by, (v) result in a right of termination or acceleration under any Target Material Contract (or result in the imposition of any Lien on any of its material assets). Except as may be required by the Securities Exchange Act or the DGCL and except as set forth in Section 3.4 of the Disclosure Schedule, neither Target nor any of its Subsidiaries is required to give any notice to, make any filing with or obtain any authorization, consent or approval from any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

3.5  SEC Filings; Financial Statements.

(a) Target has timely filed (after giving effect to any extended time for filing under Rule 12b-25 under the Securities Exchange Act) all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed with or furnished to the SEC since July 31, 2007 (collectively the “Target SEC Documents”). Each of the Target SEC Documents, as amended before the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act, as in effect when filed. None of the Target SEC Documents contained, when filed, or if amended before the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Target SEC Documents filed before the date of this Agreement have been delivered to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of Target’s Subsidiaries is required to file, or files, any form, report or other document with the SEC.

(b) Target is in compliance with, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Securities Exchange Act. The management of Target has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act) to ensure that material information relating to Target and its Subsidiaries is made known to the management of Target by others within those Entities and (ii) disclosed, based on its most recent evaluation, to Target’s outside auditors and the audit committee of the board of directors of Target (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Securities Exchange Act) that are reasonably likely to materially affect Target’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in Target’s internal controls.

(c) Since January 31, 2009, none of Target, Target’s board of directors of Target nor any committee of such board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Target, (ii) “material weakness” in the internal controls over financial reporting of Target or (iii) fraud, whether or not material, that involves management or other employees of Target or any of its Subsidiaries who have a significant role in the internal controls over financial reporting.

(d) Target has filed quarterly reports on Form 10-Q for the fiscal quarters ended as of January 31, 2009 (the “Most Recent Fiscal Quarter End”) and October 31, 2008 and an annual report on Form 10-K for the fiscal year ended July 31, 2008. The financial statements (including related notes and schedules) included in or incorporated by reference into these Target SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes to such financial statements) throughout the periods and at the dates covered thereby and fairly present the financial position of Target and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders’ equity and cash flows of Target and its Subsidiaries for the periods covered thereby; provided, however, that the financial statements included in the quarterly reports are subject to normal year-end adjustments.

(e) Neither Target nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of a Law).

3.6  Absence of Certain Changes.

(a) Since the Most Recent Fiscal Quarter End, (i) there has not been any Material Adverse Change, (ii) Target and its Subsidiaries have conducted their business in the Ordinary Course of Business and (iii) neither Target nor any of its Subsidiaries has (A) suffered any material loss, damage or destruction to any of its assets or (B) except as expressly contemplated by this Agreement, taken any action that, if taken after the date hereof, would have constituted a breach of Section 5.5(b).

(b) Since the Most Recent Fiscal Quarter End, Target has maintained a positive Net Working Capital balance of at least $1,000,000 and has maintained a positive Available Free Cash balance of at least $1,000,000. The Parties agree that Net Working Capital, Current Assets, Current Liabilities and Available Free Cash shall be calculated using accounting principles, methodologies and practices consistent with GAAP as applied on a consistent basis with the principles, methodologies and practices used with respect to the Most Recent Balance Sheet. For purposes of this Agreement, “Net Working Capital” means the aggregate amount of Current Assets, minus the aggregate amount of Current Liabilities. For purposes of this Agreement, “Current Assets” means all current assets of Target and its Subsidiaries, including trade receivables (net of allowances), inventories (net), prepaid expenses, other current assets, cash and cash equivalents. For purposes of this Agreement, “Current Liabilities” means all current liabilities of Target and its Subsidiaries, including accounts payable and accrued liabilities, but excluding all other current liabilities (including deferred gain on sale leaseback, deferred revenue, short-term borrowings, current portion of long-term debt (including the Senior Notes) and current liabilities of discontinued operations). For purposes of this Agreement, “Available Free Cash” means the aggregate amount of all cash and cash equivalents of Target and its Subsidiaries.

3.7  Legal Proceedings; Orders.  There is no Legal Proceeding pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries or any of its or their respective properties or rights or any of its or their respective officers or directors in their capacity as such, nor any internal investigations (other than investigations in the ordinary course of Target’s or any of its Subsidiaries’ compliance programs) being conducted by Target or any of its Subsidiaries nor have any acts of alleged misconduct by Target or any of its Subsidiaries been reported to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries, nor any of its or their respective properties is subject to any order, judgment, injunction, ruling, charge or decree related to the conduct of the respective businesses of Target and its Subsidiaries. To the Knowledge of Target, no Person is challenging the right of Target or any Subsidiary to design, manufacture, license, offer or sell any Products.

3.8  Brokers; Schedule of Fees and Expenses.  Neither Target nor any of its Subsidiaries has any liability or obligation to pay any brokerage, finder’s or other similar fee or commission to any broker, finder, agent or investment banker with respect to the transactions contemplated by this Agreement. A good faith estimate, as the date of this Agreement, of all third party fees and expenses, including any fees that may be payable upon the consummation of the transactions contemplated by this Agreement, such as success fees and the like, of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by Target in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred or expected to be incurred by Target or any of its Subsidiaries with respect to this Agreement and the transactions contemplated by this Agreement is set forth on Section 3.8 of the Disclosure Schedule.

3.9  Intellectual Property.

(a) Each product developed, manufactured, marketed, distributed, performed, licensed, sold, rendered, provided, offered, performed or planned in writing by Target or any of its Subsidiaries (“Product”) since January 1, 2005 through Closing is set forth in Section 3.9(a) of the Disclosure Schedule.

(b) All Target Intellectual Property owned in whole or in part at any time by Target, and to the Knowledge of Target all other Target Intellectual Property, that is or at any time has been subject to an application or registration for protection under the Laws of any jurisdiction throughout the world (whether now pending, existing, abandoned or expired) are set forth in Section 3.9(b) of the Disclosure Schedule, specifying as to all such Target Intellectual Property:

(i) the type of the Target Intellectual Property;

(ii) the owner of the Target Intellectual Property (and, in the case that Target or any of its Subsidiaries is not the owner, the nature of the rights held by Target or its Subsidiaries, as applicable);

(iii) the jurisdictions by or in which such Target Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing; and

(iv) each Product to which the Target Intellectual Property relates.

Other than the Target Intellectual Property set forth on Section 3.9(b) of the Disclosure Schedule, there are no other Intellectual Property material to or necessary for the conduct of the business of Target or any of its Subsidiaries as currently conducted and as proposed to be conducted that is or at any time has been subject to an application or registration for protection under the laws of any jurisdiction throughout the world (whether now pending, existing, abandoned or expired).

(c) In Section 3.9(c) of the Disclosure Schedule, Target has accurately identified and described each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain any applications and registrations for all Target Intellectual Property owned by Target or any of its Subsidiaries. Target has provided to Parent complete and accurate copies of all applications, registrations, correspondence and other material documents filed, or to be filed, with the applicable Governmental Entity related to the Target Intellectual Property during such 120-day period. All registrations and applications for Target Intellectual Property owned by Target or any of its Subsidiaries are registered in the name of Target or one of its Subsidiaries, and Target or one of its Subsidiaries is in possession of all applications, registrations (and certificates of registration and letters patent), renewals, reissues, extensions and all other instruments evidencing ownership of the Target Intellectual Property.

(d) Target has provided Parent with accurate and complete copies of all License-In Contracts, all of which are set forth on Section 3.9(d) of the Disclosure Schedule. For each License-In Contract, Section 3.9(d) of the Disclosure Schedule further specifies the parties to, and the nature of the rights held by Target or any of its Subsidiaries in the Target Intellectual Property subject to, the License-In Contract. Each License-In Contract is binding against all parties to such License-In Contract, fully exercisable and enforceable by Target or its applicable Subsidiary, and in full force and effect. The License-In Contracts provide Target or its applicable Subsidiary with all rights, licenses, authorizations and other permissions to any Intellectual Property owned by any Person other than Target or its applicable Subsidiary necessary for the conduct the business of Target and its Subsidiaries in any manner, as currently conducted or as proposed to be conducted. The rights acquired under each License-In Contract will be fully exercisable and enforceable by Parent on and after the Closing to the same extent as by Target and its Subsidiaries prior to the Closing. Neither Target nor any of its Subsidiaries have any obligation to compensate or account to any Person an amount in excess of $10,000 for the use of any Intellectual Property.

(e) Target has provided Parent with accurate and complete copies of all License-Out Contracts, all of which are set forth on Section 3.9(e) of the Disclosure Schedule. For each License-Out Contract, Section 3.9(e) of the Disclosure Schedule further specifies the parties to, and the nature of the rights held by Target and its Subsidiaries in the Target Intellectual Property subject to, the License-Out Contract. Each License-Out Contract is binding against all parties to such License-Out Contract, fully exercisable and enforceable by Target or its applicable Subsidiary, and in full force and effect. Each License-Out Contract will be fully exercisable and enforceable by Parent on and after the Closing to the same extent as by Target or its applicable Subsidiary before the Closing.

(f) Except for the Licensed-In IP subject to a License-In Contract set forth on Section 3.9(d) of the Disclosure Schedule, (i) Target or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Target Intellectual Property free and clear of all Liens or other rights, licenses, equities or claims; (ii) all Target Intellectual Property (or portion thereof) are valid, fully enforceable, and in full force and effect, and following

Closing will remain, to the Knowledge of Target, valid, fully enforceable, and in full force and effect; and (iii) the Surviving Corporation will be the sole and exclusive owner free and clear of all Liens or other rights, licenses, equities or claims, of all right, title and interest in and to all of the Target Intellectual Property (or portion thereof) on and after the Closing, to the Knowledge of Target, without seeking the authorization, consent or approval of any Person and without payments to any Person other than as set forth in this Agreement.

(g) (i) Neither Target nor any of its Subsidiaries has received any notice of any claim or allegation of infringement, misappropriation or other violation from any Person with respect to the Target Intellectual Property; (ii) the Target Intellectual Property and the operation of the business of Target and its Subsidiaries as currently conducted and as proposed to be conducted are not currently infringing on, in conflict with, misappropriating, or otherwise violating any Intellectual Property of any Person and, to the Knowledge of Target, are not subject to any pending or threatened litigation or other adverse claim of infringement or misappropriation by any Person; (iii) except for as listed in Section 3.9(g) of the Disclosure Schedule, within the last 10 years, neither Target nor any of its Subsidiaries has threatened, initiated or contemplated any claim or allegation against any Person alleging that the Person infringes, misappropriates or otherwise violates any Target Intellectual Property; (iv) to the Knowledge of Target, no Person has infringed or otherwise misappropriated or is now infringing or misappropriating any Target Intellectual Property; (v) to the Knowledge of Target, all of the Target Intellectual Property is valid, subsisting and enforceable on the Closing; (vi) there have been no threats received by Target or any of its Subsidiaries alleging that any Target Intellectual Property is invalid or unenforceable; and (vii) to the Knowledge of Target, there has been no prior use of any Target Intellectual Property (or portion thereof) by any Person that would confer upon such Person superior rights in such Target Intellectual Property (or portion thereof). Each of Target and its Subsidiaries has taken reasonable steps to preserve and maintain records relating to the Target Intellectual Property.

(h) No interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Target Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.

(i) Each of Target and its Subsidiaries has used best efforts to protect and preserve the security, confidentiality and value of the Target Intellectual Property. Without limiting the foregoing, each of Target and its Subsidiaries has at all times enforced a policy requiring each of its employees, consultants and contractors, and any other Person involved in the creation or development of any Target Intellectual Property, to enter into a valid and enforceable non-disclosure and invention assignment agreement with Target or its applicable Subsidiary substantially in Target’s standard form, a copy of which is included as Section 3.9(i) of the Disclosure Schedule (“Target Non-Disclosure and Invention Assignment Contract”). All current and former employees, consultants and contractors of Target or any of its Subsidiaries, and any other Person involved in the creation or development of any Target Intellectual Property (or portion thereof), have executed a valid and enforceable Target Non-Disclosure and Invention Assignment Contract and a copy of each such Target Non-Disclosure and Invention Assignment Contract has been delivered to Parent. No Person other than Target and its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Target Intellectual Property (or portion thereof). There has been no misappropriation of confidential information of Target or any of its Subsidiaries.

(j) Neither Target nor any of its Subsidiaries is utilizing in its business, nor will Surviving Corporation be required to utilize in the business of the Surviving Corporation after Closing: (i) any inventions of any employees of Target or any of its Subsidiaries made, or any Trade Secrets (including confidential information) of any Person to which such employees were exposed, prior to their employment by Target or any of its Subsidiaries; and (ii) any Trade Secrets (including confidential information) of another Person to which any independent contractors or consultants of Target or any of its Subsidiaries have been exposed.

(k) None of the Target Software: (i) contains, to the Knowledge of Target, any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Target Software or any product or system containing or used in conjunction with such Target Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of the Target Software or any product or system containing or used in conjunction with such Target Software. No Target Software is, in whole or in part, subject to the provisions of any open source, quasi-open source or any other

Contract obligating Target or any of its Subsidiaries to make source code available to third parties or to publish source code under any circumstances. No source code for any Target Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement an employee of Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Target Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Target or one of its Subsidiaries.

(l) Neither Target nor any of its Subsidiaries has made any submission or suggestion to, or otherwise participated in, and is not subject to any Contract with, any standards bodies or other entities that could obligate Target or any of its Subsidiaries to grant licenses or rights with respect to or otherwise impair its control of Target Intellectual Property. No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Target Intellectual Property.

(m) Target and its Subsidiaries exercised reasonable diligence with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by Target or any of its Subsidiaries. For each patent or patent application owned by Target or any of its Subsidiaries, (i) all inventors have been properly identified and named; (ii) all inventors have executed an assignment of rights to Target or its applicable Subsidiary and, at Closing, Target or its applicable Subsidiary shall be the sole assignee; and (iii) to the Knowledge of Target, the United States Patent and Trademark Office (the “USPTO”) has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112). For each patent or patent application licensed by Target or any of its Subsidiaries, (1) to the Knowledge of Target, all inventors have been properly identified and named; (2) to the Knowledge of Target, the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112); and (3) any royalties due to third parties have been fully set forth in Section 3.9(m) of the Disclosure Schedule.

(n) Any filing, registration, issuance, maintenance and renewal fees due in connection with the Target Intellectual Property (or portion thereof) have been paid on or before the final deadline for paying such fees and all documents, certificates and other material necessary to maintain such Target Intellectual Property (or portion thereof) have been filed on or before the final deadline for paying such fee with the relevant Governmental Entity. Target and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Target Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act. Except as set forth in Section 3.9(n) of the Disclosure Schedule, no Person has submitted and, to the Knowledge of Target, no Person has indicated any plan to submit, an Abbreviated New Drug Application that includes a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) citing any Patent listed in the FDA Orange Book for any Product.

3.10  Title to Assets; Real Property.

(a) One or more of Target and its Subsidiaries has good title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Liens, other than Permitted Liens, except for property and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Quarter End. One or more of Target and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as presently conducted.

(b) Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses or other agreements (collectively, the “Real Property Leases”) under which Target or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). Target has delivered or otherwise made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications and side agreements in connection therewith). Except as set forth in the Real Property Leases, neither Target nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all of the real property owned in fee by Target or its Subsidiaries (the “Owned Real Property”). Neither Target nor any of its Subsidiaries have subleased or otherwise granted rights of use or occupancy to any other Person of any Owned Real Property. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase any Owned Real Property. The Leased Real Property, the Owned Real Property and the personal property owned or leased by Target or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects.

3.11  Contracts.  Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which Target or any of its Subsidiaries is a party or by which Target, any of its Subsidiaries or any of their respective assets is bound that (a) is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) restricts or limits in any way the ability of Target or any of its Subsidiaries to conduct business, including to compete in any geographic area or line of business, (c) is a partnership, joint venture, product development, research and development or other agreement involving an allocation or sharing of profits, losses, costs or liabilities, (d) is a Contract to allocate, share or otherwise indemnify for Taxes, (e) involves aggregate payments of more than $100,000 annually, (f) is between one or more of Target and its Subsidiaries and any director or officer of Target or any Person beneficially owning five percent or more of any class of the outstanding Target Shares, (g) is an employment or consulting Contract, (h) provides for benefits (including severance pay, accelerated vesting, bonuses and relocation expenses) to be provided to any employee, director or officer upon or in connection with a change in control of Target or any of its Subsidiaries, (i) provides for indemnification or a guaranty by Target or any of its Subsidiaries to any Person, (j) is a loan or credit agreement, indenture, mortgage, note, guaranty or other Contract evidencing indebtedness for money borrowed, (k) grants “most favored nation or customer” status that, following the Merger, would apply to Parent or its Affiliates (including Target and Target’s Subsidiaries), (l) prohibits or limits the right of Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) to make, develop, sell or distribute any Products or use, transfer, license, distribute or enforce any of the Target Intellectual Property, (m) would prevent or impair Target’s ability to consummate the Merger, (n) could require the disposition of any material assets or line of business of Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates), (o) contains a put, call or similar right pursuant to which Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person, (p) is a Real Property Lease, (q) is a Contract the term of which exceeds one year and is not terminable by Target or any of its Subsidiaries, as applicable, on notice of 60 days or less, (r) relates to the acquisition, sale or disposition of any material business unit or product line of Target or any of its Subsidiaries, (s) relates to the creation of a Lien on any asset of Target or any of its Subsidiaries, (t) is a commercial Contract with any Governmental Entity, (u) is a non-disclosure, confidentiality, standstill, non-solicitation, non-hire or similar agreement or (v) was not negotiated and entered into on an arm’s-length basis. The foregoing Contracts, together with the License-In Contracts, the License-Out Contracts and the Target Non-Disclosure and Invention Assignment Agreements, are collectively referred to herein as “Target Material Contracts.” Neither Target nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in breach or default in any respect under any Target Material Contract, and there has not occurred any event that with the lapse of time, the giving of notice or both would constitute such breach or default. Each Target Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to one or more of Target and its Subsidiaries, as applicable. Target has delivered or otherwise made available to Parent true, correct and complete copies (or in the case of oral Contracts, a true and correct written summary of the material terms) of each Target Material Contract, together with all amendments and supplements thereto.

3.12  Compliance with Laws.  Without limiting the generality of any other provision herein, each of Target and its Subsidiaries is currently in compliance, and since January 1, 2005 has complied, in all material respects with all Laws and Governmental Authorizations applicable to their business or respective assets, and, since January 1, 2005, no Legal Proceeding has been filed or commenced and no complaint, claim, demand or notice has been made against Target or any of its Subsidiaries alleging any failure to so comply.

3.13  Tax Matters.  Notwithstanding any information set forth in any Target SEC Document:

(a) All Tax Returns required to have been filed by Target and its Subsidiaries (i) have been filed on or before the applicable due date (as such due date may have been extended), and (ii) have been prepared in compliance with applicable Laws. All Taxes due and owing by Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Target is not and has never been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

(b) The Most Recent Balance Sheet fully reflects all accrued liabilities of Target and its Subsidiaries for Taxes with respect to all periods through the time period on such Most Recent Balance Sheet in accordance with GAAP. Since June 1, 2006, neither the Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(c) Each of Target and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) Neither the Target nor any of its Subsidiaries expects any Tax Authority to assess any additional Tax for any period in which Tax Returns have been filed. As of the date of this Agreement, (i) there are no examinations or audits of any Tax Return currently underway, (ii) no extension or waiver of the limitation period applicable to any Tax Return is in effect, (iii) no Legal Proceeding is pending or threatened, in writing, by any Tax Authority against Target or any of its Subsidiaries in respect of any material Tax, (iv) there are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by Target or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), and (v) there are no Liens for Taxes upon any of the assets of Target or any of its Subsidiaries. Target is not required to include any adjustment in taxable income for any Tax period ending after the Closing Date as a result of any change in method of accounting. Target has not been a member of any combined, consolidated or unitary group (other than the group of which Target is currently a member) for which it is currently or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations.

(e) Neither Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither Target nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Section 1.6011-4(b) of the Treasury Regulations, including any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(g) Neither Target nor any of its Subsidiaries have received a written notice from any Governmental Entity in any jurisdiction in which Target and its Subsidiaries do not currently pay Tax claiming that either Target or any of its Subsidiaries is subject to Tax in such jurisdiction.

(h) There is no agreement between Target or any of its Subsidiaries and any employee or independent contractor of Target or any of its Subsidiaries that will give rise to any material payment that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Neither Target nor any of its Subsidiaries is a party to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, except as contemplated under principles of Section 1.1502-6 of the Treasury Regulations.

(i) Zila Limited, a United Kingdom limited corporation, is and has at all times been properly treated as a disregarded entity for federal Tax purposes, and has properly filed an IRS Form 8832 to elect to be so treated as of the date of its formation.

3.14  Employee Benefit Plans.

(a) Target has provided or made available to Parent copies of all employee benefit plans, policies, practices, Contracts, agreements, programs or other arrangements providing for compensation, bonus, change of control, severance, termination pay, pension, retirement, disability, insurance, vacation, deferred compensation, stock or stock related awards, fringe benefits, welfare benefits or other remuneration maintained or contributed to by Target or any of its Subsidiaries or under which Target or any of its Subsidiaries or any ERISA Affiliate has or may have any liability for the benefit of any current or former employee, independent contractor or director (the “Target Benefit Plans”).

(b) Each Target Benefit Plan that is intended to be qualified under Section 401(a) of the Code or any non-U.S. jurisdiction has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service or applicable Governmental Entity stating that such Target Benefit Plan is so qualified. Each Target Benefit Plan has been operated in compliance with its terms and with all applicable Laws.

(c) All contributions, premiums and other payments required to be made with respect to any Target Benefit Plan have been timely made under applicable Laws, any applicable collective bargaining agreement and the terms of such Target Benefit Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which Target or any of its Subsidiaries could reasonably be expected to be subject to any material liability under the terms of any Target Benefit Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, collective bargaining agreement or any other applicable Laws. Except as required by Laws, neither Target nor any of its Subsidiaries has any plan or commitment to amend or establish any new Target Benefit Plan or to increase any benefits under any Target Benefit Plan.

(d) There are no Legal Proceedings pending or threatened on behalf of or against any Target Benefit Plan, the assets of any trust under any Target Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Target Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of Target, any of its Subsidiaries, or, to the Knowledge of Target, any of their respective directors, officers, employees or agents has, with respect to any Target Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to Target, any of its Subsidiaries or any Target Benefit Plan or for which Target or any of its Subsidiaries has any indemnification obligation.

(f) No Target Benefit Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(g) No Target Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of Target or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(h) Each non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning after December 31, 2004 through the date hereof.

(i) Each Target Option or other similar right to acquire Target Common Stock or other equity interests of Target (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Target Option or other similar right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Target Option or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Target that is “service recipient stock” (within the meaning of applicable regulations and other guidance issued with respect to Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with GAAP in Target’s audited financial statements included in documents filed with the SEC and provided to Parent.

(j) No deduction for federal Tax purposes has been, nor is any such deduction expected by Target to be, disallowed for remuneration paid by Target or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated by this Agreement.

(k) Except as required by applicable Laws or except as otherwise expressly permitted under this Agreement, no condition or term under any relevant Target Benefit Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Target Benefit Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for accrued benefits).

(l) Except as expressly contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Merger (i) will not materially increase the benefits payable by Target under any Target Benefit Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by Target under any Target Benefit Plan.

3.15  Labor and Employment Matters.  Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any employees, nor is any such agreement presently being negotiated by Target or any of its Subsidiaries. To the Knowledge of Target, there are no union organizing activities concerning any employees of Target or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending against Target or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, domestic or foreign. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Target, threatened in writing against or involving Target or any of its Subsidiaries. During the preceding two years, Target has not effectuated a “plant closing” (as defined in Worker Adjustment and Retraining Notification Act, “WARN”) or a “mass lay-off” (as defined in WARN), in either case affecting any site of employment or facility of Target or any of its Subsidiaries, except in accordance with WARN.

3.16  Environmental Matters.  Each of Target and its Subsidiaries has complied with all applicable Environmental Laws applicable to their business or respective assets. To the Knowledge of Target, no current or prior owner of any property leased or controlled by Target or any of its Subsidiaries has received any written notice from a Governmental Entity that such current or prior owner or Target or any of its Subsidiaries is materially violating any Environmental Law. There has been no release of any hazardous materials at or from the Facilities and there are otherwise no hazardous materials present in, on or under the Facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by Target or any of its Subsidiaries that would reasonably be expected to result in a material liability to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any hazardous materials, distributed, sold or otherwise placed on the market hazardous materials or any product containing hazardous materials, arranged for the disposal, discharge, storage or release of any hazardous materials, or exposed any employee or other individual to any hazardous materials, which would reasonably be expected to result in material liability or material corrective or remedial obligation under any Environmental Laws. Neither Target nor any of its Subsidiaries have entered into any Contract that may require any of them to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or hazardous materials related activities of Target or any of its Subsidiaries or any other Person. To the Knowledge of Target, there is no fact or circumstance that could involve Target or any of its Subsidiaries in any material environmental litigation or impose upon Target or any of its Subsidiaries any material environmental liability. Target has delivered or made available to Parent all material records any of Target and its Subsidiaries have concerning their respective hazardous materials activities and all environmental audits and environmental assessments of the Facilities conducted at the request of, or otherwise in the possession of, Target or any of its Subsidiaries.

3.17  Insurance.  Target and its Subsidiaries have all material policies of insurance covering Target, its Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that, to the Knowledge of Target, is customarily carried by persons conducting business similar to that of Target and its Subsidiaries and which Target believes is adequate for the operation of its business. All such insurance policies are in full force and effect and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Since December 1, 2006, neither Target nor any of its Subsidiaries has received any written communication notifying Target or any of its Subsidiaries of any (a) cancellation or invalidation of any material insurance policy held by Target or any of its Subsidiaries

(except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by Target or any of its Subsidiaries or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by Target or any of its Subsidiaries. There is no pending claim by Target under any insurance policy held by Target or any of its Subsidiaries.

3.18  Regulatory Compliance.

(a) Each Product that is subject to the jurisdiction of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, is being developed, manufactured, stored, tested, marketed, promoted and/or distributed in compliance with all applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction.

(b) All manufacturing operations relating to any Product or conducted by, or on behalf of, Target or any of its Subsidiaries have been and are being, to the extent required by applicable Laws, conducted in compliance with the Federal Food and Drug Administration (the “FDA”) regulations for current Good Manufacturing Practice, including but not limited to 21 C.F.R. Parts 210, 211, and 820, and applicable guidance documents, as amended from time to time, and all applicable similar requirements in other jurisdictions.

(c) All pre-clinical and clinical studies relating to Products conducted by or on behalf of Target and any of its Subsidiaries have been, or are being, conducted in compliance with the requirements of the FDA’s Good Laboratory Practice regulations and FDA’s guidance on Good Clinical Practice and the conduct of clinical trials , as set forth in regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312, 812 and applicable FDA guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to Target, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. Target has not received any notice that the FDA or any state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application or Investigational Device Exemption Application sponsored by or on behalf of Target or otherwise restrict the preclinical research on or clinical study of any Products.

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for marketing authorization from the FDA or other Governmental Entity relating to Target or any of its Subsidiaries, and its respective business and Products, when submitted to the FDA or other Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been or are in the process of being submitted to the FDA or other Governmental Entity.

(e) No Product has been voluntarily recalled, suspended or discontinued by Target or any of its Subsidiaries at the request of the FDA or any other Governmental Entity, nor has Target or any of its Subsidiaries received any notice from the FDA or any other Governmental Entity that it is not in compliance with applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, including verbal notice or notice in the form of inspectional observations in a Form FDA-483, warning letter or any other writing; nor has Target or any of its Subsidiaries received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.

(f) No officer, employee or agent of Target or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Target nor any of its Subsidiaries has employed or used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar Laws in connection with a Product, and neither Target nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws.

(g) Neither Target nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted or would reasonably be expected to result in any material violation of the Federal Antikickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FDCA (21 U.S.C. §§ 301 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, and any other similar Law or guidance, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment owed by Target or any of its Subsidiaries, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the PHSA (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”). None of Target or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, Target or any of its Subsidiaries, under any Health Care Laws.

(h) Target, its Subsidiaries and their respective employees are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder and any other United States or foreign anti-corruption or anti-bribery Laws.

(i) Target and its Subsidiaries are in compliance in all respects with the U.S. export laws and regulations, including, but not limited to, the International Traffic in Arms Regulations, the FDA, if applicable, and the Export Administration Regulations, and including but not limited to compliance with all regulations, orders and licensing requirements relating to the exportation or reexportation of goods or technology to any sanctioned country. Neither Target nor its Subsidiaries have since January 1, 2005, nor are they are currently, transacting business with any Person identified as a Specifically Designated National or Blocked Person by the Office of Foreign Assets Control of the U.S. Department of Treasury or listed on either the Denied Person list or Entity List of the Bureau of Industry and Security of the U.S. Department of Commerce.

3.19  Product Warranties.  There are no material claims pending or, to the Knowledge of Target, being threatened against Target or any of its Subsidiaries with respect to any warranties provided by Target or any of its Subsidiaries with respect to any Product.

3.20  Transactions with Affiliates.  Since the date of Target’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Target pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21  State Anti-Takeover Statutes.  The board of directors of Target has taken or will take all action necessary to render Section 203 of the DGCL, and any other similar applicable state anti-takeover law or regulation, inapplicable to this Agreement, the transaction support agreements and the transactions contemplated hereby and thereby.

ARTICLE IV

Parent’s and Acquisition Sub’s Representations and Warranties

Each of Parent and Acquisition Sub jointly and severally represents and warrants to Target that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this ARTICLE IV), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV.

4.1  Due Organization and Good Standing.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction in which it is organized, and has all the corporate power and authority required to carry on its business as it is now being conducted and to own and use the properties owned and used by it. Parent owns all of the outstanding capital stock of Acquisition Sub free and clear of all Liens, other than Permitted Liens.

4.2  Authority; Binding Nature of Agreement.  Each of Parent and Acquisition Sub has all the power and authority required to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger. The board of directors of Parent and the board of directors of Acquisition Sub have authorized and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms.

4.3  Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Parent or Acquisition Sub, nor the consummation of the transactions contemplated hereunder by Parent or Acquisition Sub, does or will (a) violate or conflict with any of the provisions of the Organizational Documents of Parent or Acquisition Sub, (b) violate any Law to which Parent or Acquisition Sub is subject or (c) (i) materially conflict with, (ii) result in a material breach or default (or cause an event that with or without giving of notice or lapse of time or both would become a material breach or default) under, (iii) result in the termination of, (iv) accelerate the performance required by or (v) result in a right of termination or acceleration under any Contract to which Parent or Acquisition Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien on any of its material assets). Except as may be required by the Securities Exchange Act or the DGCL, neither Parent nor Acquisition Sub is required to give any notice to, make any filing with or obtain any authorization, consent or approval from any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4  Brokers.  Neither Parent nor Acquisition Sub has any liability or obligation to pay any brokerage, finder’s or other similar fee or commission to any broker, finder, agent or investment banker with respect to the transactions contemplated by this Agreement.

4.5  Definitive Proxy Materials.  None of the information that Parent or Acquisition Sub will supply specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6  Not an Interested Stockholder.  Neither Parent nor Acquisition Sub is nor at any time during the past three years has been an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Target or any of its Subsidiaries (other than as contemplated by this Agreement).

4.7  Funds.  Parent has, or at the Effective Time will have, available cash resources in an amount sufficient to enable Acquisition Sub to furnish the Paying Agent with the Merger Consideration pursuant to Section 2.6.

4.8  No Other Representations or Warranties.  Parent and Acquisition Sub acknowledge that: (a) except for the representations and warranties of Target set forth in ARTICLE III, Parent and Acquisition Sub are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied; (b) the representations and warranties of Target set forth in ARTICLE III constitute the sole and exclusive representations and warranties to Parent and Acquisition Sub in connection with the transactions contemplated by this Agreement; and (c) no other representation or warranty, of any kind or nature, express or implied, has been made by Target, or by any current or former officer, director, employee, shareholder, affiliate or advisor of Target; provided, however, that, notwithstanding the foregoing, nothing in this Section 4.8 shall relieve any Person of liability for fraud or intentional misrepresentation.

ARTICLE V

Covenants

The Parties agree as follows with respect to the period from and after the execution of this Agreement:

5.1  General.  Each of the Parties will use its reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE VI).

5.2  Notices and Consents.  Target will give any required notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third-party consents set forth in Section 3.4 of the Disclosure Schedule.

5.3  Press Releases.  No later than the first Business Day following execution of this Agreement, Parent and Target shall issue a joint press release announcing this Agreement and the contemplated merger, which press release shall be reasonably acceptable to both Parent and Target. Except as set forth above, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party with reasonable advance notice prior to making the disclosure).

5.4  Regulatory Matters and Stockholder Approval.  Each of the Parties will (and Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Entity in connection with the matters referred to in Section 3.4 and Section 4.3. Without limiting the generality of the foregoing:

(a) Proxy Materials Under Securities Exchange Act.  As soon as reasonably practicable following the date of this Agreement (but in no event later than 15 days after the date of this Agreement), Target will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. Target will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Target will not file the preliminary proxy statement with the SEC, or any further filings with respect thereto, without first providing Parent a reasonable opportunity to review and comment on them (which comments shall be reasonably considered by Target). Target shall, as soon as reasonably practicable, notify Parent of the receipt of any comments from the SEC with respect to the preliminary proxy statement and provide Parent with copies of any written correspondence between Target and the SEC with respect to the preliminary proxy statement. Parent will provide Target with whatever information and assistance in connection with the foregoing filings that Target may reasonably request.

(b) Special Meeting of Stockholders.  Target will call a special meeting of its stockholders (the “Special Meeting”) to be held as soon as practicable (but in no event later than August 14, 2009, assuming that the SEC provides no comments on the preliminary proxy statement, or August 28, 2009 if the SEC provides comments on the preliminary proxy statement) in order that the stockholders of Target may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the DGCL. Target will mail the Definitive Proxy Materials to its stockholders as soon as practicable. The Definitive Proxy Materials will contain the affirmative recommendation of the board of directors of Target in favor of the adoption of this

Agreement and the approval of the Merger; provided, however, that no director or officer of Target shall be required to violate any fiduciary duty or other requirement imposed by Law in connection therewith.

5.5  Operation of Business.

(a) Affirmative Covenants.  Target shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the Ordinary Course of Business in compliance in all respects with all applicable Laws, (ii) take all actions and do all things necessary, proper or advisable in order to pay all its obligations (including debts and Taxes) when due and payable, (iii) promptly notify Parent of its receipt of any notice of default or breach with respect to any Target Material Contract, including the Senior Notes, (iv) use its reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and key employees, (C) preserve its assets and properties and (D) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (v) take all actions necessary, proper or advisable to ensure the representations or warranties of Target in ARTICLE III are true and correct at all times from the date hereof through the Effective Time.

(b) Negative Covenants.  Target shall not, and shall not permit any of its Subsidiaries to, engage in any practice, take any action or enter into any transaction, in each case, outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or set forth in Schedule 5.5(b) attached hereto, Target shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of Parent):

(i) authorize or effect any change in its Organizational Documents,

(ii) grant any options, warrants or other rights to purchase or obtain any of its stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of Target Options, Target Warrants, Target Series B Convertible Preferred Stock, Senior Notes and other rights outstanding on the date hereof and in accordance with their respective terms in effect on the date hereof),

(iii) except with respect to dividends due and payable pursuant to the terms of the Target Series B Convertible Preferred Stock, declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock (except upon the conversion or exercise of Target Options, Target Warrants, Target Series B Convertible Preferred Stock, Senior Notes and other rights outstanding on the date hereof and in accordance with their respective terms in effect on the date hereof),

(iv) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business,

(v) impose any Lien, other than any Permitted Lien, upon any of its assets outside the Ordinary Course of Business,

(vi) make any capital investment in, make any loan to or acquire the securities or assets of any other Person, if doing so would be outside the Ordinary Course of Business or would involve amounts in excess of $100,000,

(vii) enter into, adopt or amend (including acceleration or vesting of) any bonus, profit sharing, compensation, severance, termination, change of control, option, restricted stock, stock appreciation right, phantom stock, performance units, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement trust, plan, fund, policy or other arrangement of Target or any of its Subsidiaries related to the compensation, benefit or welfare of any current or former director, independent contractor, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any current or former director, independent contractor, officer or employee of Target or any of its Subsidiaries or pay any bonus, remuneration, or benefit to any current or former director, independent contractor, officer or employee not required by any plan or arrangement as in effect as of the date of this Agreement,

(viii) sell, transfer, lease or license to any third party any material assets of Target or any of its Subsidiaries,

(ix) enter into any Contract outside the Ordinary Course of Business, enter into, amend or terminate any Target Material Contracts or waive, release or assign any material rights or claims under any Target Material Contracts,

(x) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP or applicable Law,

(xi) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business,

(xii) make or change any material Tax election, file any material Tax Return or any amended Tax Return unless a copy of such amended Tax Return has been delivered to Parent for review and comment a reasonable time prior to filing, settle or compromise any material Tax claim or assessment or adopt or change any Tax accounting method,

(xiii) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Schedule 5.5(b)(xiii) attached hereto,

(xiv) settle or compromise any pending or threatened Legal Proceeding, or initiate any Legal Proceeding,

(xv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Target or any of its Subsidiaries,

(xvi) take any action that would result in any of the representations or warranties of Target in ARTICLE III becoming untrue or incorrect at any time from the date hereof through the Effective Time or that would result in any of the conditions to the Closing set forth in ARTICLE VI to not be satisfied or

(xvii) commit to any of the foregoing.

5.6  Access.  Target will (and will cause each of its Subsidiaries to) permit representatives of Parent (including legal counsel, accountants and other agents) to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Target and each of its Subsidiaries.

5.7  Notice of Developments.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in ARTICLE III and ARTICLE IV. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.8  Exclusivity; Acquisition Proposals.

(a) Target shall (i) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person with respect to an Acquisition Proposal and (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements.

(b) Except as expressly permitted by Section 5.8(c), Target shall not (i) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding an Acquisition Proposal, or the making of any Acquisition Proposal or any offer constituting, or that could reasonably be expected to lead to, an Acquisition Proposal or (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, if, prior to obtaining the Requisite Stockholder Approval and following the receipt by Target of a bona fide written Acquisition Proposal from any Person (which Acquisition Proposal may not contain any condition or requirement that prevents or hinders Target from fully complying with its notification obligations in this Section 5.8(c)), Target’s board of directors determines in good faith, after consultation with its financial advisors and its outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take the actions set forth in clauses (A) and (B) of this Section 5.8(c) with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties, then Target may in response to such Acquisition Proposal (A) furnish information with respect to Target to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person) and (B) participate in discussions and negotiations regarding such Acquisition Proposal. Target shall, in each case within three Business Days after receipt thereof, advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry, and Target shall provide to Parent (within such timeframe), a copy of all written materials provided to Target in connection with any such Acquisition Proposal or inquiry.

5.9  Director and Officer Insurance and Indemnification.

(a) For a period of 60 months after the Effective Time, Surviving Corporation will provide, at its sole expense, each individual who served as a director or officer of Target at any time prior to the Effective Time (collectively, the “Covered D&O’s”) with liability insurance no less favorable in coverage and amount than the applicable insurance in effect immediately prior to the Effective Time; provided, however, in the event that the cost of liability insurance for such coverage exceeds 150% of the annual cost of such insurance in effect immediately before the Effective Time, the Surviving Corporation may reduce the coverage and amount of liability insurance only to the extent necessary so that the annual cost of liability insurance does not exceed 150% of the annual cost of the insurance in effect immediately before the Effective Time. For the avoidance of doubt, except as provided in the immediately preceding sentence of this Section 5.9(a), the Surviving Corporation shall not be permitted to reduce or limit the coverage or policy limits of such insurance.

(b) For a period of 60 months after the Effective Time, Surviving Corporation shall fulfill and honor in all respects the obligations of Target and its Subsidiaries pursuant to any indemnification provision and any exculpation provision for directors and officers set forth in the Organizational Documents of Target or any of its Subsidiaries as in effect on the date of this Agreement. During such period, the Organizational Documents of Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability for directors and officers set forth in Target’s Organizational Documents on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner (including any amendment accomplished through merger, recapitalization, consolidation or reorganization) that could adversely affect the rights of any indemnified party thereunder; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(c) If at any time Surviving Corporation is unable for any reason to fulfill its obligations set forth in this Section 5.9, Parent hereby unconditionally guarantees to fulfill the obligations of Surviving Corporation set forth in this Section 5.9.

5.10  Delisting.  Each of the Parties shall cooperate with each other to take, or cause to be taken, all actions necessary, proper or advisable to delist the Target Common Stock from The NASDAQ Capital Market and to terminate registration under the Securities Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

5.11  Tax Reserves.  Target will establish, in the Ordinary Course of Business, appropriate reserves for the payment of Taxes due and payable by Target and its Subsidiaries for the period from January 31, 2009 through the Effective Time.

5.12  Continuing Employees.  The Surviving Corporation expects to offer employment in comparable positions to all of the employees of Target (the “Continuing Employees”).

5.13  Service Credit.  The Surviving Corporation agrees to recognize service completed by the Continuing Employees while employed by Target or any Subsidiary of Target for purposes of (a) continuing eligibility for participation and vesting in the Surviving Corporation’s benefit plans, if applicable, and (b) calculating any severance or vacation accrual benefits, if any, provided by the Surviving Corporation to Continuing Employees after the Effective Time. The Surviving Corporation, under the Surviving Corporation’s benefit plans in which the Continuing Employees participate, agrees to credit the Continuing Employees with deductibles and co-payments under Target’s or any Subsidiary of Target’s welfare plans for the calendar year in which the Effective Time occurs. The Surviving Corporation’s benefit plans will not impose any pre-existing condition exclusions on Continuing Employees.

ARTICLE VI

Conditions to Obligations to Close

6.1  Conditions to Parent’s and Acquisition Sub’s Obligation.  The obligation of each of Parent and Acquisition Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, which may be waived by Parent and Acquisition Sub in writing:

(a) (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and (ii) the number of Dissenting Shares in the form of Target Common Stock shall not exceed 15% of the total number of outstanding Target Common Stock as of the record date for the Special Meeting,

(b) Target and its Subsidiaries shall have procured all of the third-party consents set forth in Section 3.4 of the Disclosure Schedule,

(c) at least 70% of the Target PIPE Warrants (measured by reference to the number of Target PIPE Warrants outstanding on the date of this Agreement) shall have been cancelled or Target shall have obtained from the holders of the Target PIPE Warrants enforceable agreements to cancel at least 70% of such warrants effective as of the Effective Time (measured by reference to the number of Target PIPE Warrants outstanding on the date of this Agreement),

(d) the representations and warranties in ARTICLE III shall have been true and correct in all respects as of the date of this Agreement,

(e) the representations and warranties in Sections 3.1 (Due Organization; Good Standing; Certificate of Incorporation and Bylaws), 3.2 (Capitalization), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) (Absence of Certain Changes), 3.8 (Brokers; Schedule of Fees and Expenses) and 3.21 (State Anti-Takeover Statutes) (collectively, the “Specified Representations”) shall be true and correct in all material respects at and as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout such sections), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Change”) shall be true and correct in all respects at and as of the Effective Time,

(f) the representations and warranties in ARTICLE III other than the Specified Representations shall be true and correct in all respects at and as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout such sections), except for any inaccuracies of representations or warranties, the circumstances giving rise to which, individually or in the aggregate, do not constitute, and would not reasonably be expected to result in, a Material Adverse Change (it being understood that, for purposes of determining the accuracy of such representations and warranties, any “Material Adverse Change” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded),

(g) Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Target shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing,

(h) (i) no Legal Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Parent to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries or (D) adversely affect the right of any of Surviving Corporation, together with its Subsidiaries, to own its assets and to operate its business, and (ii) no such injunction, judgment, order, decree, ruling or charge shall be in effect,

(i) Target shall have delivered to Parent and Acquisition Sub a certificate to the effect that each of the conditions specified in Section 6.1(a) — (h) is satisfied in all respects,

(j) Target shall have delivered to Parent and Acquisition Sub a certificate stating that Target is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code,

(k) Target shall have delivered to Parent and Acquisition Sub a certificate to the effect that the representations and warranties in Section 3.6(b) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Effective Time, together with reasonably detailed calculations supporting such certification,

(l) the Parties shall have received all authorizations, consents and approvals of any Governmental Entity referred to in Section 3.4 and Section 4.3,

(m) Parent and Acquisition Sub shall have received the resignations, effective as of Closing, of each director of Target and each director of Target’s Subsidiaries and

(n) (i) the condition set forth in Section 6.1(c) of the Note Purchase Agreement relating to Parent’s obligations to consummate the transactions contemplated thereby shall have been satisfied or waived and (ii) there shall be no outstanding material breach by the Noteholders of the Note Purchase Agreement.

6.2  Conditions to Target’s Obligation.  The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, which may be waived by Target:

(a) the representations and warranties set forth in ARTICLE IV shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Effective Time,

(b) each of Parent and Acquisition Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Parent and Acquisition Sub shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing,

(c) (i) no Legal Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and (ii) no such injunction, judgment, order, decree, ruling or charge shall be in effect,

(d) each of Parent and Acquisition Sub shall have delivered to Target a certificate to the effect that each of the conditions specified above in 6.2(a) — (c) is satisfied in all respects,

(e) this Agreement and the Merger shall have received the Requisite Stockholder Approval and

(f) the Parties shall have received all authorizations, consents and approvals of any Governmental Entity referred to in Section 3.4 and Section 4.3.

ARTICLE VII

Termination

7.1  Termination of Agreement.  Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time,

(b) Parent may terminate this Agreement by giving written notice to Target at any time prior to the Effective Time if (i) (A) there has been a breach by Target of any representation, warranty or covenant contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.1 if continuing at the Effective Time, (B) Parent or Acquisition Sub has notified Target in writing of the breach and (C) the breach has continued without cure for a period of 30 days after the written notice of breach, (ii) the Closing shall not have occurred on or before the day that is 150 days after the date hereof, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Parent or Acquisition Sub breaching any representation, warranty or covenant contained in this Agreement) or (iii) if the Note Purchase Agreement is terminated by any party thereto pursuant to the provisions thereof (except Section 8.1(b)(iii) of the Note Purchase Agreement),

(c) Target may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time if (i) Parent or Acquisition Sub has breached any representation, warranty or covenant contained in this Agreement in any material respect, Target has notified Parent and Acquisition Sub in writing of the breach and the breach has continued without cure for a period of 30 days after the written notice of breach or (ii) the Closing shall not have occurred on or before the day that is 150 days after the date hereof, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Target breaching any representation, warranty, or covenant contained in this Agreement),

(d) either Parent or Target may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting (or any adjournment, continuation or postponement thereof) in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval,

(e) Parent may terminate this Agreement if Target’s board of directors shall have (i) (A) withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by Target’s board of directors of the Merger, (B) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal, (C) approved or recommended, or allowed Target to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (I) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (II) requiring Target to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any Acquisition Proposal, (ii) taken a position contemplated by Rule 14e-2(a) of the Securities Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal or (iii) failed to include in the Definitive Proxy Materials distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger or

(f) Target may terminate this Agreement prior to obtaining the Requisite Stockholder Approval in order to enter into an agreement relating to a Superior Proposal, but only if: (i) such Superior Proposal did not result, directly or indirectly, from a breach by Target of Section 5.8 and (ii) (A) Target’s board of directors shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction constituting such Superior Proposal, the identity of the Person making such Superior Proposal and any other material terms and conditions thereof, and shall cause Target to negotiate in good faith with Parent so that Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal, and (B) Parent does not make, within five Business Days after the receipt of such notice, a binding, written and complete proposal that Target’s board of directors determines in good faith, after consultation with its legal and financial advisors, that causes the Acquisition Proposal that had constituted a Superior Proposal to no longer constitute a Superior Proposal.

7.2  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions of Section 7.3 shall survive any termination.

7.3  Fees and Expenses; Termination Fees.

(a) Fees and Expenses — General.  Except as otherwise set forth in this Section 7.3, all expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) Target Termination Fee.  Target agrees that if this Agreement is terminated:

(i) by Parent or Target pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(b)(ii), and at or before the date of termination a Person or group (as defined in Section 13(d) of the Securities Exchange Act) shall have made an Acquisition Proposal to Target or the stockholders of Target or an Acquisition Proposal shall have otherwise become publicly announced, then (A) if, within 12 months after the date of termination, Target enters into an agreement with respect to any such Acquisition Proposal, Target will pay to Parent, on the date that a definitive agreement in respect of such Acquisition Proposal is executed, the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing, and (B) if, within 12 months after the date of termination, any such Acquisition Proposal is consummated, Target will pay to Parent, on the date of the consummation of the transaction in respect of such Acquisition Proposal, the Target Termination Fee in immediately available funds, as directed by Parent in writing; provided, however, that for the purpose of this subsection, all references to “15%” in the definition of Acquisition Proposal shall be changed to “50%”,

(ii) by Parent pursuant to Section 7.1(e) or by Target pursuant to Section 7.1(f), then Target shall pay to Parent, on the date of such termination, the Target Termination Fee and the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing or

(iii) by Parent pursuant to Section 7.1(b)(i), then Target shall pay to Parent, on the date of such termination, the Target Termination Fee and the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing.

(c) Target and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. If Target shall fail to pay the Target Termination Fee or the Target Expense Reimbursement Amount when due, Target shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 7.3, together with interest from the date of termination on all amounts so owed at the Prime Rate plus 5% per annum. The Parties hereto agree and understand that in no event shall Target be required to pay the Target Termination Fee on more than one occasion and in no event shall Target be required to pay the Target Expense Reimbursement Amount on more than one occasion.

ARTICLE VIII

Miscellaneous

8.1  Survival.  None of the representations, warranties or covenants of the Parties (other than the provisions in ARTICLE II concerning payment of the Merger Consideration and the provisions in Section 5.9 concerning insurance and indemnification) will survive the Effective Time.

8.2  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person (including any employee of Target, Surviving Corporation or any Subsidiary of Target or Surviving Corporation with respect to Sections 5.12 and 5.13 of this Agreement or any other provision of this Agreement) other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in

ARTICLE II concerning payment of the Merger Consideration are intended for the benefit of Target Stockholders and (b) the provisions in Section 5.9 concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

8.3  Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, to the extent they relate in any way to the subject matter hereof.

8.4  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that Parent and Acquisition Sub may, before the Requisite Stockholder Approval, assign all or any part of their respective rights and obligations hereunder (provided that any assignment by Parent shall not relieve it of its obligations under Section 5.9(c)) to (a) any direct or indirect wholly owned Subsidiary of Parent or (b) to a lender as collateral, in each case after providing written notice thereof to Target before such assignment.

8.5  Counterparts.  This Agreement may be executed in one or more counterparts, (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6  Notices.  All notices, requests, demands, claims and other communications under this Agreement shall be in writing. A notice, request, demand, claim or other communication under this Agreement shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or Acquisition Sub:

TOLMAR, Inc.
701 Centre Avenue
Fort Collins, CO 80526
Attn: Michael Duncan
Fax: (970) 494-0241

with a copy (which shall not constitute valid delivery to Parent or Acquisition Sub) to:

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attn: Paul G. Thompson, Esq.
Fax: (303) 866-0200

If to Target:

Zila, Inc.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona 85254
Attn: Gary Klinefelter
Fax: (602) 200-3249

with a copy (which shall not constitute valid delivery to Target) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004-2202
Fax: (602) 382-6381
Attn: Michael M. Donahey, Esq.

A Party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth.

8.7  Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to a choice or conflict of law provision or rule (whether of the State of Delaware or another jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Delaware.

(b) Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 8.6. Each Party hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

8.8  Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval of this Agreement will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

8.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10  Specific Performance.  Each of the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that the Parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

The Parties have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

TOLMAR Holding, Inc., a
  Delaware corporation

By:	/s/ Patricio Rodriguez
Name:     Patricio Rodriguez

Title:	Secretary

ACQUISITION SUB:

Project Z Acquisition Sub, Inc., a
  Delaware corporation

By:	/s/ Patricio Rodriguez
Name:     Patricio Rodriguez

Title:	Secretary

TARGET:

Zila, Inc., a
  Delaware corporation

By:	/s/ David R. Bethune
Name:     David R. Bethune

Title:	Chairman & CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
MERGING
PROJECT Z ACQUISITION SUB, INC.
A DELAWARE CORPORATION
WITH AND INTO
ZILA, INC.
A DELAWARE CORPORATION

Pursuant to Title 8, Section 251(c) of the
Delaware General Corporation Law

Zila, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:  Each of the constituent corporations, the Company and Project Z Acquisition Sub, Inc., a Delaware corporation (“Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND:  An Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 25, 2009, among the Company, TOLMAR Holding, Inc., a Delaware corporation, and Sub, setting forth the terms and conditions of the merger of Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD:  The name of the surviving corporation in the Merger (the ‘‘Surviving Corporation”) shall be Zila, Inc.

FOURTH:  The certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be the certificate of incorporation of the Surviving Corporation.

FIFTH:  An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Zila, Inc.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona 85254

SIXTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:  The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be signed by an authorized officer as of          , 2009.

SURVIVING CORPORATION:
Zila, Inc.

By:
Name:
Title:

EXHIBIT B

FORM OF BYLAWS

SECOND AMENDED AND RESTATED BYLAWS
OF
ZILA, INC.
(as of          , 2009)

ARTICLE IX

Offices

9.1  Delaware Office.  The registered office of Zila, Inc. (the ‘‘Corporation”) required by the Delaware General Corporation Law (the ‘‘DGCL”) to be maintained in Delaware shall be as set forth in the Certificate of Incorporation of the Corporation (as amended, modified and supplemented, the “Certificate of Incorporation”), unless changed as provided by applicable law.

9.2  Other Offices.  The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by applicable law, in such other place or places, either inside or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE X

Meetings of Stockholders

10.1  Place of Meetings.  Each meeting of the stockholders of the Corporation shall be held at such place, either inside or outside the State of Delaware, as may be designated in the notice of such meeting, or, if no place is designated in such notice, at the principal office of the Corporation. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communications in accordance with the DGCL.

10.2  Annual Meetings.  An annual meeting of the stockholders of the Corporation shall be held on such date, at such place, if any, and at such time as may be determined by the Board, for the purpose of electing directors and for the transaction of such other business as may properly come before such meeting.

10.3  Special Meetings.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by applicable law or the Certificate of Incorporation, may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors of the Corporation then in office or by the request of the Chair of the Board, the Chief Executive Officer or the President. Such resolution or request shall state the purpose or purposes of such proposed meeting. Business transacted at any special meetings of the stockholders shall be limited to the purpose or purposes stated in the notice of the special meeting. If a special meeting is properly requested by other than the Board, the Board shall determine the time and place of such special meeting, which shall be held not less than 35 days nor more than 120 days after the dated of the receipt of the request.

10.4  Notice of Meetings.

(a) Except as otherwise required herein, by the Certificate of Incorporation or by applicable law, whenever stockholders are required or permitted to take any action at a meeting, the Corporation shall give notice of the meeting stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice of a meeting shall be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.

(b) Notice to stockholders may be given by writing in paper form or, if the stockholder has consented thereto, by electronic transmission. Notice in paper form shall be deemed given to a stockholder, if personally delivered, when delivered to the stockholder, and, if mailed, when deposited in the United States mail, postage prepaid, addressed to such stockholder at such stockholder’s address as it appears in the records of the Corporation. Notice by electronic transmission shall be deemed given to a stockholder when given in accordance with applicable law. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that a notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of the stockholders need not be given to any stockholder if waived by such stockholder in accordance with these Bylaws.

(d) When a meeting of the stockholders of the Corporation is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record of the Corporation entitled to vote at the meeting in accordance with the foregoing provisions of this Section.

10.5  Quorum.  Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders of the Corporation, the presence, in person or represented by proxy, of the holders of shares having a majority of the aggregate voting power of the issued and outstanding capital stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, where a separate vote by a class or classes or series is required for a particular matter to be voted upon at a meeting of the stockholders, the presence, in person or represented by proxy, of the holders of shares having a majority of the aggregate voting power of the issued and outstanding shares of the class or classes or series shall constitute a quorum entitled to take action with respect to the vote on that particular matter. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

10.6  Adjournments.  At any meeting of stockholders or any adjournment thereof, the chairperson of the meeting, the Chief Executive Officer, the President or holders of shares having a majority of the voting power of the capital stock present or represented by proxy at the meeting may adjourn the meeting from time to time. Any business that might have been transacted at the original meeting of the stockholders may be transacted at the adjourned meeting; provided, that, the Board may, in its sole discretion, fix a new record date for the adjourned meeting.

10.7  Voting.  Except as otherwise provided by law or by the Certificate of Incorporation, at each meeting of stockholders each holder of shares of capital stock of the Corporation shall be entitled to one vote for each share of stock having voting power and registered in such holder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting. Except as otherwise provided in these Bylaws, the Certificate of Incorporation, applicable law or any other rule or regulation applicable to the Corporation or its stock, (a) directors (up to the number of directors to be elected) shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors and (b) all other corporate action to be taken by the stockholders shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of the stockholders (or, where a separate vote by class or series is required, by a majority in voting power of the shares of such class or series present in person or represented by proxy at a meeting of the stockholders). At any meeting of stockholders, each stockholder entitled to vote may vote in person or by proxy authorized in accordance with applicable law. Unless otherwise provided by the Certificate of Incorporation, voting need not be by ballot.

10.8  Inspectors.  Voting at meetings of stockholders need not be conducted by an inspector unless the Board or holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.

10.9  Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares that are registered in such stockholder’s name, shall be maintained by the Corporation and open to the examination of any such stockholder, for any purpose germane to the meeting for at least 10 days prior to the meeting, (i) during ordinary business hours at the principal place of business of the Corporation or (ii) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. If the meeting is to be held at a place, the stock list also shall be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonable accessible network and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

10.10  Organization.  Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

10.11  Stockholder Action Without a Meeting.

(a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the above paragraph.

(c) Any electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed, and dated for the purposes of these Bylaws, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that such electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission, except that delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Any consent by means of electronic transmission shall be deemed to have been signed on the date on which such electronic transmission was transmitted. No consent given by electronic transmission shall be deemed to have been delivered until receipt by the Corporation at its principal place of business or by an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of stockholders are recorded. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of stockholders are recorded if, to the extent, and in the manner provided by resolution of the Board.

(d) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by other electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of other electronic transmission).

ARTICLE XI

Directors

11.1  Powers.  The Board shall have and may exercise all powers of the Corporation, except as are by applicable law, by the Certificate of Incorporation or by these Bylaws conferred upon or reserved to the holders of any class or classes or series thereof of capital stock of the Corporation.

11.2  Number.  The number of directors constituting the entire Board shall be fixed exclusively by the Board of Directors from time to time.

11.3  Qualifications.  Directors shall be natural persons that are at least 18 years of age. Directors are not required to be stockholders.

11.4  Place of Meetings.  Meetings of the Board shall be held at the Corporation’s office in the State of Delaware or at such other places, inside or outside such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.

11.5  Regular Meetings.  Regular meetings of the Board shall be held from time to time as shall be determined by the Board, such determination to constitute the only notice of regular meetings to which any director shall be entitled. In the absence of such a determination, such meetings shall be held upon notice in accordance with Section 3.7.

11.6  Special Meetings.  Special meetings of the Board may be called by a majority of the directors then in office or by the Chair of the Board, if any, or in lieu thereof, the President, upon notice in accordance with Section 3.7.

11.7  Notice of Meetings.  Notice of any regular (if required) and each special meeting of the Board stating the time, place and purposes thereof, may be given verbally in person, verbally by telephone (including by leaving verbal notice on a message or recording device) or in writing personally, by mail, by facsimile transmission, by electronic mail or by other form of electronic transmission pursuant to which the director has consented or agreed to receive notice. Notice shall be provided (a) if mailed, not less than three calendar days prior to the meeting, addressed to such director at his or her residence or usual place of business, or (b) if verbally, by courier, by facsimile or other electronic transmission or other similar method, at least 24 hours before the meeting.

11.8  Waiver of Notice.  Notice of any meeting of the Board, or any committee thereof, need not be given to any member if waived by him or her in writing as provided in these Bylaws, or if he or she signs the minutes or attends the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting.

11.9  Quorum and Voting.  At all meetings of the Board and of any committee thereof, a majority of the members of the Board or of such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board or a committee thereof at which a quorum is present shall be the act of the Board or such committee, unless by express provision of applicable law, the Certificate of Incorporation or these Bylaws (or with respect to any committee, pursuant to a resolution adopted by the Board), a different vote is required, in which case the express provision shall govern and control. In the absence of a quorum, a majority of the members of the Board or of such committee present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

11.10  Manner of Acting.  Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings, or the transmission or transmissions, are filed with the minutes of the proceedings of the Board or such committee. Members of the Board or any committee thereof may participate in any meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

11.11  Committees.

(a) The Board may by resolution or resolutions designate one or more committees, each committee to consist of one or more directors, which to the extent provided in such resolution or resolutions shall have and may exercise, to the extent permitted by applicable law, such powers as the Board may delegate to them in the respective resolutions appointing them. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee.

(b) Except as otherwise determined by resolution of the Board or as provided in these Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings, and shall meet as provided by such rules or by resolution of the Board. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 3.7 with respect to notices of meetings of the Board.

(c) Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

(d) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board at any meeting thereof. Any vacancy in any committee shall be filled by the Board in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

11.12  Resignation.  Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Any such notice provided to the Board, the Chair of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

11.13  Removal.  Except as otherwise provided in the Certificate of Incorporation, any or all of the directors of the Corporation may be removed from the Board, with or without cause, upon the affirmative vote of holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote.

11.14  Vacancies.  Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resigns from the Board, effective at a future date, a majority of directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

11.15  Compensation of Directors.  The Board may provide for the payment to any of the directors of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; provided, however, that nothing contained in these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

ARTICLE XII

Officers

12.1  Number.  The officers of the Corporation shall consist of a Chair of the Board, a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Board also may elect such other officers as the Board may from time to time deem appropriate or necessary, including a Chief Operating Officer, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board), one or more Assistant Treasurers, one or more Assistant Secretaries and a Controller.

12.2  Election, Term and Qualification.  Except as otherwise provided by this Article IV, officers of the Corporation shall be elected and qualified from time to time by the Board. Each officer shall hold office until his or her successor is elected and qualified by the Board or until his or her earlier death, retirement, resignation or removal. Any number of offices may be held by the same person.

12.3  Resignation.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation; provided, however, that notice to the Board, Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

12.4  Removal.  Any officer may be removed at any time, with or without cause, by the Board.

12.5  Vacancies.  Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

12.6  Delegation of Authority.  To the fullest extent permitted by applicable law, the Chair of the Board or the Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

12.7  Chair of the Board.  The Chair of the Board shall be a director and shall preside at all meetings of the stockholders and directors or may designate another director to so preside.

12.8  Chief Executive Officer.  The Chief Executive Officer shall supervise the daily operations of the business of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, he or she shall perform all duties and have all powers as are commonly incident to the office of Chief Executive Officer or that are from time to time delegated to him or her by the Board or the Chair of the Board. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

12.9  President.  The President, if any, shall, subject to the direction and supervision of the Board, perform all duties and have all powers as are commonly incident to the office of President or that are from time to time delegated to him or her by the Board, the Chair of the Board or the Chief Executive Officer. At the request of the Chief Executive Officer or in his or her absence or inability or refusal to act, the President of the Corporation shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer.

12.10  Chief Financial Officer.  The Chief Financial Officer shall (a) be the principal financial officer of the Corporation, (b) upon request of the Board, make such reports to it as may be required at any time and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Chief Financial Officer or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President. Assistant Treasurers, if any, shall have such powers and perform such duties as may from time to time be delegated to them by the Board or the Chief Financial Officer. At the request of the Chief Financial Officer or in his or her absence or inability or refusal to act, the Assistant Treasurer shall perform the duties of the Chief Financial Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Financial Officer.

12.11  Vice President.  Each Vice President (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board) shall have such powers and duties as may be delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President.

12.12  Secretary.  The Secretary shall (a) issue all authorized notices for, and shall attend and keep minutes of all meetings of the stockholders and the Board, (b) have charge of the corporate books and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Secretary or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President. Assistant Secretaries, if any, shall have such powers and perform such duties as may from time to time be delegated to them by the Board or the Secretary. At the request of the Secretary or in his or her absence or inability or refusal to act, the Assistant Secretary designated by the Board or the Secretary shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Secretary.

12.13  Controller.  The Controller, if any, shall (a) be the principal accounting officer of the Corporation, (b) have direct responsibility for and supervision of the accounting records of the Corporation, and see that adequate examination thereof are currently and regularly made, and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Controller or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer, the President or the Chief Financial Officer.

12.14  Bonds of Officers.  If required by the Board or the Chair of the Board, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board or the Chair of the Board may require.

ARTICLE XIII

Capital Stock

13.1  Certificates.  Shares of stock of the Corporation shall be represented by certificates, unless the Board provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the Corporation’s capital stock shall be uncertificated, in which case the shares of such class or classes, or series thereof, shall be uncertificated. Each holder of stock represented by a certificate shall be entitled to a certificate signed by, or in the name of the Corporation by, either the Chair of the Board, the President or a Vice President, and by either the Secretary, an Assistant Secretary, the Chief Financial Officer or an Assistant Treasurer, bearing the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issuance.

13.2  Transfers.  Where shares of stock are represented by a certificate, transfers of shares shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation, and where shares of stock are uncertificated, such shares may be transferred in accordance with applicable law.

13.3  Lost, Stolen or Destroyed Certificates.  Any person claiming a certificate of stock to be lost, stolen or destroyed shall, at the request of the Corporation, make an affidavit or an affirmation of such loss, theft or destruction, and shall, at the request of the Corporation, give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate may be issued in its place.

13.4  Registered Stockholders.  The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the DGCL.

13.5  Fractional Shares.  The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (a) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (b) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (c) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.

13.6  Additional Powers of Board.  The issue, transfer, conversion and registration of certificates of stock or uncertificated shares shall be governed by such other rules and regulations as the Board may establish. The Board may appoint and remove transfer agents and registrars of transfer, and may require all stock certificates to bear the signature of any such transfer agents or registrars of transfer.

ARTICLE XIV

Indemnification of Directors and Officers

14.1  General.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

14.2  Derivative Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

14.3  Indemnification in Certain Cases.  To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

14.4  Procedure.  Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 6.1 and 6.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

14.5  Advances for-Expenses.  Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation, to the extent permitted by law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

14.6  Rights Not-Exclusive.  The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

14.7  Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

14.8  Definition of Corporation.  For the purposes of this Article VI, references to “the Corporation” include all constituent corporations absorbed in consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

14.9  Other Definitions.  For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

14.10  Continuation of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. No amendment to or repeal of this Article VI shall apply to or have any effect on, the rights of any director, officer, employee or agent under this Article VI which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.

14.11  Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE XV

Amendments

To the extent permitted by the Certificate of Incorporation, the Board may from time to time alter, amend, supplement or repeal these Bylaws. In addition to and not in limitation of the foregoing, these Bylaws may be altered, amended, supplemented or repealed at any meeting of stockholders or by written consent of the stockholders as provided in these Bylaws, provided that any such alteration, amendment, supplement or repeal proposed to be acted upon at any such meeting or by written consent shall have been described or referred to in the notice of such meeting or in the written consent.

ARTICLE XVI

Miscellaneous

16.1  Waivers of Notice.  Whenever notice is required to be given by applicable law, the Certificate of Incorporation or these Bylaws to any stockholder, director, officer, employee or agent, a waiver in writing, signed by the person entitled to the notice, or a waiver by electronic transmission by the person entitled to the notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required. Neither the business nor the purpose of any meeting need be specified in such a waiver. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder, director, officer, employee or agent, as applicable. Attendance of a person at a meeting, whether such attendance is in person, by remote communication or by proxy, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

16.2  Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and shall not be more than 60 nor less than 10 days before the date of the meeting. If no record date is fixed by the Board, the record date shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporation action in writing without a meeting, if no prior action by the Board is required by applicable law, the Certificate of Incorporation or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in these Bylaws. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and shall not be more than 60 days prior to the date of the action. If no record date is fixed by the Board, the record date shall be shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

16.3  Books and Records.  Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the provisions of the DGCL.

16.4  Action with Respect to Securities of Other Entities.  Unless otherwise directed by the Board, the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or other equityholders of or with respect to any action of stockholders or other equityholders of any other corporation or other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation or other entity.

16.5  Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, signatures by facsimile or other electronic transmission of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

16.6  Corporate Seal.  The Corporation shall have no corporate seal.

16.7  Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

16.8  Fiscal Year.  The fiscal year of the Corporation shall end on December 31 of each year, or shall be as otherwise fixed by the Board.

16.9  Time Periods.  In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

16.10  Inconsistent Provisions.  If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

[END OF BYLAWS]

ANNEX B

June 10, 2009

Board of Directors
Zila, Inc.
16430 N. Scottsdale Road, Suite 450
Scottsdale, AZ 85254

Ladies and Gentlemen:

Columbia West Capital (CWC) has been requested by Zila, Inc. management to provide its opinion as to the fairness, from a financial point of view, of the consideration offered by Tolmar Holding, Inc. as parent and Project Z Acquisition Sub, Inc. as acquisition sub, for all of the outstanding stock of Zila, Inc. pursuant to an Agreement and Plan of Merger Among Tolmar Holding, Inc. as Parent, Project Z Acquisition Sub, Inc. as Acquisition Sub, and Zila, Inc. as Target, dated as of June   , 2009.

Under the Agreement, the Acquisition Sub will merge into Zila, Inc. (“Zila”) and the shareholders of Zila will then receive the right to receive, $.28 per share for their outstanding Zila common stock and $.32 per share for their outstanding Zila preferred stock.

In arriving at the opinion set forth below, CWC has completed the following tasks:

1. Reviewed the financial statements of Zila for several years ended July 31, 2008 as well as those monthly statements up to April 30, 2009 and various closing documents, accounting and other related records.

2. Reviewed certain information, including financial forecasts, relating to the business, earnings and cash flows and assets of Zila’s business, as furnished to us by the company.

3. Conducted numerous discussions with members of the management of Zila concerning its business and prospects.

4. Compared the results of operations of Zila’s business with those of certain other companies which we deemed relevant.

5. Conducted a review of the financial condition of Zila with respect to its liquidity and capital position as of the closing date.

6. Compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions which we deemed relevant as further described in our attached analysis.

7. Reviewed the Agreement and Plan of Merger.

8. Performed such other analyses and reviewed and analyzed such other information as CWC deemed relevant.

In rendering this opinion, CWC did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Zila, or the publicly available information regarding other companies.

14646 N. Kierland Blvd., Suite 238, Scottsdale, Arizona 85254
Phone: (480) 664-3949 Fax: (480) 664-3952

B-1

CWC has assumed that all such financial and other information is accurate and complete, CWC has further relied on the assurances of Zila management that they are not aware of any facts that would make such financial or other information inaccurate, incomplete or misleading. With respect to forecasts and financial projections of Zila provided by management, CWC has assumed, for the purpose of this opinion, that the forecasts have been reasonably prepared and reflect the best available estimates and judgments of management at the time of their preparation as to the future performance of Zila. CWC has further assumed based on representations by Zila management that any material liabilities (contingent or otherwise, known or unknown) of Zila are as set forth in the financial statements.

We have not been engaged to make, nor have we made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zila, nor have we been furnished with any such evaluation or appraisals, nor have we evaluated the terms of the various agreements and documents related to the transaction, and therefore offer no opinion as to their fairness, completeness or adequacy. Our opinion is based upon regulatory, economic, market and monetary conditions existing as of the date hereof.

This opinion has been prepared for your information in connection with the Agreement and Plan of Merger and shall not be reproduced, summarized, described or referred to or provided to any person or otherwise made public without the prior consent of Columbia West Capital.

On the basis of, and subject to the foregoing, we are of the opinion that the consideration to be paid by Tolmar Holdings, Inc. is fair from a financial point of view.

Very truly yours,

Columbia West Capital, LLC

14646 N. Kierland Blvd., Suite 238, Scottsdale, Arizona 85254
Phone: (480) 664-3949 Fax: (480) 664-3952

B-2

ANNEX C

SECTION 262 OF
THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:30 p.m., Central Standard Time, on August 20, 2009.
Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com/ZILA

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United Stated, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A) Proposals – The Board of Directors recommends a vote FOR Proposal No. 1 and Proposal No. 2.

   1. Adoption of the Agreement and Plan of Merger, dated June 25, 2009, by and among Zila, Inc., TOLMAR Holding, Inc. and Project Z Acquisition Sub, Inc. and the approval of the transactions contemplated by the Agreement and Plan of Merger, including the merger of Zila, Inc. with and into Project Z Acquisition Sub, Inc.
For ☐	Against ☐	Abstain ☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting of stockholders or any adjournment(s) or postponement(s) of the special meeting.

   2. Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the Merger.
For ☐	Against ☐	Abstain ☐
B) Non-Voting Items
Change of Address – Please print your new address below.

C) Authorized Signatures –This section must be completed for your vote to be counted. – Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – ZILA, INC.

Notice of Special Meeting of Stockholders
The undersigned hereby appoints David R. Bethune and George J. Vuturo, and each of them, proxy for the undersigned, with power of substitution to vote all the shares of common stock of Zila, Inc. held of record by the undersigned on July 2, 2009 at the special meeting of stockholders to be held at the Hampton Inn & Suites, 16620 North Scottsdale Road, Scottsdale, Arizona 85254, on Friday, August 21, 2009, at 8:00 a.m. Arizona time and at any adjournment thereof, upon the matters designated below and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.
(Please date and sign on the reverse side)